SCHEDULE 14A INFORMATION
                          Proxy Statement Pursuant to
              Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       DR PEPPER/SEVEN-UP COMPANIES, INC.
    (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER AND PERSON FILING PROXY
                                   STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party of the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share

       2) Aggregate number of securities to which transaction applies: 795,526 (outstanding shares of Common Stock on March 17, 1995 not owned by Cadbury Schweppes plc or its subsidiaries)

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $33 per unit

       4) Proposed maximum aggregate value of transaction: $26,252,358

       5) Total fee paid: Fee of $5,330.67 paid by wire transfer on March 16, 1995 to the designated lockbox depositary maintained by the Commission at Mellon Bank.

[x] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                       DR PEPPER/SEVEN-UP COMPANIES, INC.
                                 April 28, 1995

Dear Dr Pepper/Seven-Up Companies, Inc. Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Dr Pepper/Seven-Up Companies, Inc. (the "Company") to be held on June 5, 1995, at 2:00 p.m., local time, at the Company's offices at 8144 Walnut Hill Lane, Dallas, Texas. At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 25, 1995 (the "Merger Agreement"), among Cadbury Schweppes plc ("Parent"), DP/SU Acquisition Inc., an indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company. If the Merger Agreement is not approved and adopted by the requisite affirmative votes described below, you will also be asked to vote upon the election of a Class III Director of the Company.

    Upon the terms and subject to the conditions of the Merger Agreement, a wholly owned subsidiary of Purchaser will be merged with and into the Company (the "Merger"), and each share of the Common Stock ("Common Stock") of the Company (other than shares held (i) in the treasury of the Company or owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or the Company or (ii) by holders who have effectively exercised their appraisal rights with respect to such shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $33 per share in cash, without interest.

    The Merger is the second and final step in the acquisition of the Company pursuant to the Merger Agreement. The first step was a tender offer (the "Offer") by Purchaser pursuant to which Purchaser acquired 45,387,180 shares of Common Stock and the associated preferred stock purchase rights (such rights, together with the Common Stock, the "Shares") for $33 per share in cash. As a result of the completion of the Offer and the purchase of Shares pursuant thereto and prior purchases of Shares, Purchaser and other subsidiaries of Parent own 61,007,926 Shares (representing approximately 98.7% of the issued and outstanding Shares).

    Under Section 251 of the DGCL ("Section 251"), the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. In addition, because Parent and Purchaser are considered to be "interested stockholders" of the Company for purposes of Section 203 of the DGCL ("Section 203"), the Merger Agreement must also be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding Shares that are not owned by Parent or Purchaser or any of their affiliates or associates.

    Purchaser and other subsidiaries of Parent own sufficient Shares to assure that the affirmative vote required under Section 251 is obtained. Parent and Purchaser have agreed in the Merger Agreement to vote all Shares beneficially owned by them in favor of the Merger Agreement. However, under Section 203, the Merger Agreement will NOT be approved and adopted unless the holders of at least two-thirds of the outstanding Shares that are not owned by Parent or Purchaser or any of their affiliates or associates vote FOR approval and adoption of the Merger Agreement.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF COMMON STOCK OF THE COMPANY (OTHER THAN PARENT AND ITS SUBSIDIARIES), AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the opinions of BT Securities Corporation and Donaldson Lufkin & Jenrette Securities Corporation, the financial advisors to the Company, that the consideration to be received by holders of shares of Common Stock (other than Parent and its subsidiaries) pursuant to the Merger Agreement is fair from a financial point of view to such holders. Please read the enclosed material carefully.

    YOUR VOTE IS IMPORTANT. A FAILURE TO SIGN AND RETURN YOUR PROXY IS THE EQUIVALENT OF A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IF THE MERGER IS NOT APPROVED AND ADOPTED AT THE ANNUAL MEETING BY THE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES THAT ARE NOT OWNED BY PARENT OR PURCHASER OR ANY OF THEIR AFFILIATES OR ASSOCIATES, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL OCCUR BEFORE AUGUST 20, 1996, THE DATE ON WHICH PARENT AND PURCHASER WILL NO LONGER BE CONSIDERED "INTERESTED STOCKHOLDERS" OF THE COMPANY FOR PURPOSES OF SECTION 203. From August 20, 1996, Parent and Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement without the affirmative vote of any other stockholder.

    Whether or not you are able to attend the Annual Meeting, please complete, sign and return the enclosed proxy card as soon as possible. A postage-paid envelope is enclosed for your convenience. If you attend the Annual Meeting, you may revoke your proxy and, if you wish, vote your Shares in person.

    PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES AT THIS TIME. If the Merger becomes effective, you will be advised of the procedure for surrendering your certificates in exchange for the $33 per share of Common Stock cash consideration.

    If the Merger Agreement is not approved and adopted by the requisite affirmative votes under Sections 251 and 203, you will also be asked to vote upon the election of a Class III Director.

                                          Sincerely,

                                          /s/ Nelson A. Bangs
                                          Nelson A. Bangs
                                          Secretary

                       DR PEPPER/SEVEN-UP COMPANIES, INC.
                             8144 WALNUT HILL LANE
                            DALLAS, TEXAS 75231-4372

        Notice of Annual Meeting of Stockholders to be held June 5, 1995

To the Holders of Common Stock of
  Dr Pepper/Seven-Up Companies, Inc.:

    The Annual Meeting of Stockholders of Dr Pepper/Seven-Up Companies, Inc. (the "Company") will be held on June 5, 1995, at 2:00 p.m., local time, at the Company's offices at 8144 Walnut Hill Lane, Dallas, Texas, for the following purposes:

        (i) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 25, 1995 (the "Merger Agreement"), among Cadbury Schweppes plc ("Parent"), DP/SU Acquisition Inc., an indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company, pursuant to which:

           (a) a wholly owned subsidiary of Purchaser will be merged with and into the Company (the "Merger"), with the Company to continue as the surviving corporation, all of the common stock of which is to be owned directly or indirectly by Parent; and

           (b) each share of the Common Stock, $.01 par value per share ("Common Stock"), of the Company (other than shares held (i) in the treasury of the Company or owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or the Company or (ii) by holders who have effectively exercised their appraisal rights with respect to such shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) will be cancelled, extinguished and converted into the right to receive $33 per share in cash, without interest;

        (ii) If the Merger Agreement is not approved and adopted, to elect one Class III director to a term expiring in 1998; and

        (iii) To transact such other business as may properly come before the Annual Meeting, including any and all adjournments and postponements thereof.

    A conformed copy of the Merger Agreement appears as Annex A to, and is described in, the accompanying Proxy Statement.

    Stockholders who do not wish to accept the $33 per share cash payment in the Merger and who comply with the requirements of Section 262 of the DGCL ("Section 262") have the right to seek an appraisal by the Delaware Court of Chancery of the fair value of their shares. For a description of the rights of stockholders pursuant to such Section 262 and a description of the procedures to be followed in order to obtain such an appraisal, see "Appraisal Rights of Dissenting Stockholders", in the accompanying Proxy Statement. A copy of the text of
Section 262 appears as Annex B thereto.

    As a result of the completion of a tender offer and the purchase of shares of Common Stock pursuant thereto and the prior purchases of shares of Common Stock, Purchaser and other subsidiaries of Parent own 61,007,926 shares of Common Stock (constituting approximately 98.7% of the outstanding shares of Common Stock). As required by the Merger Agreement, Parent and Purchaser will cause all shares of Common Stock beneficially owned by them to be voted in favor of the approval and adoption of the Merger Agreement.

    Under Section 251 of the DGCL ("Section 251"), the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. In addition, because Parent and Purchaser are considered to be "interested stockholders" of the Company for purposes of Section 203 of the DGCL ("Section 203"), the Merger Agreement must be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of

Common Stock that are not owned by Parent or Purchaser or any of their affiliates or associates. Purchaser and other subsidiaries of Parent own sufficient shares of COMMON STOCK TO ASSURE THAT THE AFFIRMATIVE VOTE REQUIRED UNDER SECTION 251 IS OBTAINED. HOWEVER, UNDER SECTION 203, THE MERGER AGREEMENT WILL NOT BE APPROVED AND ADOPTED UNLESS THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK THAT ARE NOT OWNED BY PARENT OR PURCHASER OR ANY OF THEIR AFFILIATES OR ASSOCIATES VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    A list of the stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder of the Company for a period of ten days prior to the date of the Annual Meeting at the Company's offices at 8144 Walnut Hill Lane, Dallas, Texas.

    Only holders of Common Stock of record at the close of business on May 3, 1995 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ Nelson A. Bangs
                                          Nelson A. Bangs
                                          Secretary

April 28, 1995

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT
                             ----------------------
                             YOUR VOTE IS IMPORTANT
                             ----------------------

                    THE MERGER AGREEMENT MUST BE APPROVED AND
                ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF
             AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON
               STOCK THAT ARE NOT OWNED BY PARENT OR PURCHASER OR
             ANY OF THEIR AFFILIATES OR ASSOCIATES. FAILURE TO SIGN
                AND RETURN YOUR PROXY IS THE EQUIVALENT OF A VOTE
                      AGAINST APPROVAL AND ADOPTION OF THE
                   MERGER AGREEMENT WHICH HAS BEEN RECOMMENDED
                    BY THE BOARD OF DIRECTORS OF THE COMPANY.

      To ensure that your interest will be represented at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please complete, date, sign, and mail your proxy promptly in the enclosed postage-paid envelope. Stockholders who attend the Annual Meeting in person may revoke their proxies and vote in person if they desire.

                       DR PEPPER/SEVEN-UP COMPANIES, INC.
                             8144 WALNUT HILL LANE
                            DALLAS, TEXAS 75231-4372
                             ----------------------
                                PROXY STATEMENT
                             ----------------------
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 1995
                             ----------------------

    This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the outstanding shares of the Common Stock, $.01 par value per share ("Common Stock"), of the Company for use at the Annual Meeting of Stockholders to be held on June 5, 1995, at 2:00 p.m., local time, at the Company's offices at 8144 Walnut Hill Lane, Dallas, Texas, and at any adjournments or postponements thereof (the "Annual Meeting").

    At the Annual Meeting, stockholders will be asked to approve and adopt the following: (i) the Agreement and Plan of Merger, dated as of January 25, 1995 (the "Merger Agreement"), among Cadbury Schweppes plc, a company organized under the laws of England ("Parent"), DP/SU Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company and (ii) if the Merger Agreement is not approved and adopted, the election of one Class III Director to a term expiring in 1998. The Merger Agreement provides for the merger (the "Merger") of a wholly owned subsidiary of Purchaser with and into the Company, with the Company to be the surviving corporation (the "Surviving Corporation") in the Merger. As a result of the Merger, the Company will become a wholly owned indirect subsidiary of Parent.

    This Proxy Statement, the enclosed Notice of Annual Meeting and the enclosed form of proxy are first being sent or given to stockholders of the Company on or about May 3, 1995.

                              -------------------

              The date of this Proxy Statement is April 28, 1995.

    No person is authorized to give any information or to make any representation not contained in this Proxy Statement or in the documents incorporated herein by reference in connection with the solicitation made hereby and, if given or made, such information or representations should not be relied upon as having been authorized by the Company. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that the information contained herein or in any document incorporated herein by reference, is correct as of any time subsequent to the date hereof or the date of such document, as the case may be, or that there has been no change in the affairs of the Company since the date hereof or the date of such document, as the case may be. This Proxy Statement does not constitute the solicitation of a proxy from any person in any jurisdiction in which it is unlawful to make such proxy solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

    The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is quoted on the New York Stock Exchange (the "NYSE"), and certain of the Company's reports and other information may be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                               TABLE OF CONTENTS

SUMMARY OF PROXY STATEMENT............................................................     i
    The Annual Meeting; Time, Date and Place..........................................     i
    Parties to the Merger Agreement...................................................     i
    The Merger........................................................................     i
    Vote Required; Record Date........................................................    ii
    Recommendation of the Board of Directors..........................................    ii
    Opinions of Financial Advisors....................................................   iii
    Effective Time of the Merger; Payment for Shares of Common Stock..................   iii
    Conditions to Consummation of the Merger, Termination; Expenses...................   iii
    Financing of the Merger...........................................................    iv
    Certain Tax Consequences of the Merger............................................    iv
    Rights of Dissenting Stockholders.................................................    iv
    Market Prices and Dividends.......................................................     v
    Selected Summary Financial Information Concerning the Company.....................     v
INTRODUCTION..........................................................................     1
    General...........................................................................     1
    Voting at the Annual Meeting......................................................     2
THE MERGER............................................................................     3
    Background of the Merger..........................................................     3
    Recommendations of the Board of Directors.........................................     7
    Opinions of Financial Advisors....................................................     8
    Interests of Certain Persons in the Merger........................................    11
    Payment for Shares of Common Stock................................................    13
    Management of the Company's Business After the Merger;
      Certain Effects of the Merger...................................................    13
    Accounting Treatment of the Transaction...........................................    14
    Regulatory Approvals..............................................................    14
    Certain Stockholder Litigation....................................................    14
    The Merger Agreement..............................................................    17
    The Stockholders Agreement........................................................    23
    The Rights Agreement..............................................................    24
    Certain Tax Consequences of the Merger............................................    24
    Rights of Dissenting Stockholders.................................................    25
FINANCING OF THE MERGER...............................................................    27
BUSINESS OF THE COMPANY...............................................................    29
SELECTED FINANCIAL INFORMATION OF THE COMPANY.........................................    30
PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT..............................    32
ELECTION OF DIRECTOR..................................................................    33
COMPENSATION COMMITTEE REPORT.........................................................    36
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...........................    46
SECTION 16(a) REPORTING...............................................................    46
REVOCATION OF PROXIES.................................................................    46
INDEPENDENT PUBLIC ACCOUNTANTS........................................................    47
PROXY SOLICITATION....................................................................    47
STOCKHOLDER PROPOSALS.................................................................    47
INCORPORATION BY REFERENCE............................................................    48
OTHER MATTERS.........................................................................    49
ANNEX A--Agreement and Plan of Merger
ANNEX B--Section 262 of the Delaware General Corporation Law
ANNEX C--Opinion of BT Securities Corporation
ANNEX D--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
ANNEX E--Annual Report on Form 10-K for the Year Ended December 31, 1994 of the
         Company

    CERTAIN ASPECTS OF THE MERGER AND THE MERGER AGREEMENT ARE SUMMARIZED IN THIS PROXY STATEMENT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ANNEXES ATTACHED TO THIS PROXY STATEMENT, EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

                           SUMMARY OF PROXY STATEMENT

    The following is a brief summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and the Annexes hereto. Cross-references in this Summary are to captions in this Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety.

THE ANNUAL MEETING; TIME, DATE AND PLACE

    The Annual Meeting of Stockholders (the "Annual Meeting") of Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation (the "Company"), will be held on June 5, 1995, at 2:00 p.m., local time, at the Company's offices at 8144 Walnut Hill Lane, Dallas, Texas. The purpose of the Annual Meeting is to consider and vote upon the following matters: (i) the approval and adoption of the Agreement and Plan of Merger, dated as of January 25, 1995 (the "Merger Agreement"), among Cadbury Schweppes plc ("Parent"), DP/SU Acquisition Inc., an indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company, which provides for the merger (the "Merger") of a wholly owned subsidiary of Purchaser with and into the Company and (ii) if the Merger Agreement is not approved and adopted, the election of one Class III Director to a term expiring in 1998. The Merger is the second and final step in the acquisition of the entire equity interest in the Company by Parent.

PARTIES TO THE MERGER AGREEMENT

    Parent. Parent, together with its subsidiaries, comprises an international group of companies principally engaged in the manufacturing, marketing and distribution of internationally branded beverage and confectionery products sold through wholesale and retail outlets of the confectionery, licensed, catering and grocery trades. Parent is a holding company of the group, with direct and indirect share and loan interests in subsidiaries and associated companies. Parent's principal executive offices are located at 25 Berkeley Square, London W1X 6HT, England; telephone 011-44-171-409-1313.

    Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer (as defined below) and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Purchaser is an indirect wholly owned subsidiary of Parent. Purchaser's principal executive offices are located at c/o Cadbury Beverages Inc., 6 High Ridge Park, Stamford, Connecticut 06905-0800; telephone (203) 329-0911.

    The Company. The Company, a holding company, manufactures, markets, sells and distributes soft drink concentrates, extracts (the basic flavoring ingredients for soft drinks) and fountain syrups (concentrates or extracts with sweeteners and water added) to licensed bottlers primarily in the United States. The Company's principal products are two well known soft drink brands, "Dr Pepper" and "7UP". The Company is the third largest soft drink concentrate manufacturer in the United States. The Company's principal executive offices are located at 8144 Walnut Hill Lane, Dallas, Texas 75231-4372; telephone (214) 360-7000.

THE MERGER

    Pursuant to the terms and subject to the conditions of the Merger Agreement, a wholly owned subsidiary of Purchaser will be merged with and into the Company, and each outstanding share of Common Stock, $.01 par value per share (the "Common Stock"), of the Company (other than shares held (i) in the treasury of the Company or owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or the Company (which will be cancelled and retired without any conversion thereof and without any payment with respect thereto) or (ii) by holders who shall have effectively exercised their appraisal rights with respect to such shares in accordance with Section 262 of the

Delaware General Corporation Law (the "DGCL")) will be cancelled and converted into the right to receive $33 per Share in cash, without interest thereon. A conformed copy of the Merger Agreement is included with this Proxy Statement as Annex A. See "THE MERGER--The Merger Agreement".

    On February 1, 1995, Parent and Purchaser commenced a cash tender offer (the "Offer") for all outstanding shares of Common Stock and the associated preferred stock purchase rights (such rights, together with the Common Stock, the "Shares") at a purchase price of $33 per Share. Pursuant to the Offer, which expired, as scheduled, at midnight on March 1, 1995, Purchaser acquired 45,387,180 Shares. As a result of such purchase and the prior acquisition of Shares, Purchaser and other subsidiaries of Parent own 61,007,926 Shares constituting approximately 98.7% of the issued and outstanding Shares as of the close of business on April 27, 1995.

VOTE REQUIRED; RECORD DATE

    A majority of the outstanding Shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Under Section 251 of the DGCL ("Section 251"), the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. In addition, because Parent and Purchaser are considered to be "interested stockholders" of the Company for purposes of
Section 203 of the DGCL ("Section 203"), the Merger must also be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding Shares that are not owned by Parent or Purchaser or any of their affiliates or associates. Parent and Purchaser have agreed in the Merger Agreement to vote all Shares beneficially owned by them in favor of the Merger Agreement.

    IF THE MERGER AGREEMENT IS NOT APPROVED AND ADOPTED AT THE ANNUAL MEETING, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL OCCUR PRIOR TO AUGUST 20, 1996, THE DATE ON WHICH PARENT AND PURCHASER WILL NO LONGER BE CONSIDERED "INTERESTED STOCKHOLDERS" FOR PURPOSES OF SECTION 203. FROM SUCH DATE, PARENT AND ITS SUBSIDIARIES WILL HAVE SUFFICIENT VOTING POWER TO CAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OF THE OTHER STOCKHOLDERS. AS A CONSEQUENCE, THERE CAN BE NO ASSURANCE THAT, IF THE MERGER AGREEMENT IS NOT APPROVED AND ADOPTED AT THE ANNUAL MEETING, STOCKHOLDERS WILL RECEIVE THE $33 PER SHARE IN CASH (WITHOUT INTEREST) BEFORE AUGUST 20, 1996.

    The affirmative vote of a plurality of the outstanding Shares of Common Stock, represented in person or by Proxy and entitled to vote at the Annual Meeting, will be required to elect the Class III director if the Merger Agreement is not approved and adopted.

    Only stockholders of record on May 3, 1995 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments or postponements thereof. At the close of business on April 27, 1995, there were 61,803,452 Shares of Common Stock issued and outstanding, each of which is entitled to one vote at the Annual Meeting, held by approximately 611 holders of record.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    On January 25, 1995, the Board of Directors of the Company (the "Board of Directors") unanimously approved the Merger Agreement, the Offer and the Merger and determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company (other than Parent and its subsidiaries) and recommended that stockholders of the Company accept the Offer, tender their Shares to Purchaser and approve the Merger Agreement and the transactions contemplated thereby. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR APPROVAL OF THE MERGER AGREEMENT. Certain members of the Board of Directors had and have certain interests which may present them with a potential conflict of interest in connection with the Merger. See "THE MERGER--Interests of Certain Persons in the Merger".

OPINIONS OF FINANCIAL ADVISORS

    BT Securities Corporation ("BT") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"; and, together with BT, the "Financial Advisors"), which acted as financial advisors to the Company in connection with the acquisition proposal, have delivered their opinions, dated January 25, 1995, that, as of the date of such opinions, the consideration to be received by the Company's stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent and its subsidiaries). See Annex C and Annex D for the full text of such opinions. For a description of such opinions, including the procedures followed, the matters considered and the assumptions made by the Financial Advisors in arriving at their respective opinions, see "THE MERGER--Background of the Merger" and "THE MERGER--Opinions of Financial Advisors".

EFFECTIVE TIME OF THE MERGER; PAYMENT FOR SHARES OF COMMON STOCK

    The Merger will become effective at such time (the "Effective Time") as a copy of the Merger Agreement or a Certificate of Merger has been filed with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware. The required filing is expected to be made as soon as practicable after the approval of the Merger Agreement by the Company's stockholders at the Annual Meeting and the satisfaction or waiver of the other conditions to consummation of the Merger. See "THE MERGER--The Merger Agreement". Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to former holders of shares of Common Stock by First Chicago Trust Company of New York (the "Paying Agent") promptly following the Effective Time. Holders of shares of Common Stock should not submit their certificates to the Paying Agent until they have received such materials. Payment for shares of Common Stock will be made to former holders of shares as promptly as practicable following receipt by the Paying Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "THE MERGER--Payment for Shares of Common Stock". STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

CONDITIONS TO CONSUMMATION OF THE MERGER, TERMINATION; EXPENSES

    The respective obligations of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of certain conditions, including approval of the Company's stockholders. See "THE MERGER--The Merger Agreement".

    The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (i) by mutual written consent duly authorized by the Board of Directors of Parent, Purchaser and the Company; (ii) by Parent, Purchaser or the Company if the Effective Time shall not have occurred on or before the later of (x) September 30, 1996 and (y) 90 days following the date on which Parent or any of its subsidiaries or affiliates is no longer subject to the restrictions set forth in Section 203 of the DGCL; or (iii) if any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable. The Merger Agreement also includes certain other termination rights of Parent and the Company which, as a result of the purchase of shares of Common Stock pursuant to the Offer, are no longer applicable. See "THE MERGER--The Merger Agreement--Termination; Fees and Expenses".

    In the event of the termination of the Merger Agreement, the Merger Agreement will become void and there will be no liability on the part of any party thereto except as described under "THE MERGER--The Merger
Agreement--Termination; Fees and Expenses" or as otherwise expressly provided for in the Merger Agreement, provided, however, that nothing in the Merger Agreement will relieve any party from liability for any breach thereof.

FINANCING OF THE MERGER

    Approximately $1,498 million was required to pay for the 45,387,180 Shares purchased by Purchaser pursuant to the Offer. In addition, approximately $26.3 million will be required to purchase the remaining Shares pursuant to the Merger and approximately $44.2 million will be required to pay related fees and expenses incurred by Parent and Purchaser in connection with the Offer and expected to be incurred by Parent and Purchaser in connection with the Merger (including financing-related costs). The foregoing does not include an additional $188 million paid by the Company in connection with the cancellation of employee stock options of the Company or approximately $10.2 million in fees or expenses paid or to be paid by the Company in connection with the Offer and Merger. Purchaser received the necessary funds to purchase the Shares from Parent and its affiliates. Parent and its affiliates obtained the $1,498 million required to pay for the Shares purchased pursuant to the Offer from the net proceeds of a rights offering, from existing resources and from funds available pursuant to existing committed credit facilities provided under a Facilities Agreement, dated January 26, 1995 (the "Facilities Agreement"), by and among Parent, Cadbury Schweppes Finance Limited, Midland Bank plc and The Toronto-Dominion Bank and Samuel Montagu & Co. Limited, as agent, as amended on March 8, 1995 to provide for other banks to become additional lenders thereunder (such banks, together with Midland Bank plc and The Toronto-Dominion Bank, the "Banks"). In addition, Parent provided an underwritten enhanced scrip dividend alternative, which effectively increased the cash resources available to Parent. Funds required to purchase the remaining Shares pursuant to the Merger and to pay associated fees and expenses will be obtained from funds available under the Facilities Agreement. See "THE FINANCING OF THE MERGER".

CERTAIN TAX CONSEQUENCES OF THE MERGER

    The receipt of cash for shares of Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAXES. See "THE MERGER--Certain Tax Consequences of the Merger".

RIGHTS OF DISSENTING STOCKHOLDERS

    STOCKHOLDERS ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 OF THE DGCL ("SECTION 262"). IN ORDER TO EXERCISE DISSENTERS' RIGHTS PURSUANT TO SECTION 262, STOCKHOLDERS MUST COMPLY WITH ALL THE PROCEDURAL REQUIREMENTS OF SUCH SECTION. A DESCRIPTION OF SECTION 262 IS PROVIDED IN "THE MERGER--RIGHTS OF DISSENTING STOCKHOLDERS" AND THE FULL TEXT OF SUCH SECTION IS INCLUDED WITH THIS PROXY STATEMENT AS ANNEX B.

    Under Section 262, absent an agreement between the Company and the stockholders as to "fair value", such "fair value" will be determined in judicial proceedings, the result of which cannot be predicted.

    FAILURE TO TAKE ANY OF THE STEPS REQUIRED UNDER SECTION 262 MAY RESULT IN TERMINATION OR WAIVER OF SUCH RIGHTS. STOCKHOLDERS INTENDING TO EXERCISE SECTION 262 RIGHTS ARE ADVISED TO ACT IMMEDIATELY.

MARKET PRICES AND DIVIDENDS

    The Shares are listed and principally traded on the New York Stock Exchange (the "NYSE"). The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service.

                                                                 HIGH              LOW
                                                            --------------    --------------
1993:
  First Quarter..........................................   $       17 5/8    $       14 3/4
  Second Quarter.........................................           18 1/4            14 1/4
  Third Quarter..........................................           21 3/8            16 3/4
  Fourth Quarter.........................................               25                20
1994:
  First Quarter..........................................   $       28 5/8    $       21 1/4
  Second Quarter.........................................           26 1/2            20 1/2
  Third Quarter..........................................           24 3/4                21
  Fourth Quarter.........................................           27 1/4                22
1995:
  First Quarter..........................................   $       33 1/8    $       24 3/4
  Second Quarter through April 27........................           32 1/2                32

    On January 20, 1995, the last full trading day prior to the issuance of a press release by Parent which indicated that Parent and the Company were engaged in detailed discussions regarding a possible business combination of Parent and the Company, the closing price per Share as reported on the NYSE was $29.75. On January 25, 1995, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $30.50. On January 31, 1995, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $32 5/8. On March 1, 1995, the last full trading day prior to the acceptance of Shares by Purchaser under the Offer, the closing price per Share as reported on the NYSE was 32 7/8. On April 27, 1995, the last full trading day prior to the filing of this Proxy Statement, the closing price per Share as reported on the NYSE was $32 1/4. The Company historically has not declared dividends.

SELECTED SUMMARY FINANCIAL INFORMATION CONCERNING THE COMPANY

    The following table presents certain summary selected consolidated financial data of the Company as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990. This financial data was derived from the audited historical consolidated financial statements of the Company. The financial data set forth below should be read in conjunction with the financial statements of the Company and "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference in this Proxy Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1994. Such Form 10-K is attached to this Proxy Statement as Annex E. See "SELECTED FINANCIAL INFORMATION OF THE COMPANY".

                                                         YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------------
                                          1994        1993        1992         1991         1990
                                        --------    --------    ---------    ---------    ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Net sales..........................   $769,015     707,378      658,718      600,941      540,368
  Gross profit.......................    641,365     591,397      532,716      482,184      430,511
  Net income (loss)..................     66,519      77,925     (140,148)     (37,505)     (32,535)
Income (loss) before extraordinary
  items and cumulative effect of
accounting change per share..........       1.13        1.46         (.60)        (.90)       (1.19)
Balance Sheet Data (at end of
  period):
  Total assets.......................   $608,718     680,023      668,096      780,843      677,953
  Long-term debt, less current
portion..............................    693,718     790,540    1,091,956    1,081,622    1,031,989
  Redeemable preferred stock.........      --          --          96,792       83,851       71,969
  Stockholders' deficit..............   (344,110)   (420,104)    (807,413)    (657,090)    (607,350)
  Working capital deficit............    (57,453)    (67,166)    (102,223)     (18,320)     (18,891)

                                  INTRODUCTION

GENERAL

    This Proxy Statement is being furnished to stockholders of Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of the Company from holders of the outstanding shares of the Common Stock, $.01 par value per share (the "Common Stock"), of the Company for use at the Annual Meeting of Stockholders to be held on June 5, 1995, at 2:00 p.m., local time, at the Company's offices at 8144 Walnut Hill Lane, Dallas, Texas, and at any adjournments or postponements thereof (the "Annual Meeting").

    At the Annual Meeting, stockholders will be asked to approve and adopt the following: (i) the Agreement and Plan of Merger, dated as of January 25, 1995 (the "Merger Agreement"), among Cadbury Schweppes plc, a company organized under the laws of England ("Parent"), DP/SU Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company and (ii) if the Merger Agreement is not approved and adopted, the election of one Class III Director to a term expiring in 1998. A conformed copy of the Merger Agreement is included with this Proxy Statement as Annex A. The Merger Agreement provides for the merger (the "Merger") of a wholly owned subsidiary of Purchaser with and into the Company, with the Company to be the surviving corporation (the "Surviving Corporation") in the Merger. As a result of the Merger, the Company will become a wholly owned indirect subsidiary of Parent.

    On January 25, 1995, the Company entered into the Merger Agreement with Parent and Purchaser, and pursuant thereto, on February 1, 1995, Purchaser commenced a cash tender offer for all outstanding shares of Common Stock and the associated preferred stock purchase rights (such rights, together with the Common Stock, the "Shares") pursuant to an Offer to Purchase (which, together with the related letters of transmittal, constituted the "Offer"), at a price per Share of $33. On March 2, 1995, in accordance with the terms of the Merger Agreement, Purchaser accepted for payment pursuant to the Offer 45,387,180 Shares, consisting of all Shares tendered as of such date, at $33 per Share. The Merger follows the purchase of Shares pursuant to the Offer as the second and final step in the acquisition of the Company under the Merger Agreement.

    As a result of the purchase of Shares pursuant to the Offer and the prior acquisition of 15,620,746 shares of Common Stock, Purchaser and other subsidiaries of Parent own 61,007,926 shares of the Common Stock, constituting approximately 98.7% of the issued and outstanding shares of the Common Stock as of the close of business on April 27, 1995. As required by the Merger Agreement, Parent and Purchaser will cause all of such shares of Common Stock beneficially owned by them to be voted in favor of the approval and adoption of the Merger Agreement. Under Section 251 of the Delaware General Corporation Law (the "DGCL") the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. In addition, because Parent and Purchaser are considered to be "interested stockholders" of the Company for purposes of Section 203 of the DGCL ("Section 203"), the Merger must also be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding Shares that are not owned by Parent or Purchaser or any of their affiliates or associates. Purchaser and other subsidiaries of Parent own sufficient Shares to assure that the requisite affirmative vote required under Section 251 of the DGCL ("Section 251") is obtained.

    Pursuant to the terms of the Merger Agreement, after the approval and adoption of the Merger Agreement by the stockholders of the Company, the satisfaction or waiver of the other conditions to the Merger and the filing of a copy of the Merger Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing is hereinafter referred to as the "Effective Time"), each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held (i) in the treasury of the Company or owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or the Company (which will be cancelled and retired without any conversion thereof and without any payment with respect thereto) or (ii) by holders ("Section 262 Holders") who have effectively exercised their appraisal rights with respect to such shares in accordance with Section 262 of the DGCL) will be cancelled, extinguished and converted into the right to receive $33 per Share in cash, without interest thereon. See "THE MERGER--Rights of Dissenting Stockholders".

VOTING AT THE ANNUAL MEETING

    The Board of Directors has fixed the close of business on May 3, 1995 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on April 27, 1995, there were 61,803,452 shares of Common Stock issued and outstanding, each of which is entitled to one vote at the Annual Meeting, held by approximately 611 holders of record.

    Shares of Common Stock represented by a properly signed, dated and returned proxy will be treated as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Annual Meeting as to the Merger proposal if authority to vote is withheld by the broker. As indicated above, under the DGCL, the affirmative vote of at least a two-thirds majority of the outstanding shares of Common Stock not "owned" for purposes of
Section 203 by Purchaser or Parent is required to approve the Merger Agreement. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE APPROVAL OF THE MERGER AGREEMENT.

    Purchaser and other subsidiaries of Parent own approximately 98.7% of the issued and outstanding shares of the Common Stock as of the close of business on April 27, 1995, and all of such shares owned by Purchaser and other subsidiaries of Parent will be voted in favor of the approval of the Merger Agreement and the transactions contemplated thereby. Purchaser and other subsidiaries of Parent own sufficient Shares to assure that the affirmative vote required under Section 251 is obtained. However, such Shares beneficially owned by Purchaser and other subsidiaries of Parent will not be counted for purposes of satisfying the voting requirements of Section 203.

    IF THE MERGER AGREEMENT IS NOT APPROVED AND ADOPTED AT THE ANNUAL MEETING, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL OCCUR PRIOR TO AUGUST 20, 1996, THE DATE ON WHICH PARENT AND PURCHASER WILL NO LONGER BE CONSIDERED "INTERESTED STOCKHOLDERS" FOR PURPOSES OF SECTION 203. FROM SUCH DATE, PARENT AND ITS SUBSIDIARIES WILL HAVE SUFFICIENT VOTING POWER TO CAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OF THE OTHER STOCKHOLDERS. AS A CONSEQUENCE, THERE CAN BE NO ASSURANCE THAT, IF THE MERGER AGREEMENT IS NOT APPROVED AND ADOPTED AT THE ANNUAL MEETING, STOCKHOLDERS WILL RECEIVE THE $33 PER SHARE IN CASH (WITHOUT INTEREST) BEFORE AUGUST 20, 1996.

    In order to vote in favor or against the approval of the Merger Agreement and, if necessary, for the election of a Class III Director at the Annual Meeting, stockholders may attend the Annual Meeting or deliver executed proxies to the Secretary of the Company at 8144 Walnut Hill Lane, Dallas, Texas 75231-4372.

    Stockholders have the right to dissent from the Merger and to be paid the "fair value" of their shares of Common Stock by following the procedures prescribed in Section 262 of the DGCL. See Annex B and "THE MERGER--Rights of Dissenting Stockholders". INSTRUCTIONS WITH REGARD TO THE SURRENDER OF SHARE CERTIFICATES TO THE PAYING AGENT, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO THE COMPANY'S STOCKHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. STOCKHOLDERS SHOULD SURRENDER

SHARE CERTIFICATES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                   THE MERGER

BACKGROUND OF THE MERGER

    On January 26, 1993, the Company completed its initial public offering of Common Stock (the "IPO"). Immediately prior to the IPO, Parent, through its wholly owned subsidiary Cadbury Beverages Inc. ("Cadbury Inc.") owned 8.9% of the outstanding Common Stock. As a result of the IPO, Parent's ownership interest in the Company was reduced to 5.7%.

    Prior to the IPO, Parent was also a party to a stockholders agreement with the then other principal stockholders of the Company, under which Parent had the right to designate one representative to the Board of Directors. However, Parent did not exercise this right after early 1989.

    During the spring of 1993, representatives of Parent and the Company held intermittent exploratory discussions concerning a potential business combination of the Company and the North American carbonated beverage business of Parent. On May 11, 1993, David Jinks, Finance Director of Parent, Frank Swan, Managing Director-Beverages Stream of Parent, and Michael Clark, Group Secretary and Chief Legal Officer of Parent, met in Dallas, Texas with Ira Rosenstein, Executive Vice President and Chief Financial Officer of the Company, Michael Buiter, Vice President--Finance of the Company, and Nelson Bangs, Vice President and General Counsel of the Company. During these discussions, Parent advised the Company of its interest in acquiring between 50% and 60% of the Company's outstanding equity pursuant to (i) the sale or contribution of Cadbury Inc.'s North American carbonated beverages business to the Company in exchange for newly issued shares of Common Stock and (ii) the acquisition of additional shares of Common Stock either in open market or privately negotiated transactions. In early June 1993, the Board of Directors determined it would not be in the best interests of the stockholders to pursue such a transaction with Parent and such discussions ceased.

    In mid-July 1993, The Prudential Insurance Company of America ("Prudential") informed the Company of its intent to exercise its registration rights and to sell all of the shares of Non-Voting Common Stock of the Company that it owned in an underwritten public offering.

    At about this time, Parent indicated its interest in acquiring, with the Company's approval, all of the shares being sold by Prudential. Parent also indicated it would be willing to enter into a three-year standstill agreement with the Company in connection with its acquisition of Prudential's stock in exchange for, among other things, the right to designate two members of the Board of Directors. In response, the Company indicated a willingness to consider approving Parent's acquisition of Prudential's stock if Parent would enter into
(i) a five-year standstill agreement and (ii) master license agreements regarding Parent's distribution of the Company's products internationally and the Company's distribution of Parent's products in North America. Parent responded that it was not interested in such business arrangements. On August 15, 1993, Parent proposed a form of five-year standstill agreement to the Company without the business arrangements suggested by the Company. This proposal was not accepted by the Company.

    On August 19, 1993, as a result of a privately negotiated transaction, Cadbury Inc. entered into a Stock Purchase Agreement with Prudential pursuant to which it purchased the 12,175,861 shares of Non-Voting Common Stock of the Company (representing approximately 20.2% of the Company's then outstanding common stock) owned by Prudential. Following the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), on October 4, 1993 Cadbury Inc. exercised its right to convert these shares of Nonvoting Common Stock into an equal number of shares of Common Stock, and as a result, owned an aggregate of 25.9% of the then outstanding Common Stock.

    Parent's acquisition of Prudential's Shares, which was effected without Board of Directors approval, resulted in Parent becoming an "interested stockholder" under Section 203 of the DGCL.

    On September 1, 1993, the Company adopted the Rights Agreement. The Rights Agreement provided all stockholders (other than any person acquiring Shares as described below) the right to purchase additional Shares at a substantial discount to the existing market price in the event that (i) any person (other than Parent and its subsidiaries) became the beneficial owner of more than 10% of the outstanding Shares or (ii) Parent and its subsidiaries increased their beneficial ownership of outstanding Shares above 26%, in each case without the prior approval of the Board of Directors.

    On January 3, 1994, Dominic Cadbury, Executive Chairman of Parent, called John Albers, Chairman and Chief Executive Officer of the Company, to further discuss possible Board of Directors representation. On February 9, 1994, Mr. Cadbury and David Wellings, Executive Director and Group Chief Executive of Parent, met with Messrs. Albers, Rosenstein and Buiter to discuss the issue again, at which time Mr. Albers agreed to submit Parent's proposal for Board of Directors representation to the Board of Directors. At a regular meeting of the Board of Directors on February 24, 1994, the Board of Directors determined that it was not advisable to provide Parent with Board of Directors representation. This decision was communicated that day through telephone conversations and confirmed in an exchange of correspondence on March 3 and March 7.

    In May 1994, Messrs. Wellings, Clark and Gordon Waddell, a Director of Parent, visited Dallas in connection with Parent's business unrelated to the Company. During the course of that visit they had dinner with members of the Company's senior management on May 3. At that dinner Parent again raised the issue of representation on the Board of Directors and the Company indicated it saw no reason for the Board of Directors to change its position on the issue.

    In late July 1994, Mr. Rosenstein telephoned Mr. Wellings to suggest a meeting among Mr. Albers, Mr. Cadbury and themselves. As a result, Messrs. Albers, Rosenstein, Cadbury and Wellings met in New York City on August 9, 1994. At this meeting, Messrs. Albers and Rosenstein described generally potential plans of the Company regarding international expansion, activities in China and other strategic objectives. They also sought to determine Parent's long-term interests with respect to the Company and its shareholding, including whether Parent had an interest in exploring a business combination or similar transaction with the Company or whether Parent would be interested in the Company's assistance to effect an orderly sale of Parent's Shares. Messrs. Cadbury and Wellings undertook to consider these issues.

    At the request of Parent, on September 13, 1994, Messrs. Cadbury and Wellings met with Messrs. Albers and Rosenstein in New York City to review Parent's long-term interests regarding the Company. At such meeting, Messrs. Cadbury and Wellings indicated that Parent was not then interested in selling its Shares but was willing to consider on an exploratory basis a business combination. Messrs. Cadbury and Wellings indicated that they would be willing to recommend to Parent's Board of Directors that it consider framing a proposal at a price level of $29 per Share in cash for all the outstanding Shares of the Company, if they received an indication that a proposal at that level would receive serious consideration. Messrs. Albers and Rosenstein replied that a proposal, if made at that level, would not be of interest to the Board of Directors and declined, upon request, to provide a price at which the Board of Directors would consider a sale, stating that the Company was not for sale. Messrs. Albers and Rosenstein did, however, indicate that if an actual offer were received they would submit it to the Board of Directors for consideration. They also said that they would report this discussion to the Board of Directors.

    Pursuant to a telephone call between Mr. Jinks and Mr. Rosenstein after the September 13 meeting, Mr. Rosenstein agreed to provide Parent with certain publicly available information regarding outstanding stock options, employment and severance agreements, the Company's second quarter 1994 financial statements, then pending litigation and the Company's net operating loss carryforwards. The information was delivered under cover of a letter dated September 19, 1994.

    On September 23, 1994, Mr. Rosenstein and Mr. Jinks spoke by telephone to discuss the possibility of a further meeting in London, which Mr. Rosenstein indicated could not occur prior to a scheduled Board of Directors meeting on October 4.

    On October 5, 1994, Messrs. Albers and Rosenstein telephoned Messrs. Cadbury, Jinks and Clark to suggest a meeting, which was arranged for October 11 in London. On October 7, 1994, Messrs. Jinks and Rosenstein spoke by telephone to discuss logistical arrangements for the scheduled meeting.

    On October 11, 1994, Mr. Rosenstein, Kent Sweezey, a Managing Director of DLJ, financial advisor to the Company, and Douglas Brent, a Managing Director of BT, also a financial advisor to the Company, met in London with Messrs. Jinks and Clark, Arthur Reimers, a Partner at Goldman Sachs International, financial advisor to Parent, and Henry Somerset, Director, Kleinwort Benson Limited, also a financial advisor to Parent. At this meeting, Parent sought to solicit from the Company a price at which the Board of Directors would consider a sale of the Company. Mr. Rosenstein declined, replying that the Company was not for sale. Nevertheless, he agreed to take the request under consideration. The operations of the Company were also discussed generally at this meeting.

    On October 13, 1994, Messrs. Albers and Rosenstein called Mr. Wellings and indicated that they did not see at that time a basis for proceeding with discussions, that the Company was not for sale and that, therefore, it would be inappropriate to suggest a price.

    On November 9, 1994, the Company filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 (the "Third Quarter 10-Q"). Representatives of the Company and Parent agreed to meet to review the Third Quarter 10-Q, and on November 22, 1994, Messrs. Bangs, Buiter, Sweezey and Brent met in Dallas with David Kappler, then Finance Director--designate (presently Finance Director) of Parent, and Mr. Reimers to discuss the operational results reflected in the Third Quarter 10-Q.

    On January 3, 1995, Mr. Wellings called Mr. Albers to suggest a meeting, which they then arranged for January 17 in Dallas. On January 4, 1995 Mr. Albers called Mr. Wellings to discuss the agenda and potential participants at the meeting, and to invite Messrs. Cadbury and Wellings to dinner on January 16.

    Messrs. Albers, Rosenstein, Thomas O. Hicks, an independent director of the Company, and Richard G. Merrill, also an independent director of the Company, each of whom was a member of a Special Committee designated by the Board of Directors and chaired by Mr. Hicks to consider any proposals the Company might receive with respect to a business combination transaction, met Messrs. Cadbury and Wellings for dinner on January 16, 1995, and they met again on the morning of January 17, 1995. At that time, they reviewed in a general manner the preliminary results of the Company for the fourth quarter of 1994, its prospects and other matters affecting the business. The parties also further explored a possible basis for a business combination. Messrs. Cadbury and Wellings said that they did not have authorization from Parent's Board of Directors to make a proposal regarding a business combination and that board action would be necessary to authorize such a proposal. Before making any recommendation to Parent's Board of Directors regarding such a proposal, however, Messrs. Cadbury and Wellings inquired what the opinion of management of the Company would be if a proposal were made at a level of $31 per Share. The Special Committee responded that while it did not have authority to agree to any proposals, it believed that the Board of Directors would consider a transaction involving a valuation at the $36 per Share level. Given the failure to make progress in these discussions, the parties then discussed again the possibility of Parent's representation on the Board of Directors. The Special Committee indicated that the Company would again deny such request if made.

    After the January 17 meeting and in the following days, the financial advisors of Parent and the Company had several informal discussions to determine if there was a basis on which they could recommend to their respective clients that discussions should be resumed. The financial advisors suggested to their respective clients that if they were willing to discuss a price in the $32 to $35 per Share range, with each party understanding that both parties would need to show price movement, a basis might exist for further discussions between Parent and the Company.

    On this basis, on January 19, 1995, Messrs. Albers and Rosenstein called Mr. Wellings to discuss possible ways in which further discussions regarding a business combination could proceed. On January 20, Messrs. Cadbury and Wellings telephoned Mr. Rosenstein to indicate that the Board of Directors of Parent was willing to enter into detailed discussions with the Company regarding a possible business combination and to make a proposal at $33 per Share. Later that day, Mr. Albers called Mr. Cadbury to tell him that the Company was also prepared at that point to enter into detailed discussions with Parent and that Parent's proposal provided the basis for discussing all terms and conditions necessary in order to conclude a transaction.

    The Special Committee met on January 20, 1995, and the Board of Directors met on January 21, 1995, to review the discussions between Parent and the Company.

    On January 21, 1995, counsel to Parent delivered to representatives of the Company preliminary drafts of the Merger Agreement and Stockholders Agreement. On January 22, 1995 representatives of management of Parent and the Company, and their respective legal and financial advisors, met in New York to begin discussions regarding various issues involved in the proposed transaction.

    The Company and Parent entered into a confidentiality agreement, dated as of January 22, 1995, that required Parent to keep confidential certain limited non-public information disclosed by the Company to Parent and its representatives.

    Early in the morning (New York City time) on January 23, 1995, Parent issued a press release stating that representatives of Parent and the Company were involved in detailed discussions about a proposed business combination under which the stockholders of the Company would receive a cash consideration. On January 23, after a meeting of the Special Committee, Mr. Hicks telephoned Mr. Cadbury to discuss outstanding issues, including price, relating to the proposed transaction. Discussions continued among the representatives of the Company and Parent, including their respective legal and financial advisors, throughout January 23, 24, and 25.

    On January 25, 1995, the Board of Directors of Parent met in London to review the terms and conditions of the proposed transaction as well as related matters and subsequently approved the execution and delivery of the Merger Agreement and Stockholders Agreement.

    Also on January 25, 1995, the Board of Directors met to consider the proposed transaction. At that meeting BT and DLJ delivered their opinions addressed to the Board of Directors and the Special Committee to the effect that the consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders (other than Parent and its subsidiaries). The Special Committee thereupon determined by unanimous vote that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company (other than Parent and its subsidiaries) and recommended that the full Board of Directors approve the Offer and the Merger. After receiving the recommendation of the Special Committee, the Board of Directors, among other things, (i) determined by unanimous vote that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company (other than Parent and its subsidiaries), (ii) authorized and approved the Merger Agreement and (iii) recommended by unanimous vote that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer.

    Following such meetings, on January 25, 1995, Parent, Purchaser and the Company entered into the Merger Agreement, and Purchaser and John R. Albers, Ira
M. Rosenstein, Thomas O. Hicks

(collectively, the "Stockholders") entered into the Stockholders Agreement (the "Stockholders Agreement").

    On February 1, 1995, Parent and Purchaser commenced the Offer.

    On February 16, 1995, the waiting period under the HSR Act expired regarding the acquisition of the Company by Purchaser and Parent. See "THE
MERGER--Regulatory Approvals".

    On March 2, 1995, Purchaser accepted for payment a total of 45,387,180 Shares pursuant to the Offer. Such Shares constitute, together with 15,620,746 Shares previously purchased by other subsidiaries of Parent, approximately 98.7% of the outstanding shares of Common Stock.

    On March 2, 1995, in accordance with the terms of the Merger Agreement, all of the then directors of the Company resigned and three of the resulting vacancies were filled with designees of Purchaser. Designees of Purchaser elected to the Board of Directors were John F. Brock, Henry A. Udow and David A. Gerics. Such designees constitute the entire Board as of the date of this Proxy Statement.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    On January 25, 1995, the Board of Directors unanimously approved the Merger Agreement, the Offer and the Merger and determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company (other than Parent and its subsidiaries) and recommended that all stockholders of the Company accept the Offer, tender all their Shares to Purchaser and approve the Merger Agreement and the transactions contemplated thereby. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Certain members of the Board of Directors had certain interests which may present them with a potential conflict of interest in connection with the Merger. See "THE MERGER--Interests of Certain Persons in the Merger".

    The Board of Directors considered a number of factors, including, without limitation, the following: (i) the opinion of BT that as of the date of its opinion the $33 per Share in cash to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders (other than Parent and its subsidiaries) from a financial point of view; (ii) the opinion of DLJ that as of the date of its opinion the $33 per Share in cash to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders (other than Parent and its subsidiaries) from a financial point of view;
(iii) the unanimous determination of a special committee of the Board of Directors (the "Special Committee") (which Special Committee was formed in October 1994 to consider any proposals the Company might receive with respect to a business combination transaction) that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company (other than Parent and its subsidiaries) and the recommendation of the Special Committee that the Board of Directors approve the Offer and the Merger; (iv) information with respect to the financial condition, results of operations and business of the Company, on both a historical and a prospective basis, and current industry, economic and market conditions; (v) the historical market prices and recent trading patterns of the Shares and the market prices and financial data relating to other companies engaged in the soft drink industry; (vi) the prices paid in other recent acquisition transactions, including acquisitions in the industry in which the Company does business; (vii) alternatives to the Merger and the Offer that might be available to the Company and its stockholders; (viii) the potential impact that the Merger will have on the Company's employees, bottlers and customers; and (ix) the terms and conditions of the Offer and the Merger, including, without limitation, the fact that, to the extent required by the fiduciary obligations of the Board of Directors to the stockholders under the DGCL the Company was permitted to terminate the Merger Agreement in order to approve a tender offer or exchange offer for the Shares by a third party on terms more favorable to the Company's stockholders than the Offer and the Merger taken together upon the payment of a $35 million termination fee and up to $20 million of Parent's expenses associated with the Offer and the Merger.

OPINIONS OF FINANCIAL ADVISORS

    Each of BT and DLJ (together, the "Financial Advisors") was retained to render financial advisory services to the Company with respect to the proposals made by Parent and such other matters as may be agreed upon by the Company and such financial advisor. BT and DLJ worked together in preparing the financial analysis described below and made a joint presentation to the Board. BT and DLJ have delivered their opinions that, as of the date of such opinions, the consideration to be received by the holders of the Shares of the Company in the Offer and the Merger is fair to such holders (other than Parent and its subsidiaries), from a financial point of view. The amount of such consideration was determined in negotiations between Parent and the Company.

    The full text of BT's and DLJ's written opinions, dated January 25, 1995, are attached hereto as Annex C and Annex D, respectively, to this Proxy Statement. STOCKHOLDERS ARE URGED TO READ THE OPINIONS IN THEIR ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY BT AND DLJ. The opinions of BT and DLJ are directed only to the fairness from a financial point of view of the consideration to be received by the holders of the Shares of the Company (other than Parent and its subsidiaries) and do not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the Merger. The summary of the opinions of BT and DLJ set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinions.

    In arriving at their opinions, BT and DLJ reviewed the Merger Agreement and the related agreements. BT and DLJ also reviewed financial and other information that was publicly available or furnished to BT and DLJ by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with management were certain financial projections for the Company for the period beginning January 1, 1995 and ending December 31, 1999 prepared by the management of the Company. In addition, BT and DLJ compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Shares, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as BT and DLJ deemed appropriate for purposes of their opinions. BT and DLJ did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor were BT and DLJ furnished with any such appraisals.

    In rendering their opinions, BT and DLJ relied upon and assumed the accuracy, completeness and reasonableness of all of the financial and other information that was available from public sources, that was provided to BT and DLJ by the Company or its representatives, or that was otherwise reviewed by BT and DLJ. With respect to the financial projections supplied to BT and DLJ, BT and DLJ have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. BT and DLJ have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by BT and DLJ.

    In arriving at their opinions and making their presentation to the Board of Directors, BT and DLJ performed a variety of financial analyses, including those summarized below. The summary set forth below includes certain of the financial analyses discussed by BT and DLJ with the Board of Directors, but does not purport to be a complete description of the analyses performed by BT and DLJ in arriving at their opinions. Arriving at an opinion as to fairness from a financial point of view is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. BT and DLJ believe that their analyses must be considered as a whole and that selecting portions of their analyses or portions of the factors considered by them, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying their opinions. In performing their analyses, BT and DLJ made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters (including the continuation of current and historical trends in these areas), many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by BT and DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. No public company utilized as a comparison is identical to the Company, and none of the similar transactions utilized as a comparison is identical to the Offer and the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the companies involved in comparable acquisition transactions and other factors that could affect the public trading value of the comparable companies or company or transaction to which they are being compared.

    The following is a summary of the analyses performed by BT and DLJ in connection with delivering their fairness opinions:

    Comparable Companies Analysis. BT and DLJ reviewed certain publicly available historical financial information for certain beverage companies considered by BT and DLJ to be reasonably comparable to the Company, including The Coca-Cola Company, PepsiCo, Inc. and Parent. Although such companies were comparable to the Company based on certain characteristics of their businesses, none of these companies possessed characteristics identical to those of the Company. The publicly available historical information reviewed for The Coca-Cola Company and PepsiCo, Inc. related to the period from 1991 to September 30, 1994. The information reviewed for Parent related to the period 1991 to June 30, 1994. The projected earnings per share for 1994 and 1995 for each company reflected a composite of research analysts' estimates. BT and DLJ also reviewed the current market capitalization and enterprise value (the value of the common stock plus the outstanding debt of the Company less available cash on the balance sheet less option proceeds) of the Company as a multiple of various measures of the Company's preliminary unaudited financial results for the period ended December 31, 1994 and projected 1995 financial performance (including sales, earnings before interest and tax ("EBIT"), earnings before interest, tax, depreciation and amortization ("EBITDA"), net income and earnings per share) and compared such multiples with the corresponding multiples implied by the Offer as well as the corresponding multiples of the comparable companies. The EBITDA multiples of the enterprise value of The Coca-Cola Company, Pepsico, Inc. and Parent were 17.6x, 7.6x and 6.7x, respectively. BT and DLJ then applied the comparable companies' multiples, plus a control premium, to the Company's projected results for 1995 to determine a hypothetical range of per Share values for the Company.

    Comparable Acquisitions Multiples Analysis. BT and DLJ reviewed the acquisition multiples for companies considered by BT and DLJ to be reasonably comparable to the Company in certain recent transactions involving partial or complete acquisitions. The comparable transactions included certain transactions announced between January 1, 1992 and January 20, 1995 for target companies in the beverage and consumer products industries. BT and DLJ calculated certain multiples (including sales, EBIT, EBITDA, net income and book value) of the prices paid in such transactions and applied such multiples to the Company's preliminary unaudited financial results for the period ended December 31, 1994 to determine a hypothetical range of per Share values for the Company.

    Discounted Cash Flow Analysis. BT and DLJ calculated the estimated unleveraged after-tax free cash flows that the Company could be expected to generate over the five-year period ending December 31, 1999, using management's projections of the Company's future financial performance. Using these projections, BT and DLJ then calculated the estimated terminal values for the Company at the end of the five-year period by applying a range of terminal multiples of 10x to 12x (which BT and DLJ believed to be appropriate for the Company's business based on their respective experience and judgment) to the projected 1999 EBITDA included in management's projections. The unleveraged after-tax free cash flows for the projected five-year period and the range of terminal values were then discounted to January 1, 1995 using a range of annual discount rates (chosen to reflect the weighted average cost of capital of the Company and different assumptions regarding the required rates of returns of holders or prospective purchasers of Shares) of 9% to 11% to imply a hypothetical range of enterprise values and per Share values for the Company.

    Acquisitions Premiums Analysis. BT and DLJ reviewed the purchase premiums on certain recent merger and acquisition transactions. BT and DLJ calculated premiums paid to the public stock price one month, one week and one day prior to the announcement of such transactions. A normalized range of premiums was then applied to the Company's closing stock price on (i) August 19, 1993 (the day prior to Parent's announcement that it had acquired 12.2 million Shares from Prudential, or approximately 20% of the then outstanding Shares, in a privately negotiated transaction), (ii) October 24, 1994 (the day prior to the filing by Parent of an amendment to its Schedule 13D reflecting that Parent had in the past, and might thereafter have, discussions with the Company regarding a possible business combination transaction), and (iii) January 3, 1995 (the first trading day in 1995) to determine a hypothetical range of per Share values for the Company. The date that BT and DLJ believed to be most relevant in determining the amount of the premium paid in the Offer and the proposed Merger was October 24, 1994.

    The Comparable Companies Analysis indicated a hypothetical range of per Share values for the Company of between $28.51 and $35.64. The Comparable Acquisitions Multiple Analysis indicated a hypothetical range of per Share values for the Company of between $26.02 and $35.60. The Discounted Cash Flow Analysis indicated a hypothetical range of per Share values for the Company of between $26.88 and $36.19. The Acquisition Premiums Analysis indicated a hypothetical range of per Share values for the Company of $29.00 and $35.00. Taken together, the Comparable Companies Analysis, Comparable Acquisitions Multiples Analysis, Discounted Cash Flow Analysis and Acquisitions Premiums Analysis indicated a hypothetical range of per Share values for the Company of between $26.02 and $36.19.

    The $33.00 price per Share being offered by Purchaser in the Tender Offer and Merger indicates a valuation at 13.7 times the Company's 1994 earnings before interest, tax, depreciation and amortization ("EBITDA"). In their presentation to the Board of Directors at the January 25 Board Meeting, BT and DLJ advised the Board that in selected beverage company precedent transactions indicated values ranged from 11.0 times EBITDA to 17.2 times EBITDA, with an average (excluding the high and low multiples) of 11.9 times EBITDA. BT and DLJ also advised the Board that in selected consumer products precedent transactions indicated values ranged from 11.2 times EBITDA to 19.9 times EBITDA, with an average (excluding the high and low multiples) of 14.7 times EBITDA.

    At the instruction of the senior management of the Company, BT and DLJ have also, from time to time since early 1994, had conversations with possible strategic acquirers with respect to their level of interest in a business combination transaction with the Company.

    At the January 25, 1995 meeting of the Board, BT and DLJ also indicated that the per Share consideration to be paid in the Offer and the Merger were greater than amounts that could reasonably be expected to be obtained by stockholders upon liquidation of the Company after an orderly disposition of the Company's businesses, based, in part, on the magnitude of the tax liability that would result from a sale of the Company's businesses.

    In connection with BT's and DLJ's engagement, the Company entered into an engagement letter dated September 20, 1994, pursuant to which the Company has agreed to pay an aggregate of $9,000,000 to BT and DLJ in connection with the Offer and the Merger and has agreed to indemnify BT and DLJ and certain related parties against certain liabilities.

    In the ordinary course of business, BT, DLJ and their respective affiliates may trade the debt and equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. BT and DLJ have in the past provided financial advisory and investment banking services to the Company for which services they have received customary fees. An affiliate of BT, Bankers Trust Company ("BTCO"), is currently the administrative agent under a credit agreement dated October 20, 1992 between the Company, BTCO, NationsBank of North Carolina, N.A. and the Chase Manhattan Bank, N.A.

    Both BT and DLJ are internationally recognized investment banking firms engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated primary and secondary underwritings, private placements and valuations for corporate and other purposes. The Company selected BT and DLJ as its financial advisors based upon each firm's familiarity with the Company and the industry in which the Company operates and their experience, ability and reputation with respect to mergers and acquisitions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that certain members of Management and the Board of Directors at the time of approval of the Merger Agreement had certain interests which may present them with potential conflicts of interest in connection with the Merger, as summarized below.

    Stock Options. The Merger Agreement provides that, immediately after the date on which Purchaser accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date of the Offer, each outstanding option to purchase Shares (in each case, an "Option") granted under the Company's 1988 Stock Option Plan, as amended, 1988 Non-Qualified Plan, as amended, 1993 Stock Ownership Plan, as amended, and Non-Qualified Stock Option Plan for Non-Employee Directors (collectively, the "Stock Option Plans"), whether or not then exercisable, was cancelled by the Company, and each holder of a cancelled Option became entitled to receive from Purchaser, at the same time as payment for Shares was made by Purchaser in connection with the Offer, in consideration for the cancellation of such Option an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of $33 over the exercise price per Share previously subject to such Option. The payments with respect to the cancellation of the options represent in some cases an acceleration of the options, which acceleration the holders of options would not have received absent the Merger Agreement. As of March 2, 1995, options to purchase 7,068,713 shares of Common Stock were outstanding at exercise prices ranging between $.05 and $23.125 per share. The Merger Agreement prohibits the Company from granting any additional options for shares of Common Stock. The following amounts have been paid to Management upon cancellation of the Employee Options: Mr. Albers, Chairman and Chief Executive Officer and Member of the Board--$44,241,37, Mr. Rosenstein, Executive Vice President and Member of the Board--$29,421,150, Mr. Knowles, Executive Vice President and Member of the Board--$13,149,371, Mr. Mullin, Executive Vice President--$16,215,850, Mr. Grier, Senior Vice President--$5,064,750.

    Indemnification and Insurance. Pursuant to the Merger Agreement, Parent has agreed that the Certificate of Incorporation and the By-laws of the Surviving Corporation and each of its subsidiaries (the "Subsidiaries") shall contain provisions no less favorable with respect to indemnification and advancement of expenses than were set forth in Article VI of the Certificate of Incorporation of the Company as of the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law. The Company has agreed that from and after the date on which Purchaser's designees are appointed to the Board of Directors pursuant to the Merger Agreement, the Company shall not amend, repeal or otherwise modify the indemnification and advancement of expenses provisions of Article VI of the Certificate of Incorporation of the Company or the indemnification or advancement of expenses provisions in the Certificate of Incorporation of any of the Company's Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law. Parent has also agreed, pursuant to the Merger Agreement, that the Company shall, from and after the date of the Merger Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200 percent of the current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be approximately $700,000 in the aggregate) and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation will purchase as much coverage as possible for that amount. See "THE MERGER--The Merger Agreement--Indemnification and Insurance".

    Indemnification Agreements. The Company entered into indemnification agreements with each person who as of January 25, 1995 was a director or executive officer of the Company. See "ELECTION OF DIRECTOR" for a summary of such indemnification agreements.

    Employee Severance Plan. On February 24, 1994, the Company adopted the Special Plan and Severance Benefits Program for Employees of Dr Pepper/Seven-Up Corporation covering full-time active employees of the Company who continue in the employ of the Company (or successor entity) after a "Change of Control". See "ELECTION OF DIRECTOR" for a summary of such plan.

    Executive Severance Agreements and Change in Control Arrangements. In 1989, 1991 and 1992, the Company entered into executive severance agreements with five executive officers of the Company. See "ELECTION OF DIRECTOR" for a summary of such agreements and arrangements.

    Employment Agreements. Effective as of January 1, 1993, the Company entered into employment agreements with two executive officers of the Company. See "ELECTION OF DIRECTOR" for a summary of such agreements.

    Employee Benefits. Pursuant to the Merger Agreement, Parent has agreed to maintain each of the Company's existing employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement Income Security Act (excluding any equity or incentive compensation plans or the severance plans referred to below) until at least December 31, 1995. Parent has further agreed that for 1996, Parent will provide the Company's employees with plans or programs providing benefits which in the aggregate are not less favorable to such employees than the benefits provided to them under existing employee benefit plans of the Company. For a description of further arrangements between the Company and Parent with respect to employee matters, see "THE MERGER--The Merger Agreement--Employee Benefits".

    Each of the indemnification, insurance, employment and severance agreements described above grants rights to the relevant directors and officers with respect to the Company that are in addition to the rights such directors and officers enjoy solely in their capacity as stockholders. Therefore, such officers and directors have interests in these arrangements that potentially conflict with those of the Company and its other stockholders.

    In addition to the foregoing matters, stockholders should be aware that, since March 2, 1995, pursuant to the Merger Agreement, the Board of Directors has consisted and currently consists of three Board members, each of whom was designated by Purchaser and is affiliated with Parent.

    The Company has two agreements in effect with certain subsidiaries of Parent, an Extract Production Agreement and a Post-Mix Concentrate/Syrup Royalty Agreement ("Post-Mix Agreement"). Pursuant to the Extract Production Agreement, a subsidiary of the Company manufactures for Cadbury Inc. on a fee basis certain soft drink concentrates. Cadbury Inc. paid tolling fees to the Company under the Extract Production Agreement of $1,724,000, $2,025,000 and $2,104,000 in 1992,
1993 and 1994 respectively. Under the Post-Mix Agreement the Food Service Division of the Company acts as sales agent in the United States for marketing post-mix fountain concentrates to certain types of customers under trademarks owned or licensed by Cadbury Inc. The Company paid royalties to Cadbury Inc. under the Post-Mix Agreement of $369,000, $378,000 and $402,000 in 1992, 1993
and 1994 respectively.

PAYMENT FOR SHARES OF COMMON STOCK

    As a result of the Merger, holders of certificates formerly representing shares of Common Stock will cease to have any equity interest in the Company. After consummation of the Merger, all certificates formerly evidencing shares of Common Stock (other than shares held (i) in the treasury of the Company or owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or the Company (which will be cancelled and retired without any conversion thereof and without any payment with respect thereto) or (ii) by Section 262 Holders) will be required to be surrendered to First Chicago Trust Company of New York (the "Paying Agent") in order to receive the cash price of $33 per share of Common Stock to which the holders thereof will be entitled as a result of the Merger. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.

    DETAILED INSTRUCTIONS WITH REGARD TO THE SURRENDER OF CERTIFICATES, TOGETHER WITH A LETTER OF TRANSMITTAL, WILL BE FORWARDED TO FORMER HOLDERS OF SHARES OF COMMON STOCK BY THE PAYING AGENT PROMPTLY FOLLOWING THE EFFECTIVE TIME. HOLDERS OF SHARES OF COMMON STOCK SHOULD NOT SUBMIT THEIR CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED SUCH MATERIALS. PAYMENT FOR SHARES OF COMMON STOCK WILL BE MADE TO FORMER HOLDERS OF SHARES AS PROMPTLY AS PRACTICABLE FOLLOWING RECEIPT BY THE PAYING AGENT OF THEIR CERTIFICATES AND OTHER REQUIRED DOCUMENTS.

MANAGEMENT OF THE COMPANY'S BUSINESS AFTER THE MERGER; CERTAIN EFFECTS OF THE MERGER

    Parent is continuing to conduct a detailed review of the Company and its assets, businesses, labor practices, operations, properties, corporate structure, capitalization, management and personnel and is considering and discussing with the Company what changes will be desirable.

    Except as set forth above and as otherwise described in this Proxy Statement, Parent, Purchaser and the Company do not have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

    If the Merger is consummated, the Common Stock will cease to be listed on the NYSE, public trading of the Common Stock will cease and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.

ACCOUNTING TREATMENT OF THE TRANSACTION

    The Merger will be accounted for under the "purchase" method of accounting. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

REGULATORY APPROVALS

    On February 16, 1995, the waiting period under the HSR Act applicable to the Offer and the Merger expired.

    Parent, Purchaser and the Company know of no remaining federal or state regulatory requirements that must be complied with or approvals that must be obtained in order to consummate the Merger, other than the filing of the Certificate of Merger or the Merger Agreement with the Secretary of State of the State of Delaware.

CERTAIN STOCKHOLDER LITIGATION

    On September 3, 1993, Adele Brem, a purported holder of shares of Common Stock of the Company, filed a lawsuit styled Adele Brem v. Dr Pepper/Seven-Up Companies, et al. relating to the adoption by the Company of the Rights Agreement, dated as of September 1, 1993 between the Company and Bank One, Texas, N.A., as Rights Agent (as amended, the "Rights Agreement") in Delaware Chancery Court. The complaint is filed individually on behalf of the plaintiff and purportedly on behalf of all holders of Common Stock (other than the individual defendants), and names the Company and each person that was then a member of its Board of Directors as defendants. In the complaint, the plaintiff alleges, among other things, that in implementing the Rights Agreement, the individual defendants have wrongfully misled the shareholders and the investing community regarding the purpose and effect of the Rights Agreement, have violated their fiduciary duties owed to the plaintiffs and the class, have not and are not exercising proper and independent business judgment, have acted and are acting to the detriment of the Company and its public shareholders for their own personal benefit and have pursued a course of conduct designed to entrench themselves in their positions of control within the Company. The plaintiff seeks a judgment ordering, among other things, that defendants rescind the adoption of the Rights Agreement, as well as unspecified damages, attorney's fees and other relief.

    On September 10, 1993, Terrence Pearman, a purported holder of shares of Common Stock of the Company, filed a second lawsuit styled Terrence Pearman v. Dr Pepper/Seven-Up Companies, et al. relating to the adoption by the Company of the Rights Agreement in Delaware Chancery Court against the Company and each person that was then a member of its Board of Directors. The complaint is filed individually on behalf of the plaintiff and purportedly on behalf of all holders of Common Stock, and makes substantially the same allegations and seeks substantially the same relief as made and sought in the lawsuit described above brought by Adele Brem.

    The Company has informed Parent and Purchaser that it believes that the two foregoing lawsuits are without merit and that, among other things, the individual defendants have not breached any fiduciary duties in adopting the Rights Agreement and that the Rights Agreement was fair and in the best interests of the Company and its shareholders.

    The complaint in King v. Dr Pepper/Seven-Up Companies, et al., filed on October 26, 1994 in the U.S. District Court for the Northern District of Texas, Dallas Division (the "King Court"), alleges, among other things, that the defendants knowingly or recklessly engaged in a plan to depress the market price of the Company's securities by misstating and concealing material information concerning the true status of merger discussions between Parent and the Company, thereby violating Section 10(b) and Rule 10b-5 under the Exchange Act. In addition, the complaint alleges that John R. Albers violated Section 20(a) of the Exchange Act by failing to disseminate truthful information with respect to the Company's business. Relief requested includes unspecified damages and expenses (including attorneys' fees). As a result of defendants' motion to dismiss based on the plaintiff's failure to plead fraud with specificity and failure to state a claim for securities fraud, on January 24, 1995, the King Court issued an Order to File Amended Complaint (the "Order"). Under the Order, the plaintiff has 20 days in which to re-file her complaint. Pursuant to the Order, the plaintiff filed an amended complaint on February 15, 1995. On February 21, 1995, the defendants filed a supplement to their motion to dismiss the action. The King Court entered an order denying the defendants' motion to dismiss on February 28, 1995. The parties to this action currently are negotiating discovery schedules, with discovery expected to commence in the next few weeks. The defendants believe that the allegations of the amended complaint are without merit and intend to defend the case vigorously.

    Another purported class action suit, styled Sarnoff v. Dr Pepper/Seven-Up Companies et al., was filed on October 28, 1994 in the District court for the 44th Judicial District of Texas in Dallas County, Texas wherein the plaintiff alleges, among other things, that the defendants breached their fiduciary duties to the Company's stockholders (i) in order to entrench themselves in office by maintaining the Rights Agreement, which chilled the marketplace so that they could negotiate only with Parent in order to receive generous severance packages and (ii) by reason of their refusal to negotiate with other potential acquirors on the same playing field as they created for Parent. The defendants believe that the complaint is without merit and intend to defend the case vigorously.

    On January 23, 1995, three stockholders of the Company each filed purported class action lawsuits, Tuchman v. Albers, Civ. Action No. 13997, Balan v. Dr Pepper/Seven-Up Companies, Inc., Civ. Action No. 13995, and Shaev v. Dr Pepper/Seven-Up Companies, Inc., Civ. Action No. 13996, in the Court of Chancery of the State of Delaware against the Company and certain of its directors in connection with the then proposed Merger Agreement and the transactions contemplated thereby. The lawsuits allege, inter alia, that the consideration to be paid is inadequate and that the defendants, by failing sufficiently to explore third-party interest in the Company, have breached their fiduciary duty to maximize stockholder value. The lawsuits seek, among other things, an injunction requiring the Company to explore third-party alternatives to the Offer, a declaration of the invalidity either of the Rights Plan or of any action taken by the Company to prevent the terms thereof from applying to the Merger Agreement and the transactions contemplated thereby, and unspecified damages and attorneys' fees. The Company has advised Parent and Purchaser that it believes that the purported class action lawsuits are without merit and that it intends to defend against the lawsuits vigorously.

    Three additional purported class action lawsuits were filed by stockholders in the Court of Chancery of the State of Delaware on January 25, 1995: Rosenberg
v. Dr Pepper/Seven-Up Companies, Inc., et al., Civ. Action No. 13999, Burt v. Dr Pepper/Seven-Up Companies, Inc., et al., Civ. Action No. 14001, and Manson v. Dr Pepper/Seven-Up Companies, Inc., et al., Civ. Action No. 14002. These lawsuits, like the stockholder lawsuits filed on January 23, 1995 described above, allege that the defendants have breached their fiduciary duty to maximize stockholder value by failing to explore third-party interest in the Company. The complaints ask for injunctive relief (in the form of prohibiting any actions by the defendants which might diminish shareholder value), compensatory damages, and attorneys' and experts' fees. The complaint in Rosenberg v. Dr Pepper/Seven-Up Companies, Inc., et al., asks for further injunctive relief, in the form of an order requiring the defendants to appoint a disinterested committee to ensure that all conflicts of interest would be resolved in the best interests of the Company's public stockholders. The Company has advised Parent and Purchaser that it believes that these purported class action lawsuits are without merit and that it intends to defend against the lawsuits vigorously.

    On February 2, 1995, Vice Chancellor William B. Chandler of the Delaware Court of Chancery signed an Order to consolidate the eight shareholder suits filed in Delaware against the Company. The caption of the consolidated action reads: In Re Dr Pepper/Seven-Up Companies, Inc. Shareholders Litigation, Civ. Action No. 13109 (the "Consolidated Action"). Counsel for the defendants did not object to entry of the proposed Order.

    On February 7, 1995, Vice Chancellor Chandler signed an Order granting Plaintiffs' request for expedited discovery in the Consolidated Action, and scheduled Plaintiffs' application for a preliminary injunction to be heard on February 27, 1995 at 10:00 a.m. Additionally, the parties to the Consolidated Action signed a stipulation for the production and exchange of confidential information, which was signed "So Ordered" by Vice Chancellor Chandler on February 7, 1995.

    On February 10, 1995, plaintiffs filed a consolidated and amended complaint in In Re Dr Pepper/Seven-Up Companies, Inc. Shareholders Litigation, Civ. Action No. 13109, Delaware Court of Chancery. The amended complaint essentially reasserts the claims previously made in the separate shareholder actions previously filed in Delaware. The claims against the Board include breach of fiduciary duty and conflict of interest, improper employment of anti-takeover devices and failure to provide full disclosure in connection with the proposed transaction with Parent. The sole claim against Parent alleges that Parent is liable as an aider and abettor of the breaches of fiduciary duty alleged against the Board. The consolidated and amended complaint asks for relief similar to that which was requested in the separate actions. In addition to class certification, plaintiffs seek an injunction prohibiting the transaction with Parent and creating an open bidding process for the acquisition of the Company, as well as compensatory damages, costs and disbursements (including attorneys' and experts' fees), and a declaration that Parent is not entitled to any rights under the Merger Agreement and Stockholders Agreement.

    The plaintiffs in In Re Dr Pepper/Seven-Up Companies, Inc. Shareholders Litigation, as represented by plaintiffs' counsel, entered into a Memorandum of Understanding, dated February 21, 1995 (the "Memorandum of Understanding"), with the defendants (through their counsel) pursuant to which the Consolidated Action will be settled. The settlement contemplated by the Memorandum of Understanding will not be effective unless, among other things, the plaintiffs in Sarnoff v. Dr Pepper/Seven-Up Companies, Inc., et al., Civ. Action No. 94-11313-B (the "Sarnoff Action"), a purported class action lawsuit filed in the District Court for the 44th Judicial District of Texas in Dallas County, Texas (the "Texas Court"), execute the appropriate documentation necessary to have the action pending before the Texas Court non-suited and refiled with the Delaware Court at which time the refiled Sarnoff Action will be consolidated with and become part of the Consolidated Action. The proposed settlement is subject to, among other things, approval of the Delaware Court.

    The Memorandum of Understanding provides for a settlement of the Consolidated Action (which will include the refiled Sarnoff Action) on the following general terms: (i) the certification of the Consolidated Action, as class actions under the rules of the Delaware Court, which class would consist of all holders of common stock of the Company (other than the defendants) on and between September 1, 1993 and the effective date of the Merger; (ii) the complete discharge, settlement and release of, and an injunction barring, all claims, rights, causes of action, suits, matters and issues, whether known or unknown, that have been, could have been, or in the future might be asserted in the Consolidated

Action or in any court or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence or otherwise) by or on behalf of plaintiffs or any member of the class, whether individual, class derivative, representative, legal, equitable or any other type or in any other capacity against the defendants or any of their associates, affiliates, subsidiaries, present or former officers, directors, employees, attorneys, accountants, financial advisors or other advisors or agents, heirs, executors, personal representatives, estates, administrators, and successors and assigns (in each case, in each and every capacity) (the "Defendants"), which have arisen, arise now or hereafter rise out of or relate in any way to the Offer, the Merger, the Merger Agreement, the Rights Agreement, the Stockholders Agreement or any of the transactions or events described in the complaints in the Consolidated Action or any disclosures related thereto (collectively, the "Settled Claims") (subject to certain limited exceptions); (iii) the Defendants in each such action have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the plaintiffs or any members of the class; (iv) the Defendants in the actions are entering into the Memorandum of Understanding, and will be entering into proposed settlement documentation, solely because the proposed settlement would eliminate the burden and expense of further litigation and would facilitate the consummation of the Offer and the Merger, which they believe to be in the best interests of the Company and all of its stockholders; and (v) subject to the order of the Delaware Court, pending final determination of whether the settlement provided for by the Memorandum of Understanding should be approved, the plaintiffs and all members of the class, or any of them, are barred and enjoined from commencing or prosecuting any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity against any of the Defendants. An amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 was filed with the Securities and Exchange Commission (the "Commission") and mailed by the Company to stockholders of the Company pursuant to the terms of the settlement provided for in the Memorandum of Understanding. In addition, the parties have agreed in the Memorandum of Understanding that plaintiffs' counsel in the Consolidated Action will apply to the Delaware Court for an aggregate award of attorneys' fees and expenses in an amount not to exceed $690,000, which Defendants have agreed not to oppose.

    Plaintiffs and the Defendants intend to submit the proposed Settlement to the Chancery Court for its approval, upon a hearing to be held after notice to the members of the plaintiff class. This hearing has not yet been held and the approval of the court has not yet been obtained.

    In accordance with the settlement contemplated in the Memorandum of Understanding, the plaintiffs in the Sarnoff Action refiled their complaint in the Delaware Chancery Court on February 24, 1995. Thereafter, the plaintiffs filed a motion to non-suit the Sarnoff Action in Texas on February 27, 1995, and the motion was granted by the Texas Court on February 28, 1995. The refiled Sarnoff Action has not yet been consolidated by the Delaware Chancery Court into the Consolidated Action.

THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement, a conformed copy of which is included with this Proxy Statement as Annex A. Such summary is qualified in its entirety by reference to the Merger Agreement.

    The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect, wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262) shall be cancelled and converted automatically into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, par value $.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, unless otherwise determined by Parent prior to the Effective Time, and subject to the requirements of sections of the Merger Agreement that provide for indemnification of directors and officers (as described herein), the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, and shall be amended and restated to conform to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Dr Pepper/Seven-Up Companies, Inc." The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, and subject to the requirements of sections of the Merger Agreement that provide for indemnification of directors and officers, will be the By-laws of the Surviving Corporation.

    Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, subject to its fiduciary duties under applicable law as advised in writing by independent counsel, in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting").

    Proxy Statement. The Merger Agreement provides that the Company shall, as soon as practicable following consummation of the Offer, file with the Commission under the Exchange Act, and use its reasonable best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable time. The Company has also agreed, subject to its fiduciary duties under applicable law as advised in writing by counsel, to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use its reasonable best efforts to obtain such approval and adoption. To the extent permitted by law, Parent and Purchaser have each agreed to vote all shares beneficially owned by them in favor of the Merger.

    Designation of Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board, and each committee thereof, as shall give Purchaser representation on the Board, and each committee thereof, equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. Pursuant to these provisions of the Merger Agreement, on March 2, 1995, Purchaser designated three directors to the Board and all other directors resigned from the Board.

    Amendments. The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company or if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Parent and its subsidiaries).

    Treatment of Stock Options. Immediately after the date on which the Purchaser accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date of the Offer, each outstanding option to purchase Shares (in each case, an "Option") granted under the Company's 1988 Stock Option Plan, as amended, 1988 Non-Qualified Plan, as amended, 1993 Stock Ownership Plan, as amended, and Non-Qualified Stock Option Plan for Non-Employee Directors (collectively, the "Stock Option Plans"), whether or not then exercisable, was cancelled by the Company, and each holder of a cancelled Option became entitled to receive from Purchaser, at the same time as payment for Shares was made by Purchaser in connection with the Offer, in consideration for the cancellation of such Option an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option.

    Indemnification and Insurance. The Merger Agreement further provides that the Certificate of Incorporation and the By-laws of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification and advancement of expenses that then are set forth in Article VI of the Certificate of Incorporation of the Company as of the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law. The Company has agreed that from and after the date of the Merger Agreement and the election or appointment of Purchaser's designees to the Board pursuant to the Merger Agreement (the "Purchaser's Election Date"), the Company shall not amend, repeal or otherwise modify the indemnification and advancement of expenses provisions of Article VI of the Certificate of Incorporation of the Company or the indemnification or advancement of expenses provisions in the Certificate of Incorporation of any of the Company's Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law.

    The Merger Agreement also provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time) (a "Claim"), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any Claim arising out of the Merger Agreement or any of the transactions contemplated thereby), whether occurring before or after the Effective Time, whether asserted prior to or at or after the Effective Time, for a period of six years after the later of the date of the Merger Agreement and the Effective Time, in each case to the fullest extent permitted under the DGCL (and will pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances required under the DGCL). In the event of any such claim, action, suit, proceeding or investigation, the Merger Agreement provides that (i) the Indemnified Parties may retain counsel, including local counsel, satisfactory to them and the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of such counsel promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall use all reasonable efforts in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

    The Merger Agreement provides that the Company shall, from and after the date of the Merger Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200 percent of the current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be approximately $700,000 in the aggregate) and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation will purchase as much coverage as possible for that amount.

    Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations. The Merger Agreement provides that the By-laws of the Surviving Corporation and each of its Subsidiaries shall contain the provisions with respect to indemnification and advancement of expenses set forth in the By-laws of the Company on the date of the Merger Agreement, and that such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. The Merger Agreement provides that, from and after the Purchaser's Election Date, the Company shall not amend, repeal or otherwise modify the indemnification and advancement of expenses provisions of the By-laws of the Company or the indemnification and advancement of expenses provisions of the By-laws of any of the Company's Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law.

    The Merger Agreement provides that the obligations of the Company or the Surviving Corporation with respect to the above described agreements regarding indemnification and insurance shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom the indemnification and insurance provisions therein apply without the consent of each affected director, officer, employee, fiduciary and agent.

    The Merger Agreement provides that in the event that the Company or the Surviving Corporation should fail, at any time from and after the Purchaser's Election Date, to comply with any of the foregoing indemnification and insurance obligations for any reason, Parent shall be responsible therefor. Parent agreed to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Company or the Surviving Corporation may have or claim (except as would otherwise be prohibited by applicable provisions of the DGCL). Parent, Purchaser, and the Company intend that the officers, directors, employees, fiduciaries and agents of the Company and its Subsidiaries shall be fully indemnified and that the foregoing indemnification provisions shall be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Company or Purchaser. Parent and Purchaser understand that the Company has entered into contractual indemnification arrangements with each of its current directors and officers.

    Employee Benefits. Pursuant to the Merger Agreement, Parent has agreed to maintain each of the Company's existing employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement Income Security Act (excluding any equity or incentive compensation plans or the severance plans referred to below), until at least December 31, 1995. Parent has further agreed that for 1996, Parent will provide the Company's employees with plans or programs providing benefits which in the aggregate are not less favorable to such employees than the benefits provided to them under existing employee benefit plans of the Company.

    Parent has also agreed that the Company's employees will continue to participate in the Company's existing incentive compensation plans until December 31, 1995 on the same basis as they are now participating. The Merger Agreement further provides that for 1996 the employees will participate in any incentive plan of Parent or any of its subsidiaries in effect as of the date of the Merger Agreement or created thereafter, on substantially the same terms and subject to substantially the same conditions and criteria as similarly situated U.S. employees of Parent or any of its subsidiaries. In addition, the Company's employees will also participate in 1995 and 1996 in any employee stock option plan of Parent or any of its subsidiaries in effect as of the date of the Merger Agreement or created thereafter, also on such substantially similar terms, conditions and criteria.

    Pursuant to the Merger Agreement, Parent has agreed that, until two years after the date upon which the Purchaser shall have purchased the Shares pursuant to the Offer, the Surviving Corporation will provide (i) severance payments consistent with the existing Company Severance Benefits Program for Employees to all officers (except the Chairman of the Board) and employees, and (ii) reasonable outplacement services for all officers of the Company and its subsidiaries and any divisional managers employed by the Company or its subsidiaries at the date upon which the Purchaser shall have purchased the Shares pursuant to the Offer, in each case, who are terminated without cause (as that term is defined in the Company's Severance Benefit Program for Employees), prior to such date. Parent has further agreed that the severance agreements between the Company and each of Messrs. Albers and Rosenstein shall be amended to provide that amounts payable thereunder upon termination after a Change of Control (as defined thereunder) will be payable upon termination by the Company (or the Surviving Corporation) without cause (as defined thereunder) or by the employee for any reason. Finally, Parent has committed that all Pension and Profit Sharing Plans of the Company shall be amended to provide that all participants therein as of the date upon which the Purchaser shall have purchased the Shares pursuant to the Offer shall be fully vested in their benefits thereunder as of such date.

    Further Action. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Offer and the Merger, (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger, and (iii) except as contemplated by the Merger Agreement, use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or result in a breach of any covenant made by it in the Merger Agreement.

    Under the Merger Agreement, Parent has agreed to take all action necessary to cause Purchaser to perform all of Purchaser's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants and obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in the Merger Agreement. The Merger Agreement provides that Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Purchaser and for any breach of the foregoing covenant.

    Section 203 of the DGCL. The Merger Agreement provides that (i) no representation and warranty made by the Company shall be deemed to be untrue nor shall the Company be deemed to be in breach of any such representation or warranty and (ii) the Company shall not be deemed in breach of any covenant or agreement contained herein, in each case to the extent that any such breach or failure results directly or indirectly from the application to the transactions contemplated by the Merger Agreement of Section 203 of the DGCL. The Merger Agreement provides that neither Parent nor Purchaser shall be entitled to assert the failure of any condition to the consummation of the Offer or the Merger, where the failure to satisfy such conditions results directly or indirectly from the application to the transactions contemplated by the Merger Agreement of
Section 203 of the DGCL.

    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement then in office are required to use their reasonable best efforts to take all such action.

    Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL (including Section 203 thereof) and the Company's Certificate of Incorporation; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement (other than Section 203 of the DGCL); and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

    Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of the
Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company prior to Purchaser's Election Date; (b) by Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before the later of (x) September 30, 1996 and (y) 90 days following the date on which Parent or any of its subsidiaries or affiliates is no longer subject to the restrictions set forth in Section 203 of the DGCL; provided, however, that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

    In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

THE STOCKHOLDERS AGREEMENT

    Simultaneously with the execution of the Merger Agreement, the Stockholders entered into the Stockholders Agreement, pursuant to which, upon the terms set forth therein, each Stockholder agreed to tender and sell, in accordance with the terms of the Offer, all Shares owned by such Stockholder. Further, each Stockholder agreed not to withdraw his Shares unless (i) taking into account the Shares tendered by the Stockholders, the Minimum Condition (as defined in the Merger Agreement) shall not have been satisfied in the Offer, or (ii) the Board or any committee thereof shall have withdrawn or modified in any manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger, or the Merger Agreement. As of January 25, 1995, the Stockholders owned (either beneficially or of record, excluding certain Shares held in certain trusts and Shares issuable upon the exercise of stock options currently outstanding) Shares constituting approximately 4.4 percent of the outstanding Shares on a fully diluted basis. Each of the Stockholders tendered his Shares in accordance with the terms of the Stockholders Agreement.

THE RIGHTS AGREEMENT

    On September 1, 1993 the Company issued a dividend of one right to purchase preferred stock (a "Right") for each then outstanding share of the Company's Voting Common Stock ("Common Stock") and Non-Voting Common Stock, par value $.01 per share, pursuant to the Rights Agreement dated as of September 1, 1993, as amended as of January 25, 1995 (the "Rights Agreement") between the Company and Bank One, Texas N.A., as Rights Agent. On October 4, 1993 all the outstanding shares of Non-Voting Common Stock were converted by Cadbury Inc., the holder thereof, into shares of Common Stock. Each Right, if and when exercisable, entitled the registered holder (other than an Acquiring Person (as defined in the Rights Agreement)), at the then current exercise price of the Right, to purchase in certain circumstances a number of shares of Common Stock having a market value of two times the exercise price of the Right and in certain circumstances a number of shares of common stock of the Acquiring Person having a market value of two times the exercise price of the Right. Pursuant to the Merger Agreement, the Company has amended the Rights Agreement to provide that
(i) neither Parent nor its affiliates would be deemed to be the beneficial owner of nor to beneficially own any Common Stock beneficially owned by Messrs. Albers, Rosenstein and Hicks, as a result of the Stockholders Agreement, until such Common Stock was accepted for purchase pursuant to the Offer; (ii) the Expiration Date (as defined in the Rights Agreement) will be deemed to have occured immediately prior to the purchase of Common Stock pursuant to the Offer;
(iii) the designation by the Board of any Offer as a "Permitted Offer" may be rescinded at any time prior to the acceptance of Common Stock pursuant to the Offer; and (iv) none of the execution or delivery of the Merger Agreement or the Stockholders Agreement, or the acceptance for payment or payment for shares of Common Stock by Purchaser pursuant to the Offer, or consummation of the Merger shall cause: (A) Parent or Purchaser or any of their affiliates to be an Acquiring Person; (B) a Stock Acquisition Date (as defined in the Rights Agreement) to occur; or (C) a Distribution Date (as defined in the Rights Agreement) to occur in accordance with the terms of the Rights Agreement, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine. On March 2, 1995, Purchaser accepted the Shares for payment pursuant to the Offer, and immediately prior to such acceptance, the Rights expired.

    The foregoing description of the Rights is qualified in its entirety by reference to the text of the Rights Agreement and the other documents included in the Company's Report on Form 8-K dated September 1, 1993 and the amendment thereto included as Exhibit 2 to the Company's Form 8-A/A dated February 1, 1995, as filed with the Securities and Exchange Commission, copies of which may be obtained in the manner set forth under the heading "AVAILABLE INFORMATION".

CERTAIN TAX CONSEQUENCES OF THE MERGER

    The receipt of cash for shares of Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a stockholder will recognize gain or loss for such purposes equal to the difference between the cash received and such stockholder's tax basis for the shares of Common Stock such stockholder sells in the Merger. For federal income tax purposes, such gain or loss will be a capital gain or loss if the shares of Common Stock are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the Effective Time. There are limitations on the deductibility of capital losses.

    The summary of tax consequences set forth above is for general information only. The tax treatment of each stockholder will depend in part upon his particular situation. Actual tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired the shares of Common Stock through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire shares of Common

Stock. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN LAWS.

RIGHTS OF DISSENTING STOCKHOLDERS

    If the Merger is consummated, holders of shares of Common Stock are entitled to appraisal rights under Section 262, provided that they comply with the conditions established by Section 262.

    SECTION 262 IS REPRINTED IN ITS ENTIRETY AS ANNEX B TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX B. THIS DISCUSSION AND ANNEX B SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    A record holder of shares of Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Common Stock. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger. Stockholders of Parent will have no appraisal rights in connection with the Merger.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Annual Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders of Common Stock.

    Holders of shares of Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger Agreement. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of Common Stock be voted against the proposal or that an abstention be registered with respect to his or her shares of Common Stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of Common Stock because, in the absence of express contrary instructions, such shares of Common Stock will be voted in favor of the proposal. Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the Common Stock. A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, fiduciary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner.

    A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Dr Pepper/Seven-Up Companies, Inc., 8144 Walnut Hill Lane, Dallas, Texas 75231-4372, Attention: Nelson A. Bangs, Secretary.

    The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

    Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Parent or Purchaser to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

    If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Holders of shares of Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

    Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and Parent and Purchaser have no present intention to do so, any holder of shares of Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) that no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                            FINANCING OF THE MERGER

    Approximately $1,498 million was required to pay for the 45,387,180 Shares purchased by Purchaser pursuant to the Offer. In addition, approximately $26.3 million will be required to purchase the remaining Shares pursuant to the Merger, and approximately $44.2 million will be required to pay related fees and expenses incurred by Parent and Purchaser in connection with the Offer and expected to be incurred by Parent and Purchaser in connection with the Merger (including financing-related costs). The foregoing does not include an additional $188 million paid by the Company in connection with the cancellation of employee stock options or approximately $10.2 million in fees or expenses paid or to be paid by the Company in connection with the Offer and the Merger. Purchaser received the necessary funds to purchase the Shares pursuant to the Offer from Parent and its affiliates. Parent and its affiliates obtained such funds from the net proceeds of the rights offering described below (the "Rights Offering"), from existing resources and from funds available pursuant to certain existing committed credit facilities (the "Credit Facilities") provided under a Facilities Agreement, dated January 26, 1995, by and among Parent, Cadbury Schweppes Finance Limited, Midland Bank plc and The Toronto-Dominion Bank and Samuel Montagu & Co. Limited, as agent, as amended on March 8,

1995 to provide for other banks to become additional lenders thereunder (such banks, together with Midland Bank plc and The Toronto-Dominion Bank, the "Banks") (as so amended, the "Facilities Agreement"). In addition, Parent provided an underwritten enhanced scrip dividend alternative (the "UESDA"), which effectively increased the cash resources available to Parent despite the declaration of a dividend on its issued share capital. (Pounds Sterling amounts in this description have been translated into U.S. dollars at the Noon Buying Rate for Pounds Sterling of B.P.1.00 = $1.58 on January 31, 1995).

    The Rights Offering. Under the Rights Offering, Parent offered holders of its Ordinary Shares the right to subscribe for one unit (a "Stock Unit") of non-interest-bearing convertible unsecured loan stock for every seven Ordinary Shares held of record on January 30, 1995. The purchase price of each Stock Unit was B.P.3.40 ($5.37) (the "Rights Price"), payable in two installments. Each fully paid Stock Unit is convertible into one Ordinary Share of Parent (collectively, the "New Ordinary Shares").

    The first installment of the Rights Price was B.P.1.02 ($1.61), payable on acceptance of the rights, and raised approximately B.P.115 million ($181.7 million), net of commissions. The second installment of the Rights Price is B.P.2.38 ($3.76), to raise approximately B.P.280 million ($442.4 million), net of commissions was payable by April 5, 1995. The second installment became payable upon the satisfaction of the conditions to the Offer.

    An aggregate amount of 119,136,851 Stock Units were issued under the Rights Offering, and were converted, upon payment of the second installment, into 119,136,851 New Ordinary Shares. The net proceeds of the Rights Offering were approximately B.P.395 million ($624.1 million).

    Kleinwort Benson Limited ("Kleinwort U.K."), the indirect parent of KBNA, underwrote the Rights Offering. Pursuant to its agreement to underwrite the Stock Units, Kleinwort U.K. earned commissions of an amount equal to 2.3875 percent of the maximum aggregate subscription price for the total amount of the Stock Units to be issued pursuant to the Rights Offering at the Rights Price (out of which Kleinwort U.K. paid commissions of an amount equal to 1.6375 percent of such maximum aggregate subscription price to the sub-underwriters and a fee of 0.25 percent of such maximum aggregate subscription price to the brokers to the Rights Offering). Parent agreed to pay the expenses of the issue of the Stock Units and to indemnify Kleinwort U.K. against liabilities arising as a result of its services in connection therewith.

    The provisional allotment letters sent to shareholders of Parent evidencing the right to subscribe for the Stock Units and the New Ordinary Shares were not registered under the Securities Act of 1933, and they may not, as part of their distribution, be offered, sold, taken up, renounced or delivered, directly or indirectly, in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Except in certain limited circumstances, provisional allotment letters may not be sent to persons with registered addresses in the United States.

    The Credit Facilities. The Credit Facilities are comprised of two separate committed unsecured revolving credit facilities which Parent established with the Banks as lenders. The commitments under the Credit Facilities are for a $1.0 billion facility ("Facility A") available to be used for general corporate purposes (including financing of acquisitions) of Parent and its subsidiaries (the "Group"), and a $1.4 billion facility ("Facility B") available to be used as short-term bridging finance, pending the availability of long-term financing. Facility B is to operate as a revolving credit facility until January 25, 1996, and thereafter (to the extent that any advance or advances are outstanding on that date) as a term loan. The final repayment date for both facilities is January 26, 1998. The rate of interest applicable to advances made under the Credit Facilities is a rate equal to the London Interbank Offered Rate for the relevant interest period plus a margin of 0.225 percent per annum.

    Commitment fees are payable on the undrawn and uncancelled portions of each facility. Parent is entitled to nominate additional or substitute borrowers under the Facilities Agreement and has unconditionally guaranteed the obligations of any borrower thereunder.

    On January 31, 1995, Parent paid the first installment of the arrangement and underwriting fee under the two Credit Facilities. Parent paid a second installment of the arrangement and underwriting fee within three business days after the conditions to the Offer had been satisfied.

    The Banks have agreed that, until April 1, 1995, drawings may be made under the Facilities Agreement on an unconditional basis and that the maturity of existing advances will not be accelerated by virtue of any event of default or otherwise.

    Of the $2.4 billion initially available to Parent pursuant to the Credit Facilities, approximately $1.33 billion of the amount available was drawn down on March 6, 1995, leaving $1.07 billion of it available.

    Parent anticipates that indebtedness incurred through borrowings under the Credit Facilities will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Parent and its affiliates (including, following the Merger, funds generated by the Surviving Corporation), bank financing, and the public or private sale of debt, preference, or equity securities. No decision has been made concerning the method Parent will employ to repay such indebtedness. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate. Parent intends to refinance approximately B.P.253 million ($400 million) of the Credit Facilities through the sale of U.S. dollar fixed rate cumulative guaranteed preference securities ("Preferred Securities") issued by a limited partnership, of which Parent is the general partner, and guaranteed by Parent.

    The Underwritten Enhanced Scrip Dividend Alternative. Parent also issued approximately 31.8 million new Ordinary Shares of Parent pursuant to the UESDA (the "UESDA Shares"), which effectively increased the cash resources available to the Group by approximately B.P.98.2 million ($158.0 million (including consequential savings of U.K. advance corporation tax and net of commissions). The impact of undertaking the UESDA and the Rights Offering, rather than undertaking a larger rights offering and paying a final cash dividend in the typical manner, thereby raising the same net amount, is to permit Parent to avoid the applicability of U.K. advance corporation tax ("ACT") payments on future Parent dividends totalling approximately B.P.20 million ($31.6 million).

    Pursuant to its agreement to procure purchasers for the UESDA Shares, Kleinwort U.K. earned commissions equal to 2.3875 percent of an amount equal to the aggregate value at the Rights Price of the maximum number of UESDA Shares (36,063,046) (out of which Kleinwort U.K. paid commissions equal to 1.6375 percent of such amount to the sub-underwriters and a fee equal to 0.25 percent of such amount to the brokers to the Rights Offering). Parent has agreed to pay the expenses of the issue of the UESDA Shares and to indemnify Kleinwort U.K. against liabilities arising as a result of their services in connection therewith.

    Funds required to purchase the remaining Shares pursuant to the Merger and to pay associated fees and expenses will be obtained from funds available under the Facilities Agreement or other resources available to Parent.

                            BUSINESS OF THE COMPANY

    The Company, a holding company, manufactures, markets, sells and distributes soft drink concentrates, extracts (the basic flavoring ingredients for soft drinks) and fountain syrups (concentrates or extracts with sweeteners and water added) to licensed bottlers primarily in the United States. The Company's principal products are two well known soft drink brands, "Dr Pepper" and "7UP". The Company is the third largest soft drink concentrate manufacturer in the United States. Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference. Such Form 10-K is attached to this Proxy Statement as Annex E. The Company's principal executive offices are located at 8144 Walnut Hill Lane, Dallas, Texas 75231-4372; telephone (214) 360-7000.

                         SELECTED FINANCIAL INFORMATION
                                 OF THE COMPANY

    The following table presents selected consolidated financial data of the Company as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990. This financial data was derived from the audited historical consolidated financial statements of the Company. The financial data set forth below should be read in conjunction with the financial statements of the Company and "Management's Discussion and Analysis of Results of Operations and Financial Conditions" incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994. Such Form 10-K is attached to this Proxy Statement as Annex E.

                                                             YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------------
                                              1994       1993        1992         1991         1990
                                            --------   --------   ----------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Net sales...............................  $769,015    707,378      658,718      600,941      540,368
  Cost of sales...........................   127,650    115,981      126,002      118,757      109,857
    Gross profit..........................   641,365    591,397      532,716      482,184      430,511
  Marketing expense.......................   391,806    362,484      329,706      302,192      264,147
  General and administrative expense,
including amortization of intangible
assets....................................    45,993     45,893       42,424       41,776       43,111
    Operating profit......................   203,566    183,020      160,586      138,216      123,253
  Interest expense:
    Cash interest expense.................    42,378     43,833       77,921       73,527       81,382
    Non-cash interest expense.............    38,074     41,727       72,324       74,430       65,099
  Other expense...........................       824      1,249       18,937        9,120        8,744
    Income (loss) before income taxes,
      extraordinary items and cumulative
effect of accounting change...............   122,290     96,211       (8,596)     (18,861)     (31,972)
  Income taxes (benefit)..................    44,591      2,087         (182)       1,100          563
  Extraordinary items:
    Benefit from utilization of net
      operating loss carryforward.........     --         --          --           (1,822)      --
    Extinguishments of debt...............    11,180     16,199       56,934       18,566       --
  Cumulative effect of accounting
change....................................     --         --          74,800       --           --
    Net income (loss).....................    66,519     77,925     (140,148)     (37,505)     (32,535)
  Preferred stock dividend requirements...     --         --          12,941       11,882        9,744
    Net income (loss) attributable to
outstanding common stock..................    66,519     77,925     (153,089)     (49,387)     (42,279)
  Income (loss) before extraordinary items
    and share cumulative effect of
    accounting change per common..........      1.13       1.46         (.60)        (.90)       (1.19)
  Other Data:
    Depreciation..........................  $  2,925      2,969        2,950        3,693        4,112
    Amortization of intangible assets.....    13,103     15,077       15,112       15,155       15,142
  Balance Sheet Data (at end of period):
    Total assets..........................  $608,718    680,023      668,096      780,843      677,953
    Long-term debt, less current
portion...................................   693,159    790,540    1,091,956    1,081,622    1,031,989
    Redeemable preferred stock............     --         --          96,792       83,851       71,969
    Stockholders' deficit.................  (344,110)  (420,104)    (807,413)    (657,090)    (607,350)
    Working capital deficit...............   (57,453)   (67,166)    (102,223)     (18,320)     (18,891)

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------
(a) Other expense for the year ended December 31, 1992 includes $6,026 of costs associated with the Company's withdrawal in July 1992 of its planned initial public offering and related recapitalization transactions.

(b) In connection with the refinancing that occurred in 1991, an $18,566 extraordinary item-debt restructuring charge was recorded in the year ended December 31, 1991, consisting of consent payments to holders of the 13 3/4% Senior Subordinated Debentures due November 30, 2001 of Dr Pepper (the "Dr Pepper Subordinated Debentures") ($8,175), the charge relating to the interest rate increase on such debt ($5,360), and the write-off of the unamortized balance of deferred debt issuance costs related to the credit agreement of Dr Pepper ($5,031).

(c) In connection with the 1992 Recapitalization, a $56,934 extraordinary item-debt restructuring charge was recorded in the year ended December 31, 1992, consisting of premiums and fees in respect of the debt retirements ($32,270) and write-off of the unamortized balance of deferred debt issuance costs related to the credit agreement of Seven-Up, the term loans of Dr Pepper, the 11 1/2% Guaranteed Senior Secured Notes due 1996 of Dr Pepper, the Dr Pepper Subordinated Debentures, the 12 5/8% Senior Subordinated Notes due May 15, 1999 of Seven-Up and the 15 1/2% Senior Subordinated Discount Notes due 1998 of the Holding Company ($24,664 in the aggregate).

(d) In connection with the Offering, a $14.9 million extraordinary charge was recorded in 1993 which included (i) a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings and the Discount Notes ($6.8 million) and (ii) the premium related to the redemption of a portion of the Discount Notes ($8.1 million). In addition, a $2.0 million extraordinary charge was recorded in 1993 reflecting a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings. The write-off was the result of repayments of the Term Loan Facility in advance of scheduled requirements. These extraordinary items were recorded net of applicable taxes.

(e) In connection with the retirement of a portion of the Discount Notes, an extraordinary charge of $11.2 million was recorded in 1994, net of a $6.0 million tax effect. The extraordinary charge reflects a write-off of a portion of the unamortized balance of deferred debt issuance costs as well as the premium paid in excess of the accreted value.

(f) The Company adopted in the fourth quarter of 1992 Financial Accounting Standards Board Statement 109 relating to accounting for income taxes and applied the provisions thereof retroactively effective January 1, 1992.

(g) Income (loss) before extraordinary items per common share for each of the years ended December 31, 1990, 1991,1992, 1993 and 1994 is based on the weighted average number of common shares outstanding after giving retroactive effect to the 1 for 5 reverse stock split effected on June 25, 1992. Except for the years ended December 31, 1994 and 1993, shares issuable upon exercise of stock options and deliverable upon the exercise of outstanding warrants were antidilutive and were excluded from the calculation.

    The Company does not, as a matter of course, make public forecasts as to future financial results. However, the Company, in connection with the Offer, orally provided to Parent and Purchaser preliminary projections for 1995. The Company has projected that in 1995 (i) net sales will increase by 7%; (ii) gross profit margin will be maintained at 83.5%; (iii) marketing and selling expenses as a percentage of net sales will be consistent with historical levels; (iv) general and administrative costs will increase by 5%; and (v) operating profit will increase by 8%. The projections were not prepared with a view to public disclosure and are included in this Proxy Statement only because such information was provided to Parent and Purchaser.

    PROJECTIONS OF THE FUTURE REVENUES, GROSS PROFIT MARGINS, EXPENSES AND OPERATING PROFITS OF THE COMPANY AND ITS BUSINESS ARE BASED ON ESTIMATES AND ASSUMPTIONS REGARDING THE GROWTH OF THE SOFT DRINK MARKET, THE GENERAL CONDITION OF THE UNITED STATES ECONOMY AND THE STATUS OF LABOR AND FINANCIAL MARKETS AFFECTING THE SOFT DRINK INDUSTRY THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE

COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED FUTURE REVENUE, GROSS PROFIT MARGINS, EXPENSES AND OPERATING PROFITS OF THE COMPANY WILL BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS PROXY STATEMENT ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT AND PURCHASER BY THE COMPANY.

            PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

    Parent is the beneficial owner of 61,007,926 Shares, or approximately 98.7% of the Shares outstanding as of the close of business on April 27, 1995. Other than Parent and Purchaser, and their respective directors and officers who may be deemed to own beneficially the Shares beneficially owned by Parent and Purchaser, no stockholder is the beneficial owner of more than 5% of the outstanding Shares. Except as described herein, to the knowledge of Parent and Purchaser, none of the directors or executive officers of Parent or Purchaser or any of their respective associates are the beneficial or record owner of any securities of the Company, or any parent or subsidiary of the Company.

    The Common Stock is the only class of securities of the Company presently entitled to vote at the Annual Meeting. The following table sets forth, as of the close of business on April 27, 1995, the Shares of the Company held beneficially, directly or indirectly, by each director, each named executive officer included in the Summary Compensation Table set forth below, and all directors and executive officers as a group:

                                                                     AMOUNT AND          PERCENT OF
                                                                NATURE OF BENEFICIAL    COMMON STOCK
    NAME OF BENEFICIAL OWNER                                         OWNERSHIP          OUTSTANDING
- -------------------------------------------------------------   --------------------    ------------
Named Executive Officers and Directors
John F. Brock (1), (2).......................................             0                   0
David A. Gerics (1), (2).....................................             0                   0
Charles P. Grier.............................................             0                   0
Francis I. Mullin, III.......................................             0                   0
Henry A. Udow (1), (2).......................................             0                   0
All Executive Officers and Directors as a group (6
persons).....................................................             0                   0

- ------------
(1) Became a director of the Company on March 2, 1995.

(2) Messrs. Brock and Udow own no ordinary shares of Parent. Mr. Gerics owns 200 American Depositary Receipts of Parent.

                              ELECTION OF DIRECTOR

INFORMATION CONCERNING DIRECTOR NOMINEE

    All directors currently serving on the Board of Directors are designees of Purchaser. W.W. Clements and Pedro Jose Greer, Jr. resigned from the Board of Directors effective March 1, 1995. John R. Albers, Malcolm Candlish, Thomas O. Hicks, Richard G. Merrill, Ira M. Rosenstein, and William E. Winter resigned from the Board of Directors effective March 2, 1995.

    In the event the Merger Agreement is not approved and adopted, one Class III director will be elected at the Annual Meeting to serve for a three-year term expiring at the 1998 Annual Meeting of Stockholders. Pursuant to the Company's By-laws, in case of a vacancy on the Board of Directors, a majority of the remaining directors are empowered to elect a successor, and the person so elected will hold office for the remainder of the term of the director whose death, retirement resignation, disqualification or removal created the vacancy, and thereafter until the election of a successor director. The nominee director is presently a director of the Company and has agreed to continue to serve if elected.

    The following table sets forth for the nominee for election as a Class III director his name, all positions with the Company or any of its predecessors or affiliates held by him, his principal occupation, his age and the year in which he first became a director of the Company.

                                         PRINCIPAL OCCUPATION,
                                          BUSINESS EXPERIENCE
    DIRECTOR NOMINEE       AGE          AND OTHER DIRECTORSHIPS           DIRECTOR SINCE   CLASS
- ------------------------   ---   --------------------------------------   --------------   -----
Henry A. Udow...........   37    Vice President, General Counsel and      March 2, 1995     III
                                   Secretary and Director of Purchaser;
                                   Legal Director of Beverages Stream
                                   of Parent, 25 Berkeley Square,
                                   London W1X 6HT, England, February
                                   1994 to present; Vice President,
                                   General Counsel and Secretary of
                                   Cadbury Beverages Inc., September
                                   1991 to January 1994; Vice
                                   President, Division Counsel and
                                   Assistant Secretary, September 1990
                                   to September 1991; Division Counsel,
                                   September 1987 to September 1990.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEE AS A CLASS III DIRECTOR.

Current Directors

    The following table sets forth certain information with respect to Class I and Class II directors whose terms expire at the 1996 and 1997 Annual Meetings, respectively.

                                         PRINCIPAL OCCUPATION,
                                          BUSINESS EXPERIENCE
    DIRECTOR NOMINEE       AGE          AND OTHER DIRECTORSHIPS           DIRECTOR SINCE   CLASS
- ------------------------   ---   --------------------------------------   --------------   -----
John F. Brock..........    46    President and Director of Purchaser;     March 2, 1995       I
                                   President, Cadbury Beverages North
                                   America, 6 High Ridge Park,
                                   Stamford, Connecticut 06905;
                                   President, Cadbury Beverages Europe,
                                   28 Clarendon Road, Watford, England,
                                   June 1992 to July 1993; President,
                                   Cadbury Beverages International,
                                   High Ridge Park, Stamford, CT 06905,
                                   September 1990 to June 1992;
                                   Executive Vice President, September
                                   1987 to September 1990.
David A. Gerics.........   36    Vice President, Finance and Director     March 2, 1995      II
                                   of Purchaser; Vice President, Finance,
                                   Cadbury Beverages North America, 6
                                   High Ridge Park, Stamford,
                                   Connecticut 06905; Vice President,
                                   Controller, October 1991 to May
                                   1993; Controller, October 1989 to
                                   October 1991; Director, Planning and
                                   Control, October 1988 to October
                                   1989.

Meetings and Committees of the Board of Directors

    During the fiscal year ended December 31, 1994, the Board of Directors held 5 meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he served. During the fiscal year ended December 31, 1994, the Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Special Committee.

    The Executive Committee, comprised of Messrs. Albers, Hicks and Rosenstein, exercised, during the intervals between meetings of the Board of Directors, all powers of the Board of Directors except to the extent limited by law. During fiscal 1994, the Executive Committee did not hold any meetings.

    The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee was comprised of Messrs. Clements, Greer, Merrill and Winter. During fiscal 1994, the Audit Committee held 2 meetings.

    The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee was comprised of Messrs. Candlish, Hicks and Merrill. During fiscal 1994, the Compensation Committee held 3 meetings, and acted once by written consent.

    The Special Committee was established by resolution of the Board of Directors in October 1994 to consider any proposals the Company might receive with respect to a business combination transaction. The Special Committee was comprised of Messrs. Albers, Hicks, Merrill and Rosenstein. During fiscal 1994, the Special Committee did not hold any meetings.

    As of March 2, 1995, no directors serve as members of any of these committees. The Board of Directors does not have a standing nominating committee and did not have such a committee during fiscal 1994. The Board designates nominees for election as directors and will consider suggestions by stockholders for names of possible future nominees if delivered in writing to the Secretary of the Company on a timely basis.

Director Compensation

    All the Directors of the Company are employees of Parent or subsidiaries of Parent and receive no additional compensation in connection with providing services as Directors of the Company.

    William E. Winter, in addition to his duties as a former member of the Board of Directors of the Company, is a consultant to Dr Pepper/Seven-Up Corporation, a wholly-owned subsidiary of the Company ("DP/SU"), pursuant to a Consulting Agreement dated as of January 25, 1988. The terms of the Consulting Agreement provide that Mr. Winter will advise DP/7UP with respect to marketing and soft drink franchising plans and strategies and other assigned projects relating to the long-term growth of DP/7UP. In consideration of his services, DP/7UP pays Mr. Winter a retainer of $300.00 per day and has agreed to use Mr. Winter's services for a minimum of seven days per month. Consulting fees paid to Mr. Winter in 1994 totalled $25,200.00 The term of the Consulting Agreement renews every month and is terminated by either party upon not less than 10 days' advance notice. Mr. Winter resigned from the Board of Directors on March 2, 1995.

Executive Officers

    The following table sets forth the names, ages and business experience, for the last five fiscal years, of the executive officers of the Company.

    NAME                   AGE                       BUSINESS EXPERIENCE
- ------------------------   ---   ------------------------------------------------------------
Charles P. Grier(1)......  64    Senior Vice President of the Company since 1988; Senior Vice
                                   President of DP/7UP since October 1992; Senior Vice
                                   President--Operations of Dr Pepper and Seven-Up from 1986
                                   to October 1992.
John M. Kilduff.........   48    Vice President of the Company since 1988; Vice President of
                                   DP/7UP and Senior Vice President of Dr Pepper USA since
                                   October 1992; Senior Vice President--Sales of Dr Pepper
                                   from 1988 to October 1992.
Francis I. Mullin, III(1)  51    Executive Vice President of the Company since 1991; Director and Executive Vice President of DP/7UP since October 1992;
                                   President of Seven-Up USA, a division of DP/7UP ("Seven-Up
                                   USA") since October 1992; Director, President and Chief
                                   Operating Officer of Seven-Up from 1991 to October 1992;
                                   operated CSM & Associates, a sales and marketing
                                   consulting business, from 1989 to 1991; President and
                                   Chief Operating Officer of Tofutti Brands, Inc. from 1986
                                   to 1989.
Robert E. Quirk.........   44    Vice President of the Company since 1988; Vice President of
                                   DP/7UP and Senior Vice President of Seven-Up USA since
                                   October 1992; Senior Vice President--Sales of Seven-Up
                                   from 1988 to October 1992.
William A. Tolany.......   48    Vice President of the Company since 1985; Vice President of
                                   DP/7UP and Senior Vice President of Seven-Up USA since
                                   January 1995; Vice President of Marketing Services of Dr
                                   Pepper USA since October 1992; Vice President of Marketing
                                   Services of Dr Pepper from 1986 to October 1992.

(1) Messrs. Grier and Mullin have indicated to the Company that they intend to resign their positions as officers of the Company effective May 7,1995 and April 28, 1995, respectively.

                         COMPENSATION COMMITTEE REPORT

To Our Stockholders:

    As has been described above, none of the Committees of the Board of Directors (including the Compensation Committee) have had any members since March 2, 1995. The Compensation Committee during fiscal 1994 was comprised of Messrs. Candlish, Hicks and Merrill. In connection with the Offer, each of these Directors resigned as of March 2, 1995. See further the caption "Information Concerning Director Nominees" above. Therefore, the Board, in the absence of any current compensation committee, has produced this report based on the executive compensation policies which it understands were operated by, and with reference to, the Compensation Committee in existence in fiscal 1994 (as described above). The Board is currently reviewing all executive compensation policies.

    To preserve objectivity in the achievement of its goals, the Compensation Committee was comprised of three independent, non-employee directors who have no "interlocking" relationships as defined by the proxy rules promulgated by the Securities and Exchange Commission (the "SEC"). It was the Compensation Committee's overall goal to develop executive compensation policies that were consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approved the design of, assessed the effectiveness of, and administered executive compensation programs in support of Company compensation policies. The Compensation Committee also reviewed and approved all salary arrangements and other remuneration for executive officers, evaluated executive performance and considered related matters.

Compensation Philosophy

    During fiscal 1994, the Company's primary business objective was to maximize stockholder value over the long term. To accomplish this objective, the Company developed a comprehensive business strategy that emphasized maximizing earnings and stock price, continuing its leadership in those markets in which the Company participates, and providing products and services of the highest value.

    The following compensation policies were intended to facilitate the achievement of the Company's business strategies:

    . Provide a significant portion of senior executive compensation in the form of long-term, at-risk compensation to focus management on the long-term interests of stockholders and balance short-term and long-term business and financial strategic goals.

    . Provide opportunities for a personal equity interest in the Company in order to align senior executives' interest with those of stockholders.

    . Enhance the Company's ability to attract, retain, and encourage the development of executives with exceptional knowledge and experience through compensation opportunities.

    . Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

    Competitive market data was provided by an independent compensation consultant. The data provided compared the Company's compensation practices to a group of similarly situated companies. The group of companies to which the Company compared its compensation practices was comprised of companies that have national and international business operations and similar sales volume, market capitalizations, employment levels and lines of business as the Company. The Compensation Committee reviewed and approved the selection of companies used for compensation comparison purposes.

    The companies chosen for the comparison group were not necessarily the same companies that comprise the S&P Beverage Index in the Comparative Stock Performance Graph included in this Proxy Statement. The Compensation Committee believed that the Company's most direct competitors for executive talent were not necessarily all of the companies that would be included in a published industry index established for comparing shareholder returns.

    The key elements of the Company's executive compensation were base salary, annual incentives, long-term compensation and benefits. These key elements are addressed separately below. In determining compensation, the Compensation Committee considered all elements of an executive's total compensation package, including severance plans, insurance and other benefits.

Base Salaries

    The Compensation Committee regularly reviewed each executive's base salary. Base salaries were targeted at median levels for public companies of comparable size. Base salaries for executives were initially determined by evaluating the executive's level of responsibility, prior experience and breadth of knowledge, internal equity issues and external pay practices.

    Increases to base salaries were driven primarily by individual performance. Individual performance was evaluated based on business unit performance goals of the Company. When evaluating individual performance, the Compensation Committee also considered the executive's efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, suppliers, and employees, demonstrating leadership abilities among coworkers and other goals.

    The base salaries of John R. Albers (Chairman of the Board, Chief Executive Officer and President of the Company) and other executives of the Company were reviewed at the October 1994 meeting of the Compensation Committee. At that meeting, the Compensation Committee approved a merit increase in Mr. Albers' salary of $19,973 or 3% of his prior base salary, effective November 1, 1994. His annual base salary at the end of fiscal year 1994 was $688,293. The Compensation Committee believed Mr. Albers managed the Company extremely well in the challenging business climate in which it competes, and achieved above-average results with respect to corporate and business unit sales volume and operating profits, in comparison to the Company's competitors and comparable companies outside the food and beverage industry.

Annual Incentives

    The Incentive Compensation Plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve business unit and Company-wide performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

    Each year, the Compensation Committee established specific goals relating to each executive's bonus opportunity. Eligible executives were assigned threshold, target, and maximum bonus levels based on a percentage of base salary. The percentages were established based on bonus practices and opportunities within companies comparable in size to the Company and/or in the Company's industry. Percentages were targeted at median levels for such companies. Executives earned bonuses to the extent that pre-established goals were achieved.

    Corporate goals were approved each year by the Compensation Committee and were based upon financial objectives of the Company deemed appropriate by the Compensation Committee. Where executives had strategic business unit ("SBU") responsibilities, a portion of the goal was based on financial performance measures that support SBU performance. This portion varied with the position of each individual; however, no bonus was paid unless predetermined threshold performance levels were reached.

    Target bonus awards were set at a market level, as discussed above. Targets were considered by the Compensation Committee to be achievable, but required above-average performance from each of the executives.

    The Compensation Committee believed that this annual incentive plan accomplished the Company's pay-for-performance objectives. The Incentive Compensation Plan of the Company for 1994, pursuant to which Mr. Albers was paid the bonus indicated in the Summary Compensation Table, was identical, in all material respects, to the Incentive Compensation Plan described above. Mr. Albers' bonus was based upon the attainment of predetermined thresholds relating to the Company's case sales volume and operating profit.

Long-Term Incentives

    Long-term incentives were provided in the form of stock options and restricted stock grants pursuant to the Company's 1993 Stock Ownership Plan.

    In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprised a substantial portion of an executive's total compensation package. The Compensation Committee's objective was to provide executives with long-term incentive award opportunities that were consistent with grants made within the Company's industry and were reflective of prior performance.

    Long-term incentive award guidelines were developed based on the same methodology used in establishing bonus award guidelines. Practices of comparable companies were adapted for use by the Company. Awards were targeted at median levels for such companies. The amount of option or restricted stock grants varied by position within the Company.

Stock Options and Restricted Stock

    Stock options were granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciated from the date the options were granted. These grants focused executives on the creation of stockholder value over the long term and encouraged equity ownership in the Company.

    In 1994, Mr. Albers was granted options to purchase 40,000 shares with an exercise price of $23.125 per share. As of December 31, 1994, Mr. Albers owned 2,249,967 shares of the Company's Common Stock, and with the grant in 1994, held options to purchase an additional 1,519,180 shares. No restricted stock grants were awarded to Mr. Albers in 1994.

    Each year, the Compensation Committee determined the total amount of options and restricted stock that would be made available to the Company's executives. These amounts varied annually based upon what the Compensation Committee believed was appropriate, taking into account the executive's total compensation package and the desire of the Compensation Committee to create stockholder value, to encourage equity ownership by the Company's executives, to provide an appropriate link to the interests of the stockholders, and to provide long-term incentive award opportunities on a par with practices within the Company's industry.

    The Company does not presently have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awards to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, the Compensation Committee considered the cost to the Company of such option or restricted stock grants in making all compensation decisions. (As a result of the consummation of the Offer, all stock options were cancelled on March 2, 1995.)

Summary

    The Board believes that the compensation program for the executives of the Company, which it understands was operated by the Compensation Committee during fiscal 1994, is comparable with the compensation programs provided by similarly situated companies and serves the best interests of the shareholders of the Company. The Board also believes that annual performance pay, as determined by the Compensation Committee, was appropriately linked to individual performance, the annual financial performance of the Company and shareholder value.

                                          Henry A. Udow
                                          John F. Brock
                                          David A. Gerics
                                          The Board of Directors

Compensation of Executive Officers

    The following table sets forth certain information concerning the compensation earned by, awarded to or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered to the Company during the years 1992 through 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                         ANNUAL COMPENSATION           COMPENSATION
                                                      -------------------------   -----------------------
                                                                                  SECURITIES   RESTRICTED
                                                                     OTHER        UNDERLYING     STOCK       ALL OTHER
                                            SALARY     BONUS        ANNUAL         OPTIONS      AWARD(S)    COMPENSATION
   NAME AND PRINCIPAL POSITION       YEAR     ($)     ($)(1)    COMPENSATION(2)      (#)         ($)(3)        ($)(2)
- -----------------------------------  ----   -------   -------   ---------------   ----------   ----------   ------------
John R. Albers (4),................  1994   688,293   582,256      --                40,000       --          --
 President and Chief Executive       1993   668,320   424,829      --               100,000      191,904      --
 Officer                             1992   622,942   607,041      --                15,580       --          --
Ira M. Rosenstein (4),.............  1994   391,756   251,063      --                30,000       --          --
 Executive Vice President and Chief  1993   377,816   185,250      --                75,000      127,936      --
 Financial Officer                   1992   354,446   258,225      --                12,000       --          --
True H. Knowles (4),...............  1994   302,250   196,875      --                30,000       --          --
 Executive Vice President            1993   288,077   150,000      --                85,000      127,936      --
                                     1992   263,077   192,500      --                12,000       --          --
Frances I. Mullin, III (4),........  1994   302,250   175,219      --                30,000       --          --
 Executive Vice President            1993   288,077   136,875      --                75,000      127,936      --
                                     1992   262,923   192,500      --                12,000       --          --
Charles P. Grier (4),..............  1994   211,503    92,225      --                10,000       --          --
 Senior Vice President               1993   202,149    70,568      --                25,000       63,968      --
                                     1992   189,520    92,789      --                 6,000       --          --

- ------------
(1) Includes bonuses earned in 1992, 1993 and 1994 under the Incentive Compensation Plan of the Company that were paid in 1993, 1994 and 1995.

(2) Amounts under Other Annual Compensation do not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for each named individual. No compensation was paid to any of the above-mentioned executive officers in 1992, 1993 and 1994 that constituted All Other Compensation.

(3) The amount reported in the table represents that market value of restricted stock grants as of the date of grant, which was October 27, 1993, less the purchase price of $.01 per share and without giving effect to the diminution in value attributable to the restrictions on such stock. As of December 31, 1994, the aggregate number of shares of restricted stock issued under the 1993 Stock Ownership Plan was 89,000, which had an aggregate market value of $2,280,625, based upon a closing price per share of the Company's Common Stock on said date of $25,625. Grants of restricted stock under the 1993 Stock Ownership Plan are subject to forfeiture upon (a) the termination of the employment of the participating employee for reasons other than death, disability, retirement, or a Change of Control (as defined), or (b) the failure by the Company and/or the participating employee, as the case may be, to meet specific performance goals set forth in the performance stock award agreement issued to the participating employee, which sets forth the terms and conditions relating to the grant of the restricted stock. In the event that the employment of a participating employee is terminated by reason of death, disability, retirement or a Change of Control (as defined), the participating employee may be entitled to receive all or a portion of such restricted stock depending upon the timing of the termination. During the period the restrictions remain in effect, the participating employee may not sell or otherwise transfer, pledge as security or otherwise encumber the restricted stock, although the participating employee does have all other rights of a stockholder of the Company, including the right to vote

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) such shares and receive dividends and other distributions paid or made in respect of such restricted stock. As of December 31, 1994, Messrs. Albers, Rosenstein, Knowles, Mullin and Grier held 9,600, 6,400, 6,400, 7,400 and 3,200 shares of restricted stock of the Company, respectively, which, subject to termination of employment due to death, disability, retirement or Change of Control will not vest, if at all, until the first quarter of 1996. (In connection with the Offer, all shares of restricted stock were purchased by Purchaser on March 2, 1995.)

(4) Messrs. Albers and Rosenstein resigned as executive officers of the Company effective April 13, 1995. Messrs. Grier and Mullin have indicated to the Company that they intend to resign their positions as executive officers of the Company effective May 7, 1995, and April 28, 1995, respectively. Shortly after March 2, 1995, Mr. Knowles ceased serving as an executive officer of the Company.

Stock Options

    The following table shows all individual grants of stock options to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company in 1994. Effective March 2, 1995, each outstanding stock option was cancelled by the Company and each holder thereof received an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of $33 over the exercise price per Share previously subject to such stock option.

                       Option Grants in Last Fiscal Year

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL RATES OF
                                                                                                   STOCK PRICE APPRECIATION
                                                    INDIVIDUAL GRANTS                             FOR 10 YEAR OPTION TERM(2)
                               -----------------------------------------------------------  ---------------------------------------
                                                                                                    5%                  10%
                                                                                            ------------------   ------------------
                                                 % OF
                                NUMBER OF       TOTAL
                               SECURITIES      OPTIONS        EXERCISE                           GAIN ON              GAIN ON
                               UNDERLYING     GRANTED TO       OR BASE                          BASE PRICE           BASE PRICE
                                 OPTIONS     EMPLOYEES IN     PRICE PER       EXPIRATION      TO $37.67 PER        TO $59.98 PER
   NAME                        GRANTED (#)   FISCAL YEAR    SHARE ($) (1)        DATE       SHARE ($)(1)(2)(3)   SHARE ($)(1)(2)(3)
- -----------------------------  -----------   ------------   -------------   --------------  ------------------   ------------------
John R. Albers...............     40,000          7.9%          23.125       July 28, 2004             581,800            1,474,200
Ira M. Rosenstein............     30,000          5.9%          23.125       July 28. 2004             436,350            1,105,650
True H. Knowles..............     30,000          5.9%          23.125       July 28, 2004             436,350            1,105,650
Francis I. Mullin, III.......     30,000          5.9%          23.125       July 28, 2004             436,350            1,105,650
Charles P. Grier.............     10,000          2.0%          23.125       July 28, 2004             145,450              368,550
All stockholders (3).........                                                                    1,001,349,303        2,537,279,379

- ------------
(1) Based on the fair market value of the Company's Common Stock as of July 28, 1994 reflected by the closing sales price of the Company's Common Stock on the New York Stock Exchange on such date.

(2) The 5% and 10% rates of appreciation are set by the Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock.

(3) Total potential realizable value in excess of the $23.125 per share price of the Common Stock on July 28, 1994, based upon the assumed annual rates of appreciation shown and calculated using 68,844,916 shares of Common Stock (on a fully diluted basis) as of December 31, 1994. The potential gain related to these options granted to all of the named executive officers represents less than .20% of the total potential stockholder gain.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table sets forth certain information regarding options exercised during 1994 by persons named in the Summary Compensation Table and options held by such persons at December 31, 1994. The values of unexercised in-the-money stock options at December 31, 1994 shown below are presented pursuant to Commission rules. Effective March 2, 1995, each outstanding stock option was cancelled by the Company and each holder thereof received an amount in cash equal to the product of (i) the number of Shares previously subject to such stock option and (ii) the excess, if any, of $33 over the exercise price per Share previously subject to such stock option.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                              NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                              SHARES                        OPTIONS AT FY-END (#)(1)         AT FY-END (#) (2)
                             ACQUIRED          VALUE        -------------------------    -------------------------
    NAME                  ON EXERCISE(#)    REALIZED ($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- -----------------------   --------------    ------------    -------------------------    -------------------------
John R. Albers.........           -0-                -0-        1,412,513/106,667             36,195,646/2,733,342
Ira M. Rosenstein......           -0-                -0-           937,000/80,000             24,010,625/2,050,000
True H. Knowles........       134,900        $ 2,779,854           405,433/86,667             10,389,221/2,220,841
Francis I. Mullin,
III....................       100,000        $ 2,308,500           507,000/80,000             12,991,875/2,050,000
Charles P. Grier.......         6,000        $   106,200           158,333/26,667                4,057,283/683,342

- ------------
(1) Pursuant to the provisions of the 1988 Stock Option Plan, upon the consummation of the Company's initial public offering of its Common Stock, which occurred on February 2, 1993, the vesting of all options granted under such plan was accelerated. As a result, all options granted under the 1988 Stock Option Plan, including those granted to the executive officers named above, vested (and thus became exercisable) one year after the effective date of the Company's initial public offering of its Common Stock.

(2) Based on the closing price per share of the Company's Common Stock on the New York Stock Exchange on December 30, 1994 (the last trading day in 1994), which was $25.625.

Comparative Stock Performance

    The graph below compares the cumulative total shareholder return on the Common Stock of the Company with the cumulative total return on the S&P 500 Index and the S&P Beverage Index over the period commencing January 27, 1993, the date the Company consummated its intital public offering, through March 31, 1994 (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Beverage Index on January 27, 1993, and reinvestment of all dividends).

                                           COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY,
                                               S&P BEVERAGE INDEX AND S&P 500 INDEX

QUARTER             27-JAN 93     MAR 93     JUN 93     SEP 93     DEC 93     MAR 94     JUN 94     SEP 94     DEC 94     MAR 95
- ---------------------------------------------------------------------------------------------------------------------------------
Dr. Pepper          $100.00       $111.67    $121.68    $134.17    $160.01    $160.85    $150.35    $155.01    $170.85    $216.68
- ---------------------------------------------------------------------------------------------------------------------------------
S&P 500 Index       $100.00       $100.78    $104.29    $105.98    $109.46    $105.31    $105.75    $130.92    $110.91    $121.71
- ---------------------------------------------------------------------------------------------------------------------------------
Beverages
 (Soft Drinks)      $100.00       $102.61    $ 98.12    $ 99.46    $105.05    $ 95.54    $ 90.42    $105.38    $111.18    $123.95
- ---------------------------------------------------------------------------------------------------------------------------------

Pension and Supplemental Pension Plan

    Employees of Dr Pepper/Seven-Up Corporation, a wholly owned subsidiary of the Company ("DP/7UP"), and its subsidiaries are covered by a tax-qualified, funded pension plan (the "Pension Plan"), which provides for defined benefits upon retirement. Contributions to the Pension Plan for employees and benefits derived by the participants are calculated on an actuarial basis. In no event may a participant's benefit exceed the lesser of $120,000 per year (as reduced for the ten-year certain form of payment provided under the plan) or 100% of a participant's average compensation for the three consecutive years in the last ten in which such participant's compensation was highest. Additional limits apply if participants are also covered under a defined contribution plan, such as the Profit Sharing Plan. The Pension Plan may be terminated at any time and any excess assets, after all benefits and administrative expenses have been paid, will revert to the Company. Participant's rights to benefits vest after five years of service.

    DP/7UP also provides, on a joint basis, a supplemental pension plan (the "Supplemental Pension Plan") for executive officers and certain senior officers, generally at the level of vice president or senior vice president and above, which provides benefits in excess of those payable under the Pension Plan. The Supplemental Pension Plan is unfunded and payable solely out of the general assets of DP/7UP. Benefits are payable monthly to the participant or his beneficiary for ten years after retirement or until the participant's death, if later, and vary in the amount with the length of service. Special provisions in the Supplemental Pension Plan relate to early retirement, retirement after disability, death after retirement and surviving spouses' benefits. Participant's rights to benefits vest after ten years of service.

    The following tables set forth the annual retirement benefits payable under the Pension Plan and the Supplemental Pension Plan upon normal retirement after December 31, 1994 for the specified remuneration classifications and years of service. The amounts reflected for the Supplemental Pension Plan aggregate benefits from both Plans; however, amounts actually payable under the Supplemental Pension Plan are reduced dollar for dollar by amounts paid pursuant to the Pension Plan.

                               Pension Plan Table

                                                 YEARS OF SERVICE(2)
         PENSION PLAN            ----------------------------------------------------
        COMPENSATION(1)             15         20         25         30         35
- -------------------------------  --------   --------   --------   --------   --------
$1,000,000 (and above).........  $120,000   $120,000   $120,000   $120,000   $120,000
  800,000......................   120,000    120,000    120,000    120,000    120,000
  600,000......................   120,000    120,000    120,000    120,000    120,000
  400,000......................   120,000    120,000    120,000    120,000    120,000
  200,000......................    78,750    103,750    108,750    113,750    118,750
  100,000......................    40,000     52,500     55,000     57,500     60,000

                        Supplemental Pension Plan Table

                                                 YEARS OF SERVICE(2)
     SUPPLEMENTAL PENSION        ----------------------------------------------------
     PLAN COMPENSATION(1)           15         20         25         30         35
- -------------------------------  --------   --------   --------   --------   --------
$1,000,000.....................  $500,000   $550,000   $600,000   $600,000   $600,000
  800,000......................   400,000    440,000    480,000    480,000    480,000
  600,000......................   300,000    330,000    360,000    360,000    360,000
  400,000......................   200,000    220,000    240,000    240,000    240,000
  200,000......................   100,000    110,000    120,000    120,000    120,000
  100,000......................    50,000     55,000     60,000     60,000     60,000

- ------------
(1) An employee's compensation for determination of pension benefits under the Pension Plan and the Supplemental Pension Plan is calculated on the same basis as "Salary" and "Bonus" as set forth in the Summary Compensation Table, excluding taxable compensation that is not for personal services. Benefits are determined on a ten-year certain and life basis. This chart takes into account the decreases in future Pension Plan benefit accruals that occurred beginning in 1994, when an Internal Revenue Service Rule became effective that no more than the first $150,000 in compensation can be considered under the Pension Plan. Since 1989, benefits under the Pension Plan have been calculated such that the monthly benefit is not reduced by a percentage of the employee's primary social security benefit at the date of his termination of employment.
(2) The following executive officers are credited with the following years of benefit service under the Pension Plan: Mr. Albers--23 years; Mr. Rosenstein--14 years; Mr. Knowles--12 years; Mr. Mullin--3 years; and Mr. Grier--34 years. Mr. Albers' employment agreement with the Company provides that he is currently credited with 30 years of service under the Supplemental Pension Plan and that he will be entitled to a Normal Pension, as defined under such plan regardless of the date of his termination of employment. Mr. Rosenstein's employment agreement with the Company provides that he is currently credited with 19 years of service under the Supplemental Pension Plan. See the section entitled "Employment Agreements" for a discussion of the terms of employment agreements for Messrs. Albers and Rosenstein.

Disability and Death Benefit Plans

    The Company provides a supplemental disability plan and a supplemental death benefit plan for executive officers and senior executives generally at the level of vice president or senior vice president and above. The supplemental disability plan is unfunded and payable solely out of the general assets of DP/7UP. The Company may provide for these benefits, however, by purchasing insurance on the participants involved, under which the Company is the owner and beneficiary of the policies. The supplemental disability plan provides benefits in excess of those under the Company's regular disability program. Benefits are payable to participants who become totally and permanently disabled prior to age
65. Benefits equal to 60% of monthly compensation less the sum of benefits under the Company's regular disability program, social security and worker's compensation, are payable monthly until the earliest of the participant's death, recovery or commencement of benefits under the Pension Plan. The supplemental disability plan also provides, in the event of death or disability of a participant, educational assistance benefits to the participant's children for their actual costs of college (not in excess of $6,000 per year) for a period of up to four years.

    The supplemental death benefit plan provides that, if a participant dies before retirement, his designated beneficiary will receive monthly benefits for a period of 10 or 15 years, depending upon the position held by the participant, which, when added to any death benefits under the Pension Plan, will equal 50% of his monthly compensation. If a participant dies after retirement, his designated beneficiary is entitled to a lump sum payment equal to twice his annual compensation (based on his monthly salary as of his retirement date), but not to exceed $500,000. Although the supplemental death benefit plan is technically unfunded, payments thereunder are provided for through life insurance policies under which the Company is the owner and beneficiary and the employee is the insured.

    The following table shows the annual benefits payable in specific remuneration classifications for the supplemental disability plan and the supplemental death benefit plan as in effect on December 31, 1994.

                          Supplemental Disability Plan

                                                SUPPLEMENTAL            PRE-RETIREMENT
    COMPENSATION(A)                        DISABILITY PAYMENTS(B)    SURVIVOR BENEFITS(C)
- ----------------------------------------   ----------------------    --------------------
$1,000,000..............................          $600,000                 $500,000
  800,000...............................           480,000                  400,000
  600,000...............................           360,000                  300,000
  400,000...............................           240,000                  200,000
  200,000...............................           120,000                  100,000
  100,000...............................            60,000                   50,000

- ------------
(a) An executive officer's compensation for determination benefits under the supplemental disability plan is calculated on the same basis as his salary and bonus compensation, excluding taxable compensation that is not for personal services. The payments under the supplemental death benefit plan are calculated on the basis of salary, excluding bonuses, incentive compensation, commissions and other similar payments.

(b) The amounts shown have not been reduced by any amounts which may be payable under the Company's regular disability program, social security or worker's compensation.

(c) The amounts shown represent annual amounts payable over 10 to 15 years based on position held and have not been reduced by death benefits under the Pension Plan. The Pension Plan would generally pay a pre-retirement death benefit for the life of the surviving spouse equal to 50% of the benefit the participant would have received if he had retired immediately before his death.

Employee Severance Plan

    On February 24, 1994, the Company adopted the Special Plan and Severance Benefits Program for Employees of Dr Pepper/Seven-Up Corporation (the "Severance Plan") covering full time active employees of the Company who continue in the employ of the Company (or successor entity) after a "Change of Control" (as defined below). Severance benefits under the Severance Plan apply only to the first Change of Control of the Company that occurs after the adoption of the Severance Plan. The consummation of the Offer by Purchaser on March 2, 1995 resulted in a Change of Control under the Severance Plan. Under the Severance Plan, severance benefits are payable only in the event a covered employee is terminated without "Cause" or resigns with "Good Reason" within 24 months of the date of consummation of a Change of Control. Termination for "Cause" means a termination due to dishonesty, the commission of fraud or criminal acts by the employee or demonstratively willful repeated violations of the employee's obligations to the Company as an employee which are intended to result in, or do result in, material injury to the Company. "Good Reason" includes a reduction in position, authority, duties or responsibilities or compensation of the employee, any failure by the Company to comply with the provisions of any employment agreement between the Company and the employee, or a transfer of the employee's job to a location more than 35 miles from his or her current worksite. Severance benefits under the Severance Plan are generally equal to (i) one to eighteen months' base salary of the employee, based on the tenure and grade level of the employee, (ii) accrued vacation pay, (iii) cash payments for any unvested stock options granted under the 1993 Stock Ownership Plan, and (iv) the automatic lapsing of any restrictions on shares of restricted stock held by the employee at the time of termination of his or her employment. In the event that an eligible employee is entitled to benefits under the Severance Plan and also the same benefit in connection with, upon or following a Change of Control of the Company under another program, practice or arrangement of the Company, then such employee shall receive the greater of the two benefits and shall be entitled to any other benefits that may be provided under such other program, practice or arrangement that are not related to a Change of Control. The Severance Plan expires on February 29, 2004.

Executive Severance Agreements and Change in Control Arrangements

    On August 27, 1991, the Company entered into executive severance agreements with John R. Albers, Ira M. Rosenstein and True H. Knowles, and on April 8, 1992 with Francis I. Mullin, III (the "Severance Agreements"). The Severance Agreements provide certain benefits to such officers upon the occurrence of a Change in Control. The consummation of the Offer by Purchaser on March 2, 1995 resulted in a Change of Control under the Severance Agreements. In general, the Severance Agreements for Messrs. Albers and Rosenstein provide that upon a Change in Control, if within three years of such Change of Control the employment of the covered officer is terminated either by the Company without Cause (as defined) or by such officer for any reason, such officer will receive a lump sum payment equal to three times the most recent annual salary and bonus paid to such officer prior to the Change in Control. The Severance Agreements for Messrs. Knowles and Mullin provide that upon a Change in Control, if within three years of such Change in Control the employment of the covered officer is terminated either by the Company without Cause (as defined) or by such officer for Good Reason (as defined), such officer will receive a lump sum payment equal to three times the most recent annual salary and bonus paid to such officer prior to the Change in Control. Each covered officer also will be entitled to have any stock options he then holds repurchased by the Company for cash in an amount determined in accordance with the Severance Agreements. Each covered officer also will be paid by the Company an amount sufficient to reimburse such officer for the full amount of any excise taxes imposed as a result of the payment of any portion of the severance benefits payable under the Severance Agreements. Pursuant to the Severance Agreements, the executives will also be entitled to reimbursement by the Company for all costs and expenses incurred by them in defending or enforcing the Severance Agreement. Each Severance Agreement had an initial term until December 31, 1993 (except for the Severance Agreement with Francis I. Mullin, III, the initial term of which continued until August 31, 1994), was automatically renewed for the one-year period beginning January 1, 1994 and is subject to automatic renewals for successive one-year periods unless the Company elects to terminate such Severance Agreement, in which case such Severance Agreement shall terminate two years from the expiration of the then current term.

    Pursuant to a letter agreement dated November 8, 1989 (the "1989 Severance Agreement"), the Company agreed to provide Charles P. Grier with certain benefits if, within one year of a "change of control," his employment is terminated by the Company without Cause (as defined), or a Constructive Termination (as defined) of his employment occurs. A "change in control" for purposes of the 1989 Severance Agreement occurred on March 2, 1995 when Purchaser consummated the Offer. Mr. Grier will be entitled to receive a severance payment equal to his compensation for the six months prior to his termination, reduced by any amount that the IRS determines is not deductible pursuant to the provisions of the Internal Revenue Code. Mr. Grier will also be entitled to reimbursement by the Company for all costs and expenses incurred by him in defending or enforcing the 1989 Severance Agreement. By its terms, the 1989 Severance Agreement could have expired on December 31, 1994, but was automatically renewed for a one-year period beginning January 1, 1995 and is subject to automatic renewals for successive one-year periods unless the Company elects to terminate the agreement.

Employment Agreements

    DP/7UP entered into new four-year employment agreements with Messrs. Albers and Rosenstein, effective as of January 1, 1993. These employment agreements (the "Agreements") provide that the Company will pay Messrs. Albers and Rosenstein salaries of not less than $659,250 and $375,600, respectively, during the terms of the Agreements. The amount of Messrs. Albers' and Rosenstein's annual salaries will be reviewed by the Company's Compensation Committee at the meeting of the Board of Directors held in October of each year. Mr. Albers' employment agreement with the Company also provides that he is currently credited with 30 years of service under the Supplemental Pension Plan, and that he will be entitled to a Normal Pension, as defined under such plan, regardless of the date of his termination of employment. Mr. Rosenstein's employment agreement with the Company provides that he is currently credited with 19 years of service under the Supplemental Pension Plan. Effective April 13, 1995, Messrs. Albers and Rosenstein resigned from their respective positions as Chief Executive Officer and Chief Financial Officer of the Company.

Indemnification Agreements

    On January 25, 1995, the Company entered into indemnification agreements with each person who as of such date was a director or executive officer of the Company, which includes Messrs. Grier and Mullin. The indemnification agreements generally provide (i) for the prompt indemnification to the fullest extent permitted by law against (a) any and all expenses (including attorneys' fees) and all other costs paid or incurred in connection with investigating, preparing to defend, defending or otherwise participating in any threatened, pending or completed action, suit or proceeding related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, agent or fiduciary of another entity, or by reason of anything done or not done by such indemnitee in any such capacity and (b) any and all judgments, fines, penalties and amounts paid in settlement of any claim, unless the "Reviewing Party" (defined as one or more members of the Board or appointee(s) of the Board who are not parties to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of expenses to an indemnitee as well as the reimbursement by such indemnitee of such advancement to the Company if the Reviewing Party determines that the indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and would therefore not be entitled to indemnification or expense advancement under applicable law (and would therefore not be entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and the advancement thereof, if requested, incurred by the indemnitee in any action brought by the indemnitee to enforce an indemnity claim or to collect an advancement of expenses or to recover under a directors' and officers' liability insurance policy, regardless of whether such action is ultimately successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding rights to indemnification and the advancement of expenses, the Company will seek legal advice as to the right of the indemnitee to indemnification under applicable law only from independent legal counsel selected by the indemnitee and approved by the Company.

    The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's By-laws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any Company director or officer if there is such a policy.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Hicks, Candlish and Merrill served as members of the Compensation Committee during 1994. Mr. Hicks and certain of his affiliates hold significant equity interests in Dr Pepper Bottling Holdings, Inc., which, through its operating subsidiary, Dr Pepper Bottling Company of Texas, Inc. ("Dr Pepper Bottling"), engages in the business of bottling DR PEPPER and 7UP brand products and other soft drink products in the Dallas, Fort Worth, Houston and Waco, Texas areas. Dr Pepper Bottling purchased approximately $62,183,000 of products from the Company in 1994. Mr. Hicks serves on the boards of directors of Dr Pepper Bottling Holdings, Inc. and Dr Pepper Bottling.

                            SECTION 16(A) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the period commencing January 1, 1994 and ending December 31, 1994, its officers, directors and greater than ten-percent stockholders had complied with all applicable Section 16(a) filing requirements with the exception that inaccurate initial reports of ownership were filed on behalf of Richard G. Merrill, Robert E. Quirk, John R. Albers, Francis I. Mullin, III and Daniel F. O'Neill on February 14, 1994.

                             REVOCATION OF PROXIES

    If the Annual Meeting is adjourned, for whatever reason, the approval of the Merger Agreement shall be considered and voted upon by stockholders at the subsequent "adjourned meeting" (as such term is used in Section 222 of the DGCL), if any.

    You may revoke your proxy at any time prior to its exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy), by giving notice of revocation of your proxy at the Annual Meeting, or by delivering a written notice or revocation or a duly executed proxy relating to the matters to be considered at the Annual Meeting and bearing a later date to the Secretary of the Company at 8144 Walnut Hill Lane, Dallas, Texas 75231-4372. Unless revoked in the manner set forth above, proxies in the form enclosed will be voted at the Annual Meeting in accordance with your instructions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon appointment by the Company's Board of Directors, KPMG Peat Marwick LLP, independent public accountants, audited and reported on the consolidated financial statements of the Company and its subsidiaries for its fiscal year ended December 31, 1994. Such financial statements have been included in this Proxy Statement in reliance upon such report. The Company's Board of Directors has designated KPMG Peat Marwick LLP as the Company's auditors for the fiscal year ending December 31, 1995. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting.

                               PROXY SOLICITATION

    The Company will solicit proxies, and the Company's directors, officers and employees may also solicit proxies by telephone, telegram or personal interview. These persons will receive no additional compensation for these services. In addition, the Company has retained Georgeson & Company Inc. to solicit proxies for a fee of $15,000 plus expenses. The cost of soliciting proxies will be borne by the Company. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the Shares. Such persons will be paid reasonable out-of-pocket expenses.

                             STOCKHOLDER PROPOSALS

    IF THE MERGER IS CONSUMMATED, THE 1996 ANNUAL MEETING OF STOCKHOLDERS WILL NOT OCCUR. If the Merger is not consummated, proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company on or before April 6, 1996 in order to be eligible for inclusion in the Company's Proxy Statement and form of Proxy. Generally, under the Company's Bylaws, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at its principal executive offices not less than 60 days or more than 90 days prior to the anniversary date of the previous annual meeting of stockholders of the Company, in the event the annual meeting has been set for a date that is within 30 days before or after said anniversary date. In the case of an annual meeting that has been called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, the stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at its principal executive offices not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first. As to each person whom a stockholder proposes to nominate for election or re-election as a director, the stockholder's notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. The stockholder's notice must also set forth (i) the name and address of the stockholder, as it appears in the Company's books, (ii) the class and number of shares of the Company that are beneficially owned by such stockholder, (iii) as to the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such person, and the class and number of shares of the Company that are beneficially owned by such person, and (iv) with respect to any stockholder proposal, any material interest of such stockholder or the beneficial owner, if any, on whose behalf the proposal is made, in such business.

    No person nominated by a stockholder shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth above. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the procedures prescribed by the Bylaws of the Company and, if he or she should so determine, the chairman may so declare at the meeting and the defective nomination or proposal shall be disregarded. Notwithstanding the foregoing, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to nominations of persons for election to the Board of Directors of the Company.

                           INCORPORATION BY REFERENCE

    The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference: the Company's Current Reports on Form 8-K filed with the Commission on February 1, 1995 and March 17, 1995.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO THE COMPANY AT 8144 WALNUT HILL LANE, DALLAS, TEXAS 75231-4372 (TELEPHONE NUMBER
(214) 360-7000), ATTENTION: NELSON A. BANGS, SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE ANNUAL MEETING OF STOCKHOLDERS, REQUESTS SHOULD BE RECEIVED BY MAY 20, 1995.

                                 OTHER MATTERS

    The Board of Directors of the Company does not intend to bring any other matters before the Annual Meeting and does not know of any other matters that may be brought before the Annual Meeting by others.

                                          By Order of the Board of Directors,

                                           /s/ Nelson A. Bangs
                                          ......................................

                                          Nelson A. Bangs
                                          Secretary

April 28, 1995

                       DR PEPPER/SEVEN-UP COMPANIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO
                              BE HELD JUNE 5, 1995

   The undersigned shareholder here appoints Nelson A. Bangs and John F.
Brock, jointly and severally, proxies, with full power of substitution, to vote, as specified below, all shares of Dr Pepper/Seven-Up Companies, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 8144 Walnut Hill Lane, Dallas, Texas, at 2:00 p.m. on June 5, 1995, or any adjournment or postponement thereof (the "Meeting"), and directs said proxies to vote as instructed on the matters set forth below and otherwise at their discretion. Receipt of a copy of the Notice of said Meeting and the accompanying Proxy Statement is hereby acknowledged.

   1. Approve and adopt the Merger Agreement as described in the Company's Proxy Statement. The Board of Directors recommends a vote FOR the Merger Agreement.

/ / FOR                  / / AGAINST                  / / ABSTAIN

   2. If the Merger Agreement is not approved and adopted, the election of management's nominee as a Class III member of the Board of Directors. The Board of Directors recommends a vote FOR the nominee.

            / / FOR the nominee.   / / WITHHOLD VOTE for the nominee.
                          NOMINEE: Henry A. Udow

 (To withhold authority for the nominee, strike a line through his name above.)

   3. In their discretion with respect to such other matters as may properly come before the Meeting or any postponement or adjournment thereof.

                                               (Continue and Sign On Other Side)

(Continued from other side)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN BY THE STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH IN ITEM 1 AND FOR THE NOMINEE LISTED IN ITEM 2, AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE DISCRETION OF THE PROXYHOLDERS AS DESCRIBED IN THE PROXY STATEMENT.

                                                   .............................

                                                             Signature

                                                   Date..................., 1995

                                                   Please sign EXACTLY as name
                                                   appears hereon, and in
                                                   signing as Attorney,
                                                   Administrator, Guardian,
                                                   Trustee or Corporate Officer,
                                                   please add your title as
                                                   such.

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             CADBURY SCHWEPPES PLC,
                             DP/SU ACQUISITION INC.

                                      AND

                       DR PEPPER/SEVEN-UP COMPANIES, INC.

                          DATED AS OF JANUARY 25, 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                           ARTICLE I
                                           THE OFFER
                                                                                           PAGE
SECTION   1.01.  The Offer..............................................................     1
SECTION   1.02.  Company Action.........................................................     2

                                          ARTICLE II
                                          THE MERGER
SECTION    2.01  The Merger.............................................................     4
SECTION    2.02  Effective Time; Closing................................................     4
SECTION    2.03  Effect of the Merger...................................................     4
SECTION    2.04  Certificate of Incorporation; By-laws..................................     4
SECTION    2.05  Directors and Officers.................................................     5
SECTION    2.06  Conversion of Securities...............................................     5
SECTION    2.07  Employee Stock Options.................................................     5
SECTION    2.08  Dissenting Shares......................................................     5
SECTION    2.09  Surrender of Shares; Stock Transfer Books..............................     6

                                          ARTICLE III
                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION    3.01  Organization and Qualification; Subsidiaries...........................     7
SECTION    3.02  Certificate of Incorporation and By-laws...............................     8
SECTION    3.03  Capitalization.........................................................     8
SECTION    3.04  Authority Relative to this Agreement...................................     8
SECTION    3.05  No Conflict; Required Filings and Consents.............................     8
SECTION    3.06  Compliance.............................................................     9
SECTION    3.07  SEC Filings; Financial Statements......................................     9
SECTION    3.08  Absence of Certain Changes or Events...................................    10
SECTION    3.09  Absence of Litigation..................................................    11
SECTION    3.10  Employee Benefit Plans.................................................    11
SECTION    3.11  Labor Matters..........................................................    13
SECTION    3.12  Offer Documents; Schedule 14D-9........................................    13
SECTION    3.13  Real Property and Leases...............................................    13
SECTION    3.14  Trademarks, Patents and Copyrights.....................................    13
SECTION    3.15  Taxes..................................................................    14
SECTION    3.16  Environmental Matters..................................................    15
SECTION    3.17  Formula Cards..........................................................    16
SECTION    3.18  Amendment to Rights Agreement..........................................    16
SECTION    3.19  Brokers................................................................    16

                                                                                           PAGE
                                          ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
SECTION    4.01  Corporate Organization.................................................    17
SECTION    4.02  Authority Relative to this Agreement...................................    17
SECTION    4.03  No Conflict; Required Filings and Consents.............................    17
SECTION    4.04  Offer Documents; Proxy Statement.......................................    18
SECTION    4.05  Brokers................................................................    18
SECTION    4.06  Financing..............................................................    18

                                           ARTICLE V
                            CONDUCT OF BUSINESS PENDING THE MERGER
SECTION    5.01  Conduct of Business by the Company Pending the Purchaser's Election        18
                 Date...................................................................

                                          ARTICLE VI
                                     ADDITIONAL AGREEMENTS
SECTION    6.01  Stockholders Meetings..................................................    20
SECTION    6.02  Proxy Statement........................................................    20
SECTION    6.03  Company Board Representation; Section 14(f)............................    21
SECTION    6.04  Access to Information; Confidentiality.................................    21
SECTION    6.05  No Solicitation of Transactions........................................    22
SECTION    6.06  Employee Stock Options and Other Employee Benefits Matters.............    22
SECTION    6.07  Directors' and Officers' Indemnification and Insurance.................    22
SECTION    6.08  Notification of Certain Matters........................................    24
SECTION    6.09  Further Action; Reasonable Best Efforts................................    24
SECTION    6.10  Public Announcements...................................................    25
SECTION    6.11  Parent Guarantee.......................................................    25
SECTION    6.12  Interested Stockholder.................................................    25

                                          ARTICLE VII
                                   CONDITIONS TO THE MERGER
SECTION    7.01  Conditions to the Merger...............................................    25

                                         ARTICLE VIII
                               TERMINATION, AMENDMENT AND WAIVER
SECTION    8.01  Termination............................................................    26
SECTION    8.02  Effect of Termination..................................................    27
SECTION    8.03  Fees and Expenses......................................................    27
SECTION    8.04  Amendment..............................................................    28
SECTION    8.05  Waiver.................................................................    28

                                                                                           PAGE
                                          ARTICLE IX
                                      GENERAL PROVISIONS
SECTION    9.01  Non-Survival of Representations, Warranties and Agreements.............    29
SECTION    9.02  Notices................................................................    29
SECTION    9.03  Certain Definitions....................................................    30
SECTION    9.04  Severability...........................................................    30
SECTION    9.05  Entire Agreement; Assignment...........................................    30
SECTION    9.06  Parties in Interest....................................................    31
SECTION    9.07  Specific Performance...................................................    31
SECTION    9.08  Governing Law..........................................................    31
SECTION    9.09  Headings...............................................................    31
SECTION    9.10  Counterparts...........................................................    31

ANNEX A Conditions to the Offer

ANNEX B Employee Benefits

                                  GLOSSARY OF DEFINED TERMS
                                                                             LOCATION OF
    DEFINED TERM                                                              DEFINITION
- ---------------------------------------------------------------------   ----------------------
Acquiring Person.....................................................   Sec. 3.18(b)
affiliate............................................................   Sec. 9.03(a)
Agreement............................................................   Preamble
beneficial owner.....................................................   Sec. 9.03(b)
Blue Sky Laws........................................................   Sec. 3.05(b)
Board................................................................   Recitals
BT...................................................................   Sec. 1.02(a)
business day.........................................................   Sec. 9.03(c)
Certificate of Merger................................................   Sec. 2.02
Certificates.........................................................   Sec. 2.09(b)
Claim................................................................   Sec. 6.07(b)
Code.................................................................   Sec. 3.10(a)
Company..............................................................   Preamble
Company Common Stock.................................................   Recitals
Company Preferred Stock..............................................   Sec. 3.03
Confidentiality Agreement............................................   Sec. 6.04(c)
control..............................................................   Sec. 9.03(d)
Delaware Law.........................................................   Recitals
Director Stockholders................................................   Recitals
Disclosure Schedule..................................................   Sec. 3.01
Dissenting Shares....................................................   Sec. 2.08(a)
Distribution Date....................................................   Sec. 3.18(b)
DLJ..................................................................   Sec. 1.02(a)
Effective Time.......................................................   Sec. 2.02
Environmental Laws...................................................   Sec. 3.16(a)
ERISA................................................................   Sec. 3.10(a)
Exchange Act.........................................................   Sec. 1.02(b)
Expenses.............................................................   Sec. 8.03(b)
Fee..................................................................   Sec. 8.03(a)
Final Expiration Date................................................   Sec. 3.18(a)
GAAP.................................................................   Sec. 3.07(b)
Hazardous Substances.................................................   Sec. 3.16(a)
HSR Act..............................................................   Sec. 3.05(b)
Indemnified Parties..................................................   Sec. 6.07(b)
IRS..................................................................   Sec. 3.10(a)
January 25 Meeting...................................................   Sec. 1.02(a)
Liens................................................................   Sec. 3.14
Loading..............................................................   Sec. 3.08
Material Adverse Effect..............................................   Sec. 3.01
Material Subsidiaries................................................   Sec. 3.01
Merger...............................................................   Recitals
Merger Consideration.................................................   Sec. 2.06(a)
Minimum Condition....................................................   Sec. 1.01(a)
Multiemployer Plan...................................................   Sec. 3.10(b)
Multiple Employer Plan...............................................   Sec. 3.10(b)
1993 Balance Sheet...................................................   Sec. 3.07(c)
Non-Voting Common....................................................   Sec. 3.03
Offer................................................................   Recitals

                                                                             LOCATION OF
    DEFINED TERM                                                              DEFINITION
- ---------------------------------------------------------------------   ----------------------
Offer Documents......................................................   Sec. 1.01(b)
Offer to Purchase....................................................   Sec. 1.01(b)
Option...............................................................   Sec. 2.07
Parent...............................................................   Preamble
Parent Stockholders Meeting..........................................   Sec. 6.01(b)
Paying Agent.........................................................   Sec. 2.098(a)
Per Share Amount.....................................................   Recitals
Permitted Liens......................................................   Sec. 3.14
Permitted Offer......................................................   Sec. 1.02(b), 3.18(c)
person...............................................................   Sec. 9.03(e)
Plans................................................................   Sec. 3.10(a)
Proxy Statement......................................................   Sec. 4.04
Purchaser............................................................   Preamble
Purchaser's Election Date............................................   Sec. 5.01
Rights Agreement.....................................................   Recitals
Schedule 14D-1.......................................................   Sec. 1.01(b)
Schedule 14D-9.......................................................   Sec. 1.02(b)
SEC..................................................................   Sec. 1.01(b)
SEC Reports..........................................................   Sec. 3.07(a)
Securities Act.......................................................   Sec. 3.07(a)
Shares...............................................................   Recitals
Stock Acquisition Date...............................................   Sec. 3.18(a)
Stock Option Plans...................................................   Sec. 2.07
Stockholders Agreement...............................................   Recitals
Stockholders Meeting.................................................   Sec. 6.01(a)
Subsidiary...........................................................   Sec. 3.01
subsidiary...........................................................   Sec. 9.03(f)
Surviving Corporation................................................   Sec. 2.01
Tax..................................................................   Sec. 3.15(d)
Tender Offer Acceptance Date.........................................   Sec. 2.07
Third Party..........................................................   Sec. 8.03(e)
Third Party Acquisition..............................................   Sec. 8.03(e)
Transactions.........................................................   Sec. 1.02(a)

    AGREEMENT AND PLAN OF MERGER, dated as of January 25, 1995 (this "Agreement"), among Cadbury Schweppes plc, a company organized under the laws of England ("Parent"), DP/SU Acquisition Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Purchaser"), and Dr
Pepper/Seven-Up Companies, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent, through Purchaser, to acquire the Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares") for $33.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer; and

    WHEREAS, the Board of Directors of Parent and Purchaser have unanimously approved the making of the Offer and the transactions related thereto and the Board of Directors of Parent has resolved and agreed to recommend approval of the Offer and the transactions related thereto to its stockholders; and

    WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer; and

    WHEREAS, pursuant to and in accordance with the terms of the Rights Agreement, dated as of September 1, 1993, between the Company and Bank One, Texas, N.A. (as amended, the "Rights Agreement"), the Board has, subject to the terms and conditions contained herein, approved the Offer as a "Permitted Offer"(as such term is defined in the Rights Agreement); and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

    WHEREAS, Parent and certain directors of the Company (the "Director Stockholders") have entered into a Stockholders Agreement, dated as of the date hereof (the "Stockholders Agreement"), providing for the agreement of the Director Stockholders to tender pursuant to the Offer all Shares owned by such Director Stockholder subject to the terms and conditions of the Stockholders Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

    SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing (unless such event shall have been waived by Purchaser), Parent shall cause Purchaser to commence, and Purchaser shall commence, the Offer at the Per Share Amount as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of Shares that, when combined with the Shares already owned by Parent and its direct or indirect subsidiaries, constitute a majority of the then outstanding Shares on a fully diluted basis, including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights (as defined in the Rights Agreement)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that (notwithstanding Section 8.04) no change may be made which (A) decreases the price per Share payable in the Offer, (B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (D) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Parent and its subsidiaries) or (E) changes or waives the Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

    (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser will provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal response of Parent, Purchaser or their counsel. In the event that the Offer is terminated or withdrawn by Purchaser, Parent and Purchaser shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined herein).

    SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on January 25, 1995 (the "January 25 Meeting"), has unanimously
(A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "Transactions"), are fair to and in the best interests of the holders of Shares (other than Parent and its subsidiaries), (B) approved and adopted this Agreement and the Transactions and (C) resolved to recommend, subject to the conditions set forth herein, that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions; (ii) each of BT Securities Corporation ("BT") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view; and (iii) the Board, at the January 25 Meeting and with each director who is an officer or employee of the Company recusing himself, determined pursuant to and in accordance with the Rights Agreement and upon receipt of the opinions referred to in clause (ii) of this sentence that the terms of the Offer (including the Per Share Amount) are fair to, and in the best interests of, the Company and the holders of Shares (other than Parent and its subsidiaries) and approved, subject to the terms and conditions contained herein, the Offer as a "Permitted Offer" (as defined in the Rights Agreement) subject to Section 3.18 hereof. The Company has been authorized by each of BT and DLJ, subject to prior review by each such financial advisor, to include such fairness opinion (or references thereto) in the Offer Documents and in the
Schedule 14D-9 (as defined in paragraph (b) of this Section 1.02) and the Proxy Statement referred to in Section 3.12. Subject to the fiduciary duties of the Board under applicable law as advised in writing by independent counsel (which shall, for all purposes under this Agreement, include the Company's regular outside counsel), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described above. The Company has been advised by each of its directors that they intend either to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions; provided, however, that, except as contemplated by the Stockholders Agreement, such directors shall have no obligation under this Agreement to so tender or vote their Shares if this Agreement is terminated.

    (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject only to the fiduciary duties of the Board under applicable law as advised in writing by independent counsel, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company will provide Parent and Purchaser and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide Parent and Purchaser and their counsel with a copy of any written responses and telephonic notification of any verbal response of the Company or its counsel.

    (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares as of the most recent date reasonably practicable. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and

Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with
Section 8.01, shall deliver promptly to the Company all copies of such information then in their possession and shall certify in writing to the Company its compliance with this Section 1.02(c).

                                   ARTICLE II

                                   THE MERGER

    SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Notwithstanding anything to the contrary contained in this Section 2.01, Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as defined in Section 4.04) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

    SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

    SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    SECTION 2.04. Certificate of Incorporation; By-laws. (a) Unless otherwise determined by Parent prior to the Effective Time, and subject to the requirements of Section 6.07, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended and restated to conform to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Dr Pepper/Seven-Up Companies, Inc." and the Certificate of Incorporation of the Surviving Corporation shall be amended if required to comply with Section 6.07.

    (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to the requirements of Section 6.07, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

    SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares:

        (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

        (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

        (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

    SECTION 2.07. Employee Stock Options. Immediately after the Tender Offer Acceptance Date, each outstanding option to purchase Shares (in each case, an "Option") granted under (i) the Company's 1988 Stock Option Plan, as amended,
(ii) the Company's 1988 Non-Qualified Plan, as amended, (iii) the Company's 1993 Stock Ownership Plan, as amended, and (iv) the Company's Non-Qualified Stock Option Plan for Non-Employee Directors (collectively, the "Stock Option Plans"), whether or not then exercisable, shall be cancelled by the Company, and each holder of a cancelled Option shall be entitled to receive from Purchaser at the same time as payment for Shares is made by Purchaser in connection with the Offer, in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option. The term "Tender Offer Acceptance Date" means the date on which the Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the expiration date with respect to the offer. Parent and Purchaser understand that all shares of restricted stock granted under the 1993 Stock Ownership Plan have vested pursuant to the terms of such plan and related agreements or pursuant to the lapsing of restrictions on such shares effected by action of the Board or the Compensation Committee of the Board.

    SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law in respect of Dissenting Shares and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

    SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Immediately prior to the Effective Time, Parent shall cause Surviving Corporation to have sufficient funds to deposit, and shall cause Surviving Corporation to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser and Shares as to which dissenters' rights have been exercised as of the Effective Time) and (ii) the Per Share Amount. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, however, that no loss on any investment made pursuant to this Section 2.09 shall relieve Parent or the Suriving Corporation of its obligation to pay the Per Share Amount for each Share outstanding immediately prior to the Effective Time.

    (b) Promptly after the Effective Time, Parent shall cause the Surviving Corporation to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

    (c) At any time following the third month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

    (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Purchaser that:

    SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01 of the Disclosure Schedule delivered concurrently with the execution and delivery of this Agreement by the Company to Parent (the "Disclosure Schedule"). Except as disclosed in such Section 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than indirect equity and similar interests held for investment which are not, in the aggregate, material to the Company. The term "Material Subsidiaries" means Dr Pepper/Seven-Up Corporation, a Delaware corporation, and Waco Manufacturing Company, a Delaware corporation. Except for the Material Subsidiaries, no Subsidiary is material to the business, operations or condition (financial or otherwise) of the Company or has any material assets or liabilities.

    SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

    SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 125,000,000 Shares and 20,000,000 shares of Non-Voting Common Stock, par value $.01 per share ("Non-Voting Common") and 2,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of January 20, 1995, (i) 61,780,548 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 6,451 Shares were held in the treasury of the Company, (iii) 0 Shares were held by the Subsidiaries, and (iv) 2,630,000 Shares were reserved for future issuance to employees as restricted stock and pursuant to employee stock options granted pursuant to the Company's Stock Option Plans or reserved for directors. As of the date hereof, no shares of Non-Voting Common are issued and outstanding, and no shares of Company Preferred Stock are issued and outstanding. As of January 20, 1995, Options covering 7,099,368 Shares were outstanding. Since January 20, 1995 to the date of this Agreement, the Company has not issued any Shares or granted any Options covering Shares. Except as set forth in this Section 3.03, or Section 3.03 of the Disclosure Schedule, or pursuant to the Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Material Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Section 3.03 of the Disclosure Schedule, each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to stockholder approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative votes of the stockholders of the Company to the extent required by Delaware Law (including Section 203 thereof), and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and by the availability of equitable remedies.

    SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any Material Subsidiary, (ii) assuming that required filings under the HSR Act (as hereinafter defined) and Delaware Law are made by the appropriate parties and the Company, Parent and Purchaser comply with the provisions of Section 203 of the Delaware Law, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; provided, however, that the Company makes no representation or warranty with respect to any federal, state or foreign laws relating to antitrust or competition, or (iii) except as set forth in Section 3.05 of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Material Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any property or asset of the Company or any Material Subsidiary is bound or affected, except, in the cases of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not, individually or in the aggregate, have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority to be obtained or made by the Company, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and does not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 3.06. Compliance. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) except as set forth in Section 3.06 of the Disclosure Schedule, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presented the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect).

    (c) Except as (i) and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1993, including the notes thereto (the "1993 Balance Sheet"), (ii) set forth in
Section 3.07(c) of the Disclosure Schedule or (iii) disclosed in any SEC Report filed by the Company after December 31, 1993, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1993 which would not, individually or in the aggregate, be material in amount.

    (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications (if any) that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

    SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1993, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1993, except as contemplated by this Agreement or disclosed in any SEC Report filed since December 31, 1993 and prior to the date of this Agreement or as set forth in Section 3.08 of the Disclosure Schedule, there has not been
(i) any event having, individually or in the aggregate, a Material Adverse Effect, (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any material revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of material notes or material accounts receivable),
(iv) any failure by the Company to revalue materially any material asset in accordance with GAAP, (v) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (vi) any material increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, (vii) any Loading (as defined below) other than in the ordinary course of business consistent with past practice, (viii) any material change, or announcement of any material change, in the terms, including, without limitation, price, payment terms or off-invoice allowances and discounts, of the sale of any product (or component thereof), any change, or announcement of any change, in the form or manner of distribution of any product (or component thereof) or any material change, or announcement of any material change, in the Company's or any Subsidiary's marketing or spending practices or glass investment policies or commitments, in each such case, other than in the ordinary course of business consistent with past practice, or (ix) any entering into with Pepsico Inc. or any affiliates thereof any agreement for the manufacture, sale or distribution of the Company's products outside of the United States. "Loading" shall mean selling a product (a) with a payment term longer than terms customarily offered by a seller for such product, (b) at a discount from listed price other than pursuant to a promotion which has been disclosed to Purchaser prior to the date hereof or, with respect to the period from the date of this Agreement through the consummation of the Offer, a promotion for which the prior written consent of Purchaser has been obtained (unless such promotion is made in the ordinary course of business consistent with past practice), (c) at a price which does not give effect to any previously announced general increase in the list price for such product or (d) with shipment terms other than shipment terms customarily offered by a seller for such product.

    SECTION 3.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.09 of the Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, has a Material Adverse Effect (other than any claim, action, proceeding or investigation seeking to delay or prevent the consummation of any Transaction) or (ii) as of the date hereof, seeks to delay or prevent the consummation of any Transaction. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.10. Employee Benefit Plans. (a) Section 3.10 of the Disclosure Schedule contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary and (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability not otherwise provided for in the Company's financial statements contained in the SEC Reports under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any Subsidiary remains secondarily liable under
Section 4204 of ERISA (collectively, (i) and (ii) referred to herein as the "Plans"). Each Plan is in writing and the Company has made available to Parent true and complete copies of each Plan and true and complete copies of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as specifically provided by this Agreement, neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

    (b) None of the Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or is a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except to the extent set forth in Plans listed in Section 3.10 of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under
Section 4999 of the Code. Except as disclosed in Section 3.10 of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

    (c) Each Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. Except for matters that may be remedied by the IRS's Voluntary Compliance Resolution or Closing Agreement Programs without liability that has a Material Adverse Effect, no fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS that could adversely affect such qualified or exempt status except for those facts and events which do not constitute a Material Adverse Effect.

    (d) Except for those matters that do not constitute a Material Adverse Effect or are adequately reflected on the Company's financial statements contained in the SEC Reports, (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, (ii) neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists which could give rise to any such liability, and (iii) neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and the Company has no knowledge of any fact or event which could be the proximate cause for any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. Except with respect to the transactions specifically provided by this Agreement, no reportable event (within the meaning of Section 4043 of ERISA other than a report which has been waived) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No asset of the Company or any Subsidiary is the subject of any lien arising under
Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

    (e) Except to the extent as does not constitute a Material Adverse Effect, each Plan is now and has been operated in all respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company's financial statements contained in the SEC Reports reflect an accrual (through September 30, 1994) of all material amounts of employer contributions and premiums accrued but unpaid with respect to the Plans. With respect to each Plan subject to Title IV of ERISA, the Company has no knowledge that, as of the date hereof, the excess of the accumulated benefit obligations of such Plan over the fair market value of the assets of such Plan has increased above such excess determined as of the date of the most recent actuarial valuation report prepared for such Plan.

    (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the Offer.

    SECTION 3.11. Labor Matters. Except as set forth in Section 3.11 of the Disclosure Schedule, and with such exceptions as do not have a Material Adverse Effect, (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

    SECTION 3.12. Offer Documents; Schedule 14D-9. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Purchaser or Parent for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    SECTION 3.13. Real Property and Leases. The Company and the Subsidiaries have sufficient title or leasehold interests to all their properties and assets to conduct their respective businesses as currently conducted.

    SECTION 3.14. Trademarks, Patents and Copyrights. Except as set forth in
Section 3.14(a) of the Disclosure Schedule, the Company and the Subsidiaries own free and clear of any liens, pledges or other encumbrances (other than Permitted Liens (as defined below)) all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, which are material to the business of the Company and the Subsidiaries as currently conducted, taken as a whole, and the Company is unaware of any material assertion or claim challenging the validity of any of the foregoing. Section 3.14(b) of the Disclosure Schedule lists each trademark owned by the Company or any Subsidiary and specifies the registration number and date of registration for each such trademark. Section 3.14(c) of the Disclosure Schedule lists each agreement pursuant to which a trademark is licensed to the Company or any Material Subsidiary as licensee for use in the business of the Company and the Subsidiaries as currently conducted. The conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict in any material manner with any trademark, trademark right, trade name, trade name right, trade dress, patent right, patent, service mark, or copyright of any third party. To the best knowledge of the Company, and except as set forth on Section 3.14(d) to the Disclosure Schedule, there are no infringements or unauthorized uses of any proprietary rights owned by or licensed by or to the Company or any Subsidiary. For purposes of this Section 3.14, "Permitted Liens" means, collectively, (A) any liens, pledges or other encumbrances ("Liens") for current taxes and assessments not yet past due, (B) any Liens arising from the Company's bank credit facility existing on the date of this Agreement, (C) inchoate mechanics' and materialmen's Liens for construction in progress, (D) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or the Material Subsidiaries and (E) all Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

    SECTION 3.15. Taxes. (a) Except as disclosed in Section 3.15 of the Disclosure Schedule, (i) all federal income tax returns and, to the best of the Company's knowledge, all other returns and reports in respect of Taxes required to be filed with respect to the Company and each Subsidiary (including all consolidated federal income tax returns of the Company and any state or other Tax return that includes the Company or any Subsidiary on a consolidated or combined basis) have been timely filed; (ii) all Taxes shown on such returns and reports and, to the best of the Company's knowledge, all other Taxes otherwise due have been, or prior to the Closing of the Offering will be, timely paid;
(iii) all such returns and reports (insofar as they relate to the activities or income of the Company or any Subsidiary) are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or, to the best of the Company's knowledge, informally by any Tax authority (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) and, to the best knowledge of the Company and the Subsidiaries, no basis exists for any such adjustment; and
(v) all Taxes required to be withheld, collected or deposited by or with respect to the Company or any Subsidiary have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

    (b) Except as set forth in Section 3.15 of the Disclosure Schedule, (i) there are no pending or, to the best knowledge of the Company and the Subsidiaries, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary or (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) any corporation that was included in the filing of a return with the Company on a consolidated or combined basis; (ii) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Subsidiary;
(iii) there are no material Tax liens on any assets of the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (v) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vi) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject; (vii) neither the Company nor any Subsidiary (A) has or is projected to have an amount included in its income for the current taxable year under Section 951 of the Code, (B) has been a passive foreign investment company within the meaning of Section 1296 of the Code, (C) to the best of the Company's knowledge has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (D) to the best of the Company's knowledge has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (viii) neither the Company nor any Subsidiary has any (A) income reportable for a period ending after the date on which the Offer is consummated but attributable to a sale or exchange occurring in or a change in accounting method made for a period ending on or prior to such date, which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction; (ix) neither the Company nor any Subsidiary has received any requests for information from any Tax authority, which are currently outstanding; (x) there are no proposed formal or, to the best knowledge of the Company, informal, increases of property, ad valorem or similar Taxes imposed on the Company or any Subsidiary, or to the best knowledge of the Company, any proposals to increase the rate of any property Tax imposed on any property owned by the Company or any Subsidiary; (xi) neither the Company nor any Subsidiary is obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludibility from gross income of the holder for federal income tax purposes could be affected by the transaction contemplated hereunder; (xii) neither the Company nor any Subsidiary is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (xiii) to the best knowledge of the Company, the Company and its Subsidiaries do not, either individually or in the aggregate, have a net unrealized built-in loss within the meaning of Section 382(h) of the Code and section 1.1502-91(g) of the proposed Regulations; and (xiv) no power of attorney that is currently in force has been granted by the Company or any Subsidiary with respect to any matter relating to Taxes that could affect the Company or any Subsidiary.

    (c) Section 3.15(c) of the Disclosure Schedule lists (i) to the best knowledge of the Company, the amount and expiration dates of any net operating loss, net capital loss, unused business credit, unused foreign tax credit, or excess charitable contribution allocable to the Company and each Subsidiary as of December 31, 1993, (ii) a reasonable estimate of the tax attributes described in clause (i) that were applied against taxable income for the calendar year ending December 31, 1994, (iii) a reasonable estimate of any "section 382 limitation" within the meaning of Section 382(b) of the Code, applicable to tax attributes of the Company or any Subsidiary, and (iv) the amount of any equity or capital contributions to the Company since January 1, 1992, which contributions have not otherwise been disclosed in the SEC Reports. To the best knowledge of the Company, except as referred to in Section 3.15(c) of the Disclosure Schedule, none of the tax attributes listed in clause (i) has been challenged.

    (d) "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and custom duties, tariffs, and similar charges.

    SECTION 3.16. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined as hazardous in or regulated as hazardous under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances into the environment; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

    (b) Except as described in Section 3.16 of the Disclosure Schedule: (i) the Company and each Subsidiary is in compliance with all applicable Environmental Laws, except for noncompliance that individually or in the aggregate do not have a Material Adverse Effect; (ii) the Company and each Subsidiary have obtained all permits, licenses and other material governmental authorizations required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof, except for failures to obtain or noncompliance that individually or in the aggregate do not have a Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law that individually or in the aggregate would have a Material Adverse Effect; and (iv) to the best knowledge of the Company, there is no environmental condition on any of the properties currently or formerly owned or leased by the Company or any Subsidiary that individually or in the aggregate has a Material Adverse Effect.

    SECTION 3.17. Formula Cards. The Company has taken all commercially reasonable efforts to protect its principal information, techniques, formulae, recipes, trade secrets, specific know-how, procedures, processes and related ancillary and incidental know-how, standards and specifications relating to all soft drink concentrate, bases or syrups, fountain syrups, beverage bases and finished soft drinks presently manufactured by the Company or by any other party manufacturing under license or other authorization from the Company.

    SECTION 3.18. Amendment to Rights Agreement. (a) The Board has taken all necessary action to amend the Rights Agreement (but subject to the Board's right to further amend the Rights Agreement) so that (A) none of the execution or delivery of this Agreement or the Stockholders Agreement or the making of the Offer will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser or any of their affiliates to be deemed an "Acquiring Person" (as defined in the Rights Agreement) or (iii) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event, (B) none of the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer or the consummation of the Merger will cause (i) the Rights to become exercisable under the Rights Agreement or (ii) Parent or Purchaser or any of their affiliates to be deemed an Acquiring Person or (iii) the Stock Acquisition Date to occur upon any such event, and (C) the "Expiration Date" (as defined in the Rights Agreement) shall occur no later than immediately prior to the purchase of shares pursuant to the Offer; provided, however, that if this Agreement is terminated in accordance with Section 8.01, the Board may rescind its approval of the Offer as a Permitted Offer or further amend the Rights Agreement so that clauses 3.16(a)(B) and (C) will not be the case.

    (b) The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

    (c) The Board, pursuant to and in accordance with the Rights Agreement, has taken all necessary action to approve the Offer as a "Permitted Offer" (as defined in the Rights Agreement), and all determinations required under the Rights Agreement to be made by the Board in connection with such approval have been properly made in accordance with the Rights Agreement; provided, however, that if this Agreement is terminated pursuant to Section 8.01, the Board may rescind its approval of the Offer as a Permitted Offer.

    SECTION 3.19. Brokers. No broker, finder or investment banker (other than DLJ and BT) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and DLJ and BT pursuant to which either such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

    SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and, in the case of Purchaser, in good standing or, in the case of Parent, not in liquidation or the subject of any petition or proposed resolution or other proceeding for its liquidation, under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Purchaser to perform their obligations hereunder and to consummate the Transactions.

    SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, (i) with respect to the Transactions, the majority vote by the holders of the ordinary shares of Parent voting at a General Meeting of Shareholders and (ii) with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

    SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Articles of Association, Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Parent and Purchaser from performing their respective obligations under this Agreement and consummating the Transactions.

    (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, the Defense Production Act and filing and recordation of appropriate merger documents as required by Delaware Law and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

    SECTION 4.04. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as hereinafter defined) (such proxy statement, as amended and supplemented, being referred to herein as the "Proxy Statement") and
Schedule 14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading; provided, however, that Parent or Purchaser makes no representation or warranty with respect to information supplied by the Company for inclusion in the Offer Documents. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    SECTION 4.05. Brokers. No broker, finder or investment banker (other than Kleinwort Benson Ltd., Kleinwort Benson North America, Inc., Hoare Govett Ltd. and Goldman, Sachs International Ltd.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

    SECTION 4.06. Financing. Parent has, or will have available to it at the time Purchaser is required to pay for Shares under the terms of the Offer, and will make available to Purchaser, sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger. Parent has obtained commitments for such funds.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.01. Conduct of Business by the Company Pending the Purchaser's Election Date. The Company covenants and agrees that, between the date of this Agreement and the election or appointment of Purchaser's designees to the Board pursuant to Section 6.03 upon the purchase by Purchaser of any Shares pursuant to the Offer (the "Purchaser's Election Date"), unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Material Subsidiary shall, between the date of this Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

        (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary, except for sales of products in the ordinary course of business and in a manner consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set asides, dividends and other distributions made from any Subsidiary to the Company);

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business;
    (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) without the prior written consent of Parent (which shall not be unreasonably withheld), enter into any (A) bottling license agreements or
    (B) supply agreements with a term exceeding one year or terminate, cancel or request any material change in, or agree to any material change in, any bottling license agreement or supply agreement; (iv) authorize capital expenditures which are, in the aggregate, in excess of $2,000,000 through March 15, 1995 for the Company and the Subsidiaries taken as a whole (provided, however, that, notwithstanding the foregoing limitation, capital expenditures in the aggregate for 1995 shall not exceed the aggregate capital expenditures for 1994 and, provided, further, the Company may enter into software licenses with SAP with the prior written consent of Parent, which consent shall not be unreasonably withheld); or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

        (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any such plan proposed to be adopted;

        (g) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

        (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1993 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

        (i) settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the Transactions; or

        (j) take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (i) of this Section 5.01 or any action which would result in any of the conditions to the Offer not being satisfied (other than as contemplated by this Agreement).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

    SECTION 6.01. Stockholders Meetings. (a) Subject to its fiduciary duties under applicable law as advised in writing by independent counsel, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders Meeting") and (ii) include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions, including, without limitation, the Merger and use its reasonable best efforts to obtain such approval and adoption. To the extent permitted by law, Parent and Purchaser each agree to vote all Shares beneficially owned by them in favor of the Merger.

    (b) Subject to its fiduciary duties under applicable law as advised in writing by independent counsel, Parent, acting through its Board of Directors, shall, in accordance with applicable law, (i) duly call, give notice of, convene and hold a special meeting of the holders of Parent's ordinary shares (the "Parent Stockholders Meeting") as soon as practicable following the date of this Agreement, but in no event later than March 1, 1995, for the purpose of considering and authorizing the Transactions and (ii) unanimously recommend that the holders of ordinary shares of Parent approve and adopt this Agreement and the Transactions, including, without limitation, the Merger and use its reasonable best efforts to obtain such approval and adoption.

    (c) In the event that (i) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer and (ii) the requisite affirmative vote of the stockholders of the Company to effect the Merger is not obtained at the Stockholders Meeting, the parties hereto, agree within five business days after Parent or any of its subsidiaries or affiliates is no longer subject to the restrictions set forth in Section 203 of Delaware Law, to use their reasonable best efforts to take all necessary and appropriate action to cause the Merger to become effective.

    SECTION 6.02. Proxy Statement. As soon as practicable following the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time with the intent being to complete the Merger before May 31, 1995.

    SECTION 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board (some of whom may be required to be independent as required by applicable law), (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic Subsidiaries as of the date hereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

    (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

    (c) Following the election or appointment of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Parent and its subsidiaries).

    SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the consummation of the Offer, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

    (b) To the extent permitted by applicable law, in order to facilitate the continuing operation of the Company by Parent and Purchaser from and after the completion of the Offer without disruption and to assist in an achievement of an orderly transition in the ownership and management of the Company, from the date of this Agreement and until completion of the Offer, the Company, Parent and Purchaser shall cooperate reasonably with each other to effect an orderly transition including, without limitation, with respect to communications with bottlers and employees.

    (c) All information obtained by Parent or Purchaser pursuant to this Section
6.04 shall be kept confidential in accordance with the confidentiality agreement, dated January 22, 1995 (the "Confidentiality Agreement"), between Parent and the Company.

    SECTION 6.05. No Solicitation of Transactions. Until this Agreement shall have been terminated pursuant to Section 8.01, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any substantial portion of the assets of, or any equity interest in, the Company or any Material Subsidiary or any business combination with the Company or any Subsidiary or, except to the extent required by fiduciary obligations under applicable law as advised in writing by independent counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of this Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its Subsidiaries, if, and only to the extent that, (i) the Board, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by Delaware Law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person the Company uses its reasonable best efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

    SECTION 6.06. Employee Stock Options and Other Employee Benefits
Matters. Annex B hereto sets forth certain agreements among the parties hereto with respect to the Plans and other employee benefits matters.

    SECTION 6.07. Directors' and Officers' Indemnification and
Insurance. (a) The Certificate of Incorporation of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in Article VI of the Certificate of Incorporation of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law. From and after the Purchaser's Election Date, the Company shall not amend, repeal or otherwise modify the indemnification and advancement of expenses provisions of Article VI of the Certificate of Incorporation of the Company or the indemnification or advancement of expenses provisions in the Certificate of Incorporation of any of the Company's Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

    (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) ("Claim"), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the later of the date of this Agreement and the Effective Time, in each case to the fullest extent permitted under Delaware Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them and the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall use all reasonable efforts in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.07(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

    (c) The Company shall, from and after the date of this Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $700,000 in the aggregate) and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

    (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.07.

    (e) The By-laws of the Surviving Corporation and each of its Subsidiaries shall contain the provisions with respect to indemnification and advancement of expenses set forth in the By-laws of the Company on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. From and after the Purchaser's Election Date, the Company shall not amend, repeal or otherwise modify the indemnification and advancement of expenses provisions of the By-laws of the Company or the indemnification and advancement of expenses provisions in the By-laws of any of the Company's Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

    (f) The obligations of the Company or the Surviving Corporation under this
Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 6.07 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 6.07 applies shall be third-party beneficiaries of this Section 6.07).

    (g) In the event that the Company or the Surviving Corporation should fail, at any time from and after the Purchaser's Election Date, to comply with any of the foregoing obligations set forth in this Section 6.07, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Company or the Surviving Corporation may have or claim (except as would be prohibited by applicable Delaware Law), it being the intention of this subsection (g) that the officers, directors, employees, fiduciaries and agents of the Company and its Subsidiaries shall be fully indemnified and that the provisions of this subsection (g) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Company or Purchaser.

    (h) Parent and Purchaser understand that the Company has entered into contractual indemnification arrangements with each of its current directors and executive officers.

    SECTION 6.08. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.09. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger and (iii) except as contemplated by this Agreement, use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. Without limiting the generality of the foregoing, the Company shall promptly provide Parent with all information Parent may reasonably request in connection with the preparation of a Shareholders' Circular to be delivered to the shareholders of Parent prior to the Parent Stockholders meeting. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement then in office shall use their reasonable best efforts to take all such action.

    SECTION 6.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

    SECTION 6.11. Parent Guarantee. Parent agrees to take all action necessary to cause Purchaser to perform all of Purchaser's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants and obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Purchaser and for any breach of this covenant.

    SECTION 6.12. Interested Stockholder. The parties agree that (i) no representation and warranty made by the Company shall be deemed to be untrue nor shall the Company be deemed to be in breach of any such representation or warranty and (ii) the Company shall not be deemed in breach of any covenant or agreement contained herein, in each case to the extent that any such breach or failure results directly or indirectly, from the application to the Transactions of Section 203 of Delaware Law. In addition, the parties agree that neither Parent nor Purchaser shall be entitled to assert the failure of any condition to the consummation of the Offer or the Merger, where the failure to satisfy such conditions results, directly or indirectly, from the application to the Transactions of Section 203 of Delaware Law.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

    SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions:

        (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law (including Section 203 thereof) and the Certificate of Incorporation of the Company;

        (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

        (c) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions (other than Section 203 of Delaware Law); and

        (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

        (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company prior to Purchaser's Election Date; or

        (b) By Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before the later of (x) September 30, 1996 and (y) 90 days following the date on which Parent or any of its subsidiares or affiliates is no longer subject to the restrictions set forth in Section 203 of Delaware Law; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

        (c) By Parent if (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing or shall have rescinded (or resolved to rescind) its determination that the Offer as a "Permitted Offer" (as defined in the Rights Agreement); or

        (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to satisfy the conditions set forth in paragraphs (f) or (g) of Annex A or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or its assets by merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as determined by the Board in the exercise of its good faith judgment and after consultation with its legal counsel and financial advisors, on terms more favorable to the Company's stockholders than the Offer and the Merger taken together; provided, however, that such termination under this clause (ii) shall not be effective until the Company has made payment to Parent of the Fee (as hereinafter defined) required to be paid pursuant to Section 8.03(a) and has deposited with a mutually acceptable escrow agent $20 million for reimbursement to Parent and Purchaser of Expenses (as hereinafter defined).

    SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Sections 8.03 and 9.01, and nothing herein shall relieve any party from liability for any breach hereof.

    SECTION 8.03. Fees and Expenses. (a) In the event that:

        (i) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 15% of the then outstanding Shares and this Agreement shall have been terminated pursuant to Section 8.01 and within 12 months of such termination a Third Party Acquisition (as defined hereinafter) shall occur; or

        (ii) any person shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for more than 50% (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning more than 50%) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the Per Share Amount and (x) the Offer shall have remained open for at least 20 business days, (y) the Minimum Condition shall not have been satisfied and
    (z) this Agreement shall have been terminated pursuant to Section 8.01; or

        (iii) this Agreement is terminated pursuant to Section 8.01(c)(ii) or 8.01(d)(ii);

then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred)
    a fee of $35 million (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined).

        (b) "Expenses" means all out-of-pocket expenses and fees up to $20 million in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto.

        (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

        (d) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Prime Rate plus 1.00%.

        (e) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of all or substantially all of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its Subsidiaries of 50% or more of the outstanding Shares.

    SECTION 8.04. Amendment. Subject to the limitations set forth in Section 6.03(c), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made which (i) reduces the amount or changes the type of consideration into which each Share shall be converted upon consummation of the Merger, (ii) imposes conditions to the Merger in addition to those set forth in Section 7.01 or (iii) would otherwise amend or change the terms and conditions of the Merger in any manner materially adverse to the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.05. Waiver. Subject to the limitations set forth in Section 6.03(c), at any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

    SECTION 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that (i) the representations and warranties of the Company set forth in Article III shall terminate on the Purchaser's Election Date, (ii) the agreements set forth in Articles II and IX and (iii) Sections 6.06 and 6.07 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(c) and 8.03 and Article IX shall survive termination indefinitely.

    SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

        if to Parent or Purchaser:

 (i) Cadbury Schweppes plc
     25 Berkeley Square
     London, England W1X 6HT
     Facsimile No.: (011) 71-830-5221
     Attention: Company Secretary

(ii) CBI Holdings Inc.
     6 High Ridge Park
     Stamford, CT 06905
     Facsimile No.: (203) 968-7957
     Attention: General Counsel

        with a copy to:

     Shearman & Sterling
     599 Lexington Avenue
     New York, New York 10022
     Facsimile No.: (212) 848-7179
     Attention: Alfred J. Ross, Jr., Esq.

        if to the Company:

     Dr Pepper/Seven-Up Companies, Inc.
     8144 Walnut Hill Lane
     Dallas, Texas 75231-4372
     Facsimile No.: (214) 360-7981
     Attention: General Counsel

        with a copy to:

     Baker & Botts, L.L.P.
     2001 Ross Avenue
     Dallas, Texas 75201-2980
     Facsimile No.: (214) 953-6503
     Attention: Andrew M. Baker, Esq.

    SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

        (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

        (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or
    (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

        (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

        (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

        (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

    SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

    SECTION 9.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.04(c), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

    SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    SECTION 9.08. Governing Law. Except to the extent that Delaware Law applies to the Transactions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court sitting in the City of Wilmington.

    SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                               CADBURY SCHWEPPES PLC

                                               By         /s/ HENRY A. UDOW
                                               .............................................
                                               Name: Henry A. Udow
                                               Title: Legal Director

Attest:                                        DP/SU ACQUISITION INC.
        /s/ ALFRED J. ROSS, JR.                By          /s/ JOHN F. BROCK
.............................................  .............................................
                                               Name: John F. Brock
                                               Title: President

Attest:                                        DR PEPPER/SEVEN-UP COMPANIES, INC.
          /s/ DOUGLAS BRENT                    By        /s/ IRA M. ROSENSTEIN
.............................................  .............................................
                                               Name: Ira M. Rosenstein
                                               Title: Executive Vice President

ANNEX A TO THE
MERGER AGREEMENT

                            CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer after 30 days from the commencement of the Offer or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

        (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent pursuant to the Offer, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; other than, in each of the foregoing cases under this clause
    (a), such actions or proceedings which result, directly or indirectly, from the application of Section 203 of Delaware Law;

        (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, which (i) restrains or prohibits the making of the Offer or the consummation of any other Transaction; (ii) prohibits or limits ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company, taken as a whole, Parent or any of their subsidiaries, or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, in each case as a result of the Transactions; (iii) imposes limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) requires divestiture by Parent or Purchaser of any Shares; other than, in each of the foregoing cases under this clause (b), such injunctions, orders or decrees which result, directly or indirectly, from the application of Section 203 of Delaware Law;

        (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both (i) and (ii) other than (A) the routine application of the waiting period provisions of the HSR Act to the Offer, the Stockholders Agreement or the Merger, and (B) the application of Section 203 of Delaware Law, in each case which results in any of the consequences referred to in clauses (i) through
    (iv) of paragraph (b) above;

        (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of (x) the Company on the New York Stock Exchange or (y) Parent on the London Stock Exchange, (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index or FTSE 100 Index by an amount in excess of 20%, (iii) a currency moratorium on the exchange markets in London or New York City, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the United Kingdom or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

        (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of 15% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board shall have resolved to do any of the foregoing;

        (f) any representation and warranty of the Company in this Agreement shall not be true and correct and the failure to be true and correct has a Material Adverse Effect; provided, however, in determining whether a Material Adverse Effect has occurred, any qualification as to materiality contained in any such representation and warranty shall be deemed not to apply;

        (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

        (h) Parent shall not have received the requisite affirmative vote of the holders of ordinary shares of Parent with respect to the approval of the Transactions at the Parent Stockholders Meeting;

        (i) this Agreement shall have been terminated in accordance with its terms; or

        (j) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX B TO THE
MERGER AGREEMENT

                               EMPLOYEE BENEFITS

    (a) ERISA PLANS. Parent agrees to maintain each of the Company's existing employee benefit plans as that term is defined in Section 3(3) of ERISA (excluding any equity or incentive compensation plans or the severance plans referred to in (c) below), until at least December 31, 1995. For 1996, Parent will provide the Company's employees with plans or programs providing benefits which in the aggregate are not less favorable to such employees than the benefits provided to them under existing employee benefit plans of the Company.

    (b) INCENTIVE PLANS; OPTIONS. Parent agrees that the Company's employees will continue to participate in the Company's existing incentive compensation plans until December 31, 1995 on the same basis as they are now participating. For 1996, the employees will participate in any incentive plan of Parent or any of its subsidiaries in effect as of the date hereof or created thereafter, on substantially the same terms and subject to substantially the same conditions and criteria as similarly situated U.S. employees of Parent or any of its subsidiaries. In addition, the Company's employees will also participate in 1995 and 1996 in any employee stock option plan of Parent or any of its subsidiaries in effect as of the date hereof or created thereafter, also on such substantially similar terms, conditions and criteria.

    (c) SEVERANCE; OUTPLACEMENT. Parent agrees that until two years after the Tender Offer Acceptance Date the Surviving Corporation will provide (i) severance payments consistent with the existing Company Severance Benefits Program for Employees to all officers (except the Chairman of the Board) and employees, and (ii) reasonable outplacement services for all officers of the Company and its subsidiaries and any divisional managers employed by the Company or its subsidiaries at the Tender Offer Acceptance Date, in each case, who are terminated without cause (as that term is defined in the Company's Severance Benefit Program for Employees), prior to such date.

    (d) INDIVIDUAL AGREEMENTS. The Severance Agreements between the Company and each of Messrs. Albers and Rosenstein shall be amended to provide that amounts payable thereunder upon termination after a Change of Control (as defined thereunder) will be payable upon termination by the Company (or the Surviving Corporation) without cause (as defined thereunder) or by the employee for any reason.

    (e) FULL VESTING. Parent commits that all Pension and Profit Sharing Plans of the Company shall be amended to provide that all participants therein as of the Tender Offer Acceptance Date shall be fully vested in their benefits thereunder as of such date.

                                                                         ANNEX B

                         GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE

SEC.262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec.Sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

        b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

        c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing of such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 61, L. '93, effective 7-l-93.)

                                                                         ANNEX C

Bankers Trust
Bankers Trust New York Corporation
  and its affiliated Companies

BT Securities Corporation

                                          Mailing Address:
                                          Mail Stop 2344
                                          P.O. Box 318, Church Street Station
                                          New York, New York 10008

                                          Address:
                                          One Bankers Trust Plaza
                                          New York, New York 10006
                                          Fax: 212-250-1530

January 25, 1995
Board of Directors
and the Special Committee of the Board
Dr Pepper/Seven-Up Companies, Inc.
8144 Walnut Hill Lane
Dallas, Texas 75231-4372

Dear Sirs:

    We understand that Cadbury Schweppes plc (the "Acquiror") and Dr Pepper/Seven-Up Companies, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which DP/SU Acquisition Inc., a wholly owned subsidiary of the Acquiror ("Merger Sub"), will make a cash tender offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of common stock par value $0.01 per share of the Company for $33.00 per share.

    The Merger Agreement provides that, following consummation of the Offer, Merger Sub will be merged with and into the Company (the "Merger"), and all remaining Shares, other than any Shares owned by the Company and any Shares owned by the Acquiror, Merger Sub or any other wholly-owned subsidiary of the Company or the Acquiror, and other than dissenting Shares, will be converted into the right to receive $33.00 per share in cash (such amount, whether paid pursuant to the Offer or the Merger, is referred to herein as the "Consideration"). The proposed Offer and the Merger collectively are sometimes referred to herein as the "Transaction."

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of the Company (other than the Acquiror, Merger Sub or any other wholly-owned subsidiary of the Acquiror) of the Consideration to be received by such shareholders pursuant to the Merger Agreement.

    In arriving at our opinion, we have:

     (i)      reviewed the terms of the proposed Merger Agreement;

     (ii)     analyzed certain publicly available historical business and financial information relating to the Company;

     (iii)    reviewed historical stock prices and trading volumes of the Company's common stock;

     (iv)     reviewed and discussed with representatives of the senior management of the
              Company certain financial forecasts and other business and financial information, both historical and forecasted, provided to us by the Company;
     (v)      reviewed public information with respect to certain other public companies in lines of business we believe to be generally comparable to the business of the
              Company;
     (vi)     reviewed certain publicly available securities research reports regarding the business and prospects of the Company published by major brokerage firms;
     (vii)    considered the financial terms, to the extent publicly available, of selected business combinations which we believe are generally comparable to the
              Transaction;
     (viii)   reviewed prices and premiums paid in other business combinations; and
     (ix)     conducted such other studies, analyses, and investigations as we have deemed appropriate.

    In rendering our opinion, we have assumed and relied upon the accuracy, completeness and reasonableness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial forecasts supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgements of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us.

    In rendering our opinion, we have also assumed that each of the proposed Offer and Merger will be consummated pursuant to the terms and subject to the conditions contained in the proposed Merger Agreement. In addition, we have assumed that obtaining the necessary regulatory and governmental approvals for the consummation of the proposed Offer and Merger and the waiver, if any, by the Company of any conditions to consummation of the proposed Offer and Merger will not have an adverse effect on the Company, or on the financial terms of the Transaction.

    BT Securities Corporation ("BTSC") has acted as financial advisor to the Company in connection with the Transaction and we will receive fees for such services, a substantial portion of which are contingent upon consummation of the Offer. Our firm has in the past provided investment banking and financial advisory services to the Company and has received customary investment banking and financial advisory fees for rendering such services. BTSC is a full service securities firm and as such may from time to time effect lawful transactions, for its own account or the account of customers, and hold positions in securities or options on securities or other obligations of the Company, the Acquiror or affiliated companies. Another BTSC affiliate, Bankers Trust Company ("BTCo"), is on the date of this letter the administrative agent under a Credit Agreement dated October 20, 1992 between the Company, BTCo, Nationsbank of North Carolina, N. A. and the Chase Manhattan Bank, N.A.

    Our engagement as financial advisor and the opinion expressed herein are solely for the benefit of the Board of Directors of the Company and the Special Committee of the Board in its consideration of the Transaction and are not undertaken or made on behalf of, and are not intended to (and shall not be deemed to) confer rights or remedies upon, or establish a relationship of privity or a similar relationship with, the Company, the Acquiror, any shareholder or other securityholder of the Company or the Acquiror or any other person or entity. It is understood that this letter may not be disclosed to any person or otherwise referred to, quoted or summarized, without our prior consent.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that as of the date hereof, the Consideration to be received by the shareholders of the Company other than the Acquiror, Merger Sub or any other wholly-owned subsidiary of the Acquiror pursuant to the Merger Agreement is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,
                                          BT Securities Corporation
                                          By: /s/ Susan Saltzbart Kilsby

                                                                         ANNEX D

Donaldson, Lufkin & Jenrette, Inc.
140 Broadway, New York, NY 10005-1285
(212) 504-3000

                                                                January 25, 1995

Board of Directors
and the Special Committee of the Board
Dr Pepper/Seven-Up Companies, Inc.
8144 Walnut Hill Lane
Dallas, Texas 75231

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of Dr Pepper/Seven-Up Companies, Inc. (the "Company") of the consideration to be received by such shareholders pursuant to the terms of the proposed Agreement and Plan of Merger to be dated as of January 25, 1995, to be entered into among Cadbury Schweppes, plc ("Cadbury"), the Company and DP/SU Acquisition Inc., a wholly owned subsidiary of Cadbury (the "Agreement").

    Pursuant to the Agreement, Cadbury will commence a tender offer for any and all outstanding shares of the Company's common stock at a price of $33.00 per share. The tender offer is to be followed by a merger in which the shares of all shareholders who did not tender (other than dissenters, Cadbury, and subsidiaries) would be converted into the right to receive $33.00 per share in cash.

    In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial forecasts of the Company for the period beginning January 1, 1995 and ending December 31, 1999 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial forecasts supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgements of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation as to whether any shareholder should tender his shares.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the shareholders of the Company (other than Cadbury) pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                          By: /s/ Lawrence N. Lavine
                                          Lawrence N. Lavine
                                          Managing Director

                                                                         ANNEX E
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 10-K

(Mark One)

  /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
      ACT OF 1934 [FEE REQUIRED]

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994
                                       OR

  / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

              FOR THE TRANSITION PERIOD FROM          TO
                          COMMISSION FILE NO. 1-10064
                              -------------------
                       DR PEPPER/SEVEN-UP COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                       75-2233365
       (State or Other Jurisdiction of                (IRS Employer Identification No.)
        Incorporation or Organization)

            8144 WALNUT HILL LANE,                                75231-4372
                DALLAS, TEXAS                                     (Zip Code)
   (Address of principal executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (214) 360-7000

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                            NAME OF EACH EXCHANGE
             TITLE OF EACH CLASS                             ON WHICH REGISTERED
- ----------------------------------------------  ----------------------------------------------
    COMMON STOCK, PAR VALUE $.01 PER SHARE                 NEW YORK STOCK EXCHANGE
11 1/2% SENIOR SUBORDINATED DISCOUNT NOTES DUE             AMERICAN STOCK EXCHANGE
                     2002

        SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: None

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for at least the past 90 days.  Yes /X/    No / /

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K / /.

    The aggregate market value of the voting stock held by non-affiliates of the Registrant as of March 15, 1995 was $26.2 million.

    The number of shares of each class of common stock of the Registrant outstanding as of March 15, 1995 was as follows: 801,977 shares of Common Stock and no shares of Non-Voting Common Stock.

    The following documents are incorporated by reference into this report:
Portions of the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on or about June 1, 1995, are incorporated by reference in Part III.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                         FORM 10-K ANNUAL REPORT--1994
                       DR PEPPER/SEVEN-UP COMPANIES, INC.

                                                                                           PAGE
                                                                                           -----
Part I
    Item 1.    Business.................................................................
                                                                                               3
    Item 2.    Properties...............................................................
                                                                                               7
    Item 3.    Legal Proceedings........................................................
                                                                                               7
    Item 4.    Submission of Matters to a Vote of Security Holders......................
                                                                                              10

Part II
    Item 5.    Market for the Registrant's Common Equity and Related Stockholder
                 Matters................................................................
                                                                                              10
    Item 6.    Selected Financial Data..................................................
                                                                                              11
    Item 7.    Management's Discussion and Analysis of Financial Condition and
                 Results of Operations..................................................
                                                                                              13
    Item 8.    Financial Statements and Supplementary Data..............................
                                                                                              16
    Item 9.    Changes in and Disagreements with Accountants on Accounting and
                 Financial Disclosure...................................................
                                                                                              16

Part III
    Item 10.   Directors and Executive Officers of the Registrant.......................
                                                                                              17
    Item 11.   Executive Compensation...................................................
                                                                                              17
    Item 12.   Security Ownership of Certain Beneficial Owners and Management...........
                                                                                              17
    Item 13.   Certain Relationships and Related Transactions...........................
                                                                                              17

Part IV
    Item 14.   Exhibits, Financial Statements, Financial Statement Schedules and
                 Reports on Form 8-K....................................................
                                                                                              17

                                     PART I

ITEM 1. BUSINESS

THE COMPANY

    Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation, is a holding company organized in 1988 whose primary asset consists of all the common stock of Dr Pepper/Seven-Up Corporation, a Delaware corporation ("DP/7UP"). Unless the context requires otherwise, the "Company" means Dr Pepper/Seven-Up Companies, Inc., together with its direct and indirect subsidiaries, and the "Holding Company" means Dr Pepper/Seven-Up Companies, Inc. As used in this document, the term "DR PEPPER" refers only to the regular DR PEPPER product while the phrases "DR PEPPER brand" and "DR PEPPER brands" refer to the line of products consisting of DR PEPPER, Diet DR PEPPER, Caffeine Free DR PEPPER and Caffeine Free Diet DR PEPPER. As used in this document, the term "7UP" refers only to the regular 7UP product while the phrases "7UP brand" and "7UP brands" refer to the line of products consisting of 7UP, Diet 7UP, CHERRY 7UP and Diet CHERRY 7UP.

    The Holding Company was formed in 1988 to acquire Dr Pepper Company ("Dr Pepper") and The Seven-Up Company ("Seven-Up") in a leveraged buyout transaction sponsored by Prudential-Bache Interfunding, Inc., Prudential-Bache Capital Partners I, L.P. and management. On October 28, 1992, the Company completed a recapitalization transaction (the "1992 Recapitalization"). As part of the 1992 Recapitalization, Seven-Up merged with and into Dr Pepper. DP/7UP, the surviving company, is a direct operating subsidiary of the Holding Company.

TENDER OFFER

    On January 25, 1995, the Company, Cadbury Schweppes plc, a company organized under the laws of England ("Cadbury"), and DP/SU Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Cadbury ("Purchaser"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, on February 1, 1995, Cadbury commenced a tender offer (the "Offer") to acquire all issued and outstanding shares of common stock of the Holding Company ("Common Stock") not already owned by Cadbury at a price of $33.00 per share. The Offer expired, as scheduled, at midnight (New York City
Time) Wednesday, March 1, 1995. A total of 45,387,980 shares of Common Stock were purchased by Purchaser pursuant to the Offer. As a result of such purchase and the prior acquisition of shares of Common Stock, Purchaser and other wholly owned subsidiaries of Cadbury own approximately 98.7% of the issued and outstanding shares of Common Stock. Upon the approval and adoption of the Merger Agreement by the affirmative vote of the stockholders of the Company to the extent required by the laws of the State of Delaware, a wholly owned subsidiary of Purchaser will merge (the "Merger") with and into the Company, and each share of Common Stock (other than shares held in the treasury of the Company, or owned by Parent or any of its subsidiaries or held by stockholders who have filed with the Company a written objection to the Merger and have not voted in favor of the Merger and who have properly demanded in writing and perfected appraisal for such shares in accordance with the laws of the State of Delaware) shall be automatically converted into the right to receive $33.00 in cash, without interest. A meeting of the stockholders of the Company will be held as soon as practicable for the purpose of obtaining such approval.

    The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the form thereof filed as Exhibit 2.1 to this Form 10-K and incorporated herein by reference in its entirety.

SUBORDINATED DEBT RETIREMENT

    During 1994, the Company completed open market purchases of a portion of its 11 1/2% Senior Subordinated Discount Notes due 2002 (the "Discount Notes"). The Company borrowed $94.6 million under its credit agreement (the "Credit Agreement") to retire $79.4 million accreted value of the Discount Notes. In connection with these transactions, the Company recorded an extraordinary charge of $11.2 million. The charge reflected a write-off of a portion of the unamortized balance of deferred debt issuance costs as well as the premium paid in excess of accreted value, net of tax.

PREFERRED STOCK REDEMPTION

    On July 8, 1994, DP/7UP called for redemption all of its outstanding shares of the $1.375 Senior Exchangeable Preferred Stock, $.01 par value per share, of DP/7UP (the "DP/7UP Preferred Stock"). All 1,268,174 outstanding shares were redeemed on August 31, 1994 at a redemption price of $10.9625 per share. DP/7UP used $13.9 million of Credit Agreement borrowings to effect the redemption.

1993 PUBLIC OFFERING

    In February 1993, the Company completed an initial public offering (the "Offering") of 23,600,402 shares (including 2,022,089 shares sold by a selling stockholder and certain selling warrantholders) of its Common Stock resulting in net proceeds to the Company of approximately $305.9 million. The net proceeds were used to redeem approximately $115.5 million of the accreted balance of the Discount Notes, reduce borrowings of approximately $82.5 million under the Credit Agreement and redeem all of the outstanding exchangeable Senior Preferred Stock of the Holding Company.

PRINCIPAL PRODUCTS

    The Company, through DP/7UP, manufactures, markets, sells and distributes soft drink concentrates, extracts (the basic flavoring ingredients for soft drinks) and fountain syrups (concentrates or extracts with sweeteners and water added) to licensed bottlers primarily in the United States. The principal products of the Company are DR PEPPER, Diet DR PEPPER, Caffeine Free DR PEPPER, Caffeine Free Diet DR PEPPER, 7UP, Diet 7UP, CHERRY 7UP, Diet CHERRY 7UP, WELCH's carbonated soft drinks and I.B.C. soft drinks. The Company is the third largest soft drink concentrate manufacturer in the United States, with retail sales of its products estimated to represent approximately 11.6%, or $5.8 billion, of the estimated $50.1 billion 1994 United States retail soft drink industry.

    DP/7UP is divided into five business units: Dr Pepper USA, Seven-Up USA, Foodservice, Premier Beverages, and International. Each unit has its own selling and marketing staff fully dedicated to expanding and enhancing its brands.

    Soft drinks constitute one of the largest consumer food and beverage categories in the United States. The industry is considered to be non-cyclical, as sales volume has grown in each of the past ten years. The Company's business, like the concentrate and extract segment of the soft drink industry overall, is characterized by low fixed asset investment, low working capital requirements, low labor intensity, and high gross margins, all of which enable the Company to devote significant resources to the marketing support of its brands. A major competitive advantage in the industry is strong trademark recognition. Formulated in 1885, DR PEPPER is the oldest nationally distributed soft drink brand in the United States. 7UP has been a market leader in the lemon-lime category of the soft drink industry for more than 60 years.

    In 1994, DR PEPPER brands accounted for an estimated 7.0% of the total domestic soft drink market, up from 6.7% in 1993. Since 1986, DR PEPPER has been the number one selling non-cola and, in 1993, became the fourth largest-selling soft drink in the United States. The estimated share of the total domestic soft drink market represented by DR PEPPER increased from 5.6% in 1993 to 5.8% in 1994.

    7UP brands represented an estimated 3.9% of the total domestic soft drink market in 1994 and 1993. 7UP is a leader in the largest non-cola soft drink flavor category, lemon-lime, which is estimated to have accounted for 12.3% of the total 1994 domestic soft drink market. 7UP ranked as the eighth largest selling soft drink brand in 1994. 7UP is the second largest selling sugared lemon-lime brand and represents 23.7% of sales in the lemon-lime category. Diet 7UP is the number one diet lemon-lime soft drink with a 1994 share of 0.8% of the total domestic soft drink market and, in 1994, accounted for approximately 6.3% of the lemon-lime category sales volume.

    Dr Pepper USA represented 40.5% of the Company's 1994 net sales. Dr Pepper USA's net sales were up 10.3% in 1994 with unit sales of combined DR PEPPER brands growing at a significantly greater rate than the total domestic soft drink industry. This unit sells DR PEPPER brand concentrates to bottlers for further processing into bottle and can products that are distributed nationwide. The Company has been able to affiliate its DR PEPPER brands with what management believes are strong and aggressive bottlers.

    Seven-Up USA represented 28.8% of the Company's 1994 net sales. Seven-Up USA's net sales were up 2.8% in 1994 from 1993. This unit sells 7UP brand extracts to bottlers for further processing into bottle and can products that are distributed nationwide.

    The Foodservice Division accounted for 19.9% of the Company's 1994 net sales and was up 11.1% from 1993. This unit's brands, primarily DR PEPPER, have a significant presence in the fountain/foodservice channel of the soft drink industry. The Company has been successful at securing foodservice distribution alongside products of both The Coca-Cola Company ("Coke") and PepsiCo, Inc. ("Pepsi"). Company brands are served in over 120,000, or approximately 16.0%, of the nation's foodservice outlets. Significant customers of the foodservice unit include McDonald's, Burger King, Taco Bell, 7-Eleven, Hardee's and Wendy's.

    The Company's Premier Beverages unit markets WELCH's carbonated soft drinks and markets and sells I.B.C. Root Beer and Cream Soda. Together, these brands represented 9.0% of the Company's 1994 net sales and were up 17.8% from 1993. These additional products permit the Company to offer a broad line of high-quality, non-cola options.

    The International unit accounted for 0.6% of the Company's net sales for 1994. At the end of 1994, the International unit had licensed bottlers to sell DR PEPPER brand products in 17 countries. In 1986, Pepsi acquired the rights to produce and market products under the 7UP trademark outside of the United States and its territories and possessions. See "Financial Information About Foreign and Domestic Operations and Export Sales".

SOURCES AND AVAILABILITY OF RAW MATERIALS

    Substantially all of the raw materials used by the Company to manufacture its products are of a generic nature and are available from alternative suppliers. The Company does not anticipate any significant difficulties in securing adequate supplies of raw materials at acceptable prices in the future.

TRADEMARKS

    The trademarks under which the Company markets its soft drink products are registered in the U.S. Patent and Trademark Office. Registered trademarks are protected for 10 years and can be renewed indefinitely. The DR PEPPER trademark is also registered in 93 countries. Other than its license agreements with bottlers, the Company has no material existing trademark license agreements permitting the use of its trademarks in advertising. Strong trademark recognition is a major competitive advantage in the soft drink industry.

SEASONAL ASPECTS OF THE BUSINESS

    The Company's business is seasonal, with the second and third quarters accounting for the highest sales volume.

PRACTICES RELATING TO WORKING CAPITAL

    Until March 6, 1995, the Company had significant amounts of long-term debt consisting of bank borrowings and subordinated notes. Accordingly, the Company's financial position was highly leveraged and interest payments were significant. Effective as of March 6, 1995, the Company's Term Loan Facility and Revolving Facility (each as hereafter defined) were repaid with cash provided by Cadbury, and the Credit Agreement was terminated.

DEPENDENCE ON SINGLE OR FEW CUSTOMERS

    During 1994, bottling companies owned by Pepsi accounted for 13.8% of the Company's 1994 net sales. The license agreements with such bottling companies are substantially similar to the Company's license agreements with its other bottlers.

BACKLOG OF ORDERS

    No material backlog of orders is maintained.

GOVERNMENT REGULATION

    The production and marketing of beverages are subject to the rules and regulations of the United States Food and Drug Administration ("FDA") and other federal, state and local health agencies. The FDA also regulates the labeling of containers.

COMPETITION

    The soft drink business is highly competitive. The principal methods of competition in the soft drink industry are advertising campaigns, promotions, pricing, packaging and new product development. The Company competes not only with other soft drink companies for consumer acceptance but also for shelf space in supermarkets and for maximum marketing focus by the Company's licensed bottlers, all of which also bottle other soft drink brands. The Company's soft drink products compete generally with all liquid refreshments, with numerous nationally-known soft drinks such as Coca-Cola and Pepsi-Cola, and with regional producers and "private label" soft drink suppliers.

SPONSORED RESEARCH AND DEVELOPMENT

    Research and development costs were relatively insignificant in years 1992, 1993 and 1994.

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

    Compliance with statutory requirements regarding environmental quality has not had a material effect on the capital expenditures, earnings and competitive position of the Company.

EMPLOYEES

    As of December 31, 1994, the Company (through DP/7UP) employed 951 persons, consisting of 341 individuals engaged in sales activities, 181 engaged in administrative activities, 114 engaged in financial activities, 173 engaged in production activities and 142 individuals engaged in marketing activities. No Company employees are represented by a union and the Company considers its employee relations to be good.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

    Dr Pepper's foreign operations generated less than 1% of the Company's net sales in years 1992, 1993 and 1994. Additionally, the Company does not expect foreign operations to be significant in the immediate future.

    Prior to the acquisition of Seven-Up in 1986, Philip Morris Incorporated sold the international franchise operations of Seven-Up to Pepsi. Accordingly, Pepsi holds the right to produce and sell soft drinks under the 7UP and certain associated trademarks internationally. The terms of this sale prohibit Seven-Up from distributing any of its soft drink products existing at the time of such transaction (other than I.B.C. Root Beer), as well as any products developed thereafter that are marketed under the 7UP trademark, outside of the United States and its territories and possessions.

ITEM 2. PROPERTIES

    The Company owns, through a wholly-owned subsidiary, a state-of-the-art facility in Overland, Missouri, where it manufactures concentrates, extracts and fountain syrups. This facility is the largest soft drink concentrate, extract and syrup plant in the continental United States and produces over 150 different flavor extracts, including concentrates and syrups related to Cadbury brands. The Company manufactures all of its concentrates, extracts and fountain syrups in this facility. The Company does not own or lease any other facilities for the manufacture of concentrates, extracts or fountain syrups. The Company has developed a production contingency plan with another concentrate manufacturer to produce certain of the Company's products in the event that the Overland facility were rendered inoperative. The Overland facility has substantial additional capacity available with minimal capital expenditures required.

    The Company leases its Dallas headquarters office building, which presently covers approximately 175,000 square feet of space. Rental payments are currently $339,000 per month, subject to escalation at stated intervals in the future. The lease expires in 1998. The Company also leases a warehouse in Dallas covering approximately 73,000 square feet of space. Rental payments approximate $23,000 per month. The Company believes that its headquarters, warehouse and production facilities are sufficient to meet its needs.

ITEM 3. LEGAL PROCEEDINGS

CONTINGENCIES

(A) The Coca-Cola Company ("Coke") Litigation

    On February 26, 1992, Seven-Up filed a lawsuit in the 116th Judicial Court, Dallas County, Texas (the "State Court Suit") against Coke alleging, among other things, tortious interference with Seven-Up's existing contractual relationships with those licensed bottlers who also bottle products of Coke, and unfair competition. On July 22, 1992, Seven-Up also filed a lawsuit against Coke in the United States District Court for the Northern District of Texas (the "Federal Court Suit") alleging false advertising under Section 43 of the Lanham Act. On October 3, 1994, trial before a jury commenced in the Federal Court Suit. The jury found for Seven-Up, awarding it $2.5 million damages. However, the federal magistrate overturned the jury's verdict, finding that although Coke had engaged in false advertising, Seven-Up had suffered no damages thereby. Seven-Up has appealed the magistrate's ruling to the Fifth Circuit Court of Appeals, and Coke has filed a cross-appeal. These appeals are in a preliminary briefing phase at this time.

    Following the magistrate's rulings in the Federal Court Suit, Coke moved for summary judgment in the State Court Suit on procedural grounds. The state court judge granted Coke's motion for summary judgment on Seven-Up's claims. Coke had also filed counterclaims in the State Court Suit alleging that Seven-Up had tortiously interfered with Coke's existing contractual relationships with those licensed bottlers of Coke who are also licensed to bottle Sprite products. That counterclaim is still pending in the state court. Seven-Up has requested that the court sever the counterclaim from Seven-Up's claims and abate it in order to enable Seven-Up to proceed with appeal of the state court's ruling on Coke's motion for summary judgment.

    The Company intends to vigorously pursue its claims on appeal, but is presently unable to predict the outcome of these lawsuits. The Company does not expect that the resolution of these matters will have a material adverse effect on the Company's operating results or financial condition.

(B) Internal Revenue Service Matter

    The Internal Revenue Service has completed its examination of Federal income tax returns of Dr Pepper and Seven-Up for the period ended December 31, 1986, December 31, 1987 and May 19, 1988, and of the Company for the period ended December 31, 1988. The Company was notified of proposed IRS adjustments disallowing certain deductions, including substantially all amortization of intangible assets related to the 1986 acquisitions of Dr Pepper and Seven-Up. During the second quarter of 1994, the Company accepted a global tax settlement from the IRS with respect to certain proposed adjustments relating to the deductibility of a portion of intangible assets. As a result of the settlement, the Company reduced its recorded deferred tax liabilities by approximately $65.0 million. The corresponding effect of this adjustment to deferred tax liabilities was applied as a reduction of intangible assets for financial reporting purposes. If the remaining proposed IRS adjustments are sustained, in whole or in part, the Company's net operating loss carryforwards for federal income tax purposes would be significantly reduced. The Company is vigorously contesting the remaining proposed adjustments. Management of the Company believes the ultimate resolution of the remaining proposed adjustments will not have a material adverse effect on the Company's operating results or financial condition.

(C) Shareholder Litigation

    On October 26, 1994, a complaint styled KING V. DR PEPPER/SEVEN-UP COMPANIES, ET AL. ("King"), was filed in the U.S. District Court for the Northern District of Texas, Dallas Division, alleging that the defendants violated Section 10(b) and Rule 10b-5 under the Exchange Act by failing to reveal the true status of merger discussions between the Company and Cadbury. The complaint alleges that the defendants knowingly or recklessly engaged in a plan to depress the market price of the Company's securities by misstating and concealing material information concerning the true status of merger discussions with Cadbury. In addition, the complaint alleges that John Albers, President and Chief Executive Officer of the Company, violated Section 20(a) of the Exchange Act by failing to disseminate truthful information with respect to the Company's business. Relief requested includes unspecified damages and expenses (including attorneys' fees). As a result of defendants' motion to dismiss based on the plaintiff's failure to plead fraud with specificity and failure to state a claim for securities fraud, on January 24, 1995, the judge in the suit issued an Order to File Amended Complaint to the plaintiff, which gave the plaintiff 20 days in which to amend her complaint to cure the deficiencies noted in the order. Subsequently, the plaintiff has amended the complaint to cure the Court's concerns. The defendants believe the complaint is without merit and intend to defend the case vigorously.

    In connection with the Offer and the Merger, several putative class action complaints (the "Shareholders Suits") were filed in the Court of Chancery of the State of Delaware and the state courts of Texas naming the Company and certain directors as defendants and alleging that the defendants breached their fiduciary duties to the Company and its stockholders. These suits are described in item 8 of the Solicitation/Recommendation Statement on schedule 14D-9 filed by the Company with the Securities and Exchange Commission on February 1, 1995, as amended (the "14D-9"), which information is incorporated herein by reference. The portion of the 14D-9 setting forth such information is filed as Exhibit 99 to this Form 10-K.

    On February 10, 1995, all of the Shareholder Suits, except for the King case, were consolidated in IN RE: DR PEPPER/SEVEN-UP COMPANIES, INC. SHAREHOLDERS LITIGATION, Civil Action No. 13109 (the "Consolidated Action"), in the Court of Chancery of the State of Delaware (the "Delaware Court"). In the Consolidated Action, plaintiffs and defendants (through their respective counsel), have entered into a Memorandum of Understanding, dated February 21, 1995 (the "Memorandum of Understanding"), pursuant to which the Consolidated Action will be settled. The settlement contemplated by the Memorandum of Understanding will not be effective unless, among other things, the plaintiffs in the suit styled SARNOFF V. DR PEPPER/SEVEN-UP COMPANIES ET AL. execute the appropriate documentation necessary to have the action pending before the Texas Court non-suited and refiled with the Delaware Court, at which time the refiled Sarnoff case will be consolidated with and become part of the Consolidated Action. The proposed settlement is subject to, among other things, approval of the Delaware Court and is fully described in the 14D-9.

(D) Steiner Litigation

    Sidney J. Steiner, the landlord under the Company's former lease covering its former headquarters facilities at 5523 East Mockingbird Lane, Dallas, Texas, and Harbord Midtown, a Texas partnership, filed suit against the Company in the 95th Judicial District Court, Dallas County, Texas, on May 25, 1988 in connection with the Company's move of its corporate headquarters. The landlord has alleged that the Company breached an oral agreement to lease space in a new office building the landlord planned to construct on such premises. The landlord seeks to recover $470,000 in architectural fees and other costs claimed to have been incurred as a result of such agreement and the landlord claims to have suffered $24.0 million in other damages as a result of the Company's alleged breach. Additionally, on October 12, 1989, the landlord amended its complaint in this cause of action to include allegations that the Company fraudulently misrepresented the existence of asbestos in the Company's former headquarters facilities, which were purchased by the landlord and leased back to the Company in 1985. The landlord claims damages in excess of $4.0 million related to these new allegations.

    The lawsuit was dismissed without prejudice pursuant to an Agreed Order Granting Joint Motion for Non-Suit on May 18, 1992. Subsequent to filing the lawsuit, Steiner sold the property and the claim in litigation to a third party, who in turn later sold the property and the claim to another party, who became a debtor in a bankruptcy proceeding. The trustee in bankruptcy sold the claim in the lawsuit to Canco Properties ("Canco"), San Antonio, Texas, who refiled the lawsuit on January 29, 1993. By letter dated September 21, 1993, Canco claimed that additional discovery and investigation resulted in an increase in estimated damages, and now estimates their damages to be over $31.5 million with punitive damages in excess of $50.0 million in the aggregate. On May 4, 1994, Canco amended its petition to add claims for negligent misrepresentation and fraud based upon the Company's alleged failure to disclose the existence of water leaks in the building at the time the building was sold to Steiner in August 1985. On February 17, 1995, Canco again amended its petition, dismissing its claims that the Company breached an alleged oral agreement to become a tenant in a new building to be constructed by Canco, but adding claims that the Company breached the original 1985 sale agreement by failing to disclose the presence of asbestos on the property. Canco's amended petition seeks unspecified monetary damages and rescission of the original transaction. By letter dated March 6, 1995, Canco now claims their monetary damages to be approximately $35.0 million (excluding interest). The court has taken this case off the trial docket, pending further consideration of the Company's motion for summary judgment and in light of recent changes in Texas law. The Company believes that this lawsuit is without merit and is vigorously contesting the same. The Company further believes that the resolution of this litigation will not have a material adverse effect on its operating results or financial condition.

    On December 4, 1990, Steiner filed a claim with the American Arbitration Association seeking compensation for damage allegedly caused by the Company to its former corporate headquarters building during the Company's occupancy of such building as tenant under a lease agreement with Steiner. This claim was subsequently sold in the same manner as described in the immediately preceding paragraph with respect to the litigation and is now owned by Canco. Canco presently seeks damages in connection with this claim in the amount of approximately $11.5 million as well as an unspecified amount of punitive damages and attorneys' fees. An arbitration hearing with respect to this claim began on November 8, 1993 in Dallas, Texas; however, due to the death of the arbitrator, a new arbitrator was appointed. The parties conducted the arbitration hearing from June 28 through July 7, 1994. The arbitrator awarded Canco $150,000 for its claims in the arbitration; however, because the arbitrator determined that the Company was the prevailing party in the arbitration, the arbitrator awarded the Company approximately $139,000 in attorneys' fees. Therefore, the net amount paid to Canco by the Company was approximately $11,000.

    Canco has filed suit in the 68th Judicial District Court, Dallas County, Texas, seeking to vacate the arbitration award on the grounds that the arbitrator was not impartial. The Company believes that this lawsuit is without merit and is vigorously contesting the same. The Company further believes that the resolution of this litigation will not have a material adverse effect on its operating results or financial condition.

(E) Rights Agreement Amendment

    Immediately prior to the execution of the Merger Agreement, the Company amended the Rights Agreement (the "Amendment"). The Amendment provides that (A) none of the execution or delivery of the Merger Agreement or the Stockholders Agreement or the making of the Offer will cause (i) the Rights (as defined under the Rights Agreement) to become exercisable under the Rights Agreement, (ii) Cadbury or Purchaser or any of their affiliates to be deemed an Acquiring Person (as defined in the Rights Agreement) or (iii) the Stock Acquisition Date (as defined in the Rights Agreement) to occur upon any such event, (B) none of the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer or the consummation of the Merger will cause (i) the Rights to become exercisable under the Rights Agreement or (ii) Cadbury or Purchaser or any of their affiliates to be deemed an Acquiring Person or (iii) the Stock Acquisition Date to occur upon any such event, and (C) the Expiration Date (as defined in the Rights Agreement) shall occur no later than immediately prior to the purchase of shares pursuant to the Offer. The Expiration Date occurred on March 2, 1995, immediately prior to Purchaser's purchase of shares pursuant to the Offer. Accordingly, the Rights expired.

    The foregoing description of the Amendment is a summary only and is qualified in its entirety by reference to the form thereof filed as Exhibit 3.4 to this Form 10-K, which is incorporated herein by reference in its entirety. The Rights Agreement has been filed as Exhibit 3.3 to this Form 10-K.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    During the fourth quarter of 1994, there were no matters submitted to a vote of security holders through the solicitation of proxies or otherwise.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The information for this item is incorporated herein by reference to the Company's Proxy Statement to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the Holding Company's 1995 Annual Meeting of Shareholders.

ITEM 6. SELECTED FINANCIAL DATA

    The following table presents selected consolidated financial data of the Company as of and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990. This financial data was derived from the historical consolidated financial statements of the Company. The financial data reflects the elimination of all intercompany accounts, transactions and profits among the Holding Company, Dr Pepper, Seven-Up and DP/7UP. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company and the related notes thereto. See "Index to Consolidated Financial Statements and Schedules".

                                                         YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------------
                                          1994        1993        1992         1991         1990
                                        --------    --------    ---------    ---------    ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Net sales..........................   $769,015     707,378      658,718      600,941      540,368
  Cost of sales......................    127,650     115,981      126,002      118,757      109,857
    Gross profit.....................    641,365     591,397      532,716      482,184      430,511
  Marketing expense..................    391,806     362,484      329,706      302,192      264,147
  General and administrative expense,
    including amortization of
    intangible assets................     45,993      45,893       42,424       41,776       43,111

  Operating profit...................    203,566     183,020      160,586      138,216      123,253
  Interest expense:
    Cash interest expense............     42,378      43,833       77,921       73,527       81,382
    Non-cash interest expense........     38,074      41,727       72,324       74,430       65,099
  Other expense(a)...................        824       1,249       18,937        9,120        8,744
  Income (loss) before income taxes,
    extraordinary items and
    cumulative effect of accounting
change...............................    122,290      96,211       (8,596)     (18,861)     (31,972)
  Income taxes (benefit).............     44,591       2,087         (182)       1,100          563
  Extraordinary items:
    Benefit from utilization of net
operating loss carryforward..........      --          --          --           (1,022)      --
    Extinguishments of
debt(b)(c)(d)(e).....................     11,180      16,199       56,934       18,566       --
    Cumulative effect of accounting
change(f)............................      --          --          74,800       --           --
      Net income (loss)..............     66,519      77,925     (140,148)     (37,505)     (32,535)
Preferred stock dividend
requirements.........................      --          --          12,941       11,882        9,744
  Net income (loss) attributable to
outstanding common stock.............     66,519      77,925     (153,089)     (49,387)     (42,279)
  Income (loss) before extraordinary
    items and cumulative effect of
    accounting change per common
share(b)(c)(d)(e)(f)(g)..............       1.13        1.46         (.60)        (.90)       (1.19)
Other Data:
  Depreciation.......................   $  2,925       2,969        2,950        3,693        4,112
  Amortization of intangible
assets...............................     13,104      15,077       15,112       15,155       15,142
Balance Sheet Data (at end of
  period):
  Total assets.......................   $608,718     680,023      668,096      780,843      677,953
  Long-term debt, less current
portion..............................    693,159     790,540    1,091,956    1,081,622    1,031,989
  Redeemable preferred stock.........      --          --          96,792       83,851       71,969
  Stockholders' deficit..............   (344,110)   (420,104)    (807,413)    (657,090)    (607,350)
  Working capital deficit............    (57,453)    (67,166)    (102,223)     (18,320)     (18,891)

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------

 (a)  Other expense for the year ended December 31, 1992 includes $6.0 million of costs associated with the Company's withdrawal in July 1992 of its planned initial public offering and related recapitalization transactions.
 (b)  In connection with the refinancing that occurred in 1991, an $18.6 million extraordinary item-- debt restructuring charge was recorded in the year ended December
      31, 1991, consisting of consent payments to holders of the 13 3/4% Senior Subordinated
      Debentures due November 30, 2001 of Dr Pepper (the "Dr Pepper Subordinated
      Debentures"), the charge relating to the interest rate increase on such debt, and the write-off of the unamortized balance of deferred debt issuance costs related to the credit agreement of Dr Pepper.
 (c)  In connection with the 1992 Recapitalization, a $56.9 million extraordinary item--debt restructuring charge was recorded in the year ended December 31, 1992, consisting of premiums and fees in respect of the debt retirements and write-off of the unamortized balance of deferred debt issuance costs related to the credit agreement of Seven-Up, the term loans of Dr Pepper, the 11 1/2% Guaranteed Senior Secured Notes due 1996 of Dr
      Pepper, the Dr Pepper Subordinated Debentures, the 12 5/8% Senior Subordinated Notes
      due May 15, 1999 of Seven-Up and the 15 1/2% Senior Subordinated Discount Notes due
      1998 of the Holding Company.
 (d)  In connection with the Offering, a $14.3 million extraordinary charge was recorded in
      1993 which included (i) a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings and the Discount Notes and (ii) the premium related to the redemption of a portion of the Discount Notes. In addition, a $1.9 million extraordinary charge was recorded in 1993 reflecting a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings. The write-off was the result of repayments of the term loan facility under the Credit Agreement (the "Term Loan Facility") in advance of scheduled requirements. These extraordinary items were recorded net of applicable taxes.
 (e)  In connection with the retirement of a portion of the Discount Notes, an extraordinary charge of $11.2 million was recorded in 1994, net of applicable income taxes. The extraordinary charge reflects a write-off of a portion of the unamortized balance of deferred debt issuance costs as well as the premium paid in excess of the accreted value.
 (f)  The Company adopted in the fourth quarter of 1992 Statement 109 (as hereinafter defined) relating to accounting for income taxes and applied the provisions thereof retroactively effective January 1, 1992.
 (g)  Income (loss) before extraordinary items per common share for each of the years ended
      December 31, 1990, 1991, 1992, 1993 and 1994 is based on the weighted average number of common shares outstanding after giving retroactive effect to the 1 for 5 reverse stock split effected on June 25, 1992. Except for the years ended December 31, 1994 and 1993, shares issuable upon exercise of stock options and deliverable upon the exercise of outstanding warrants were antidilutive and were excluded from the calculation.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1994 COMPARED TO
YEAR ENDED DECEMBER 31, 1993

    Net sales for the year ended December 31, 1994 increased 8.7% to $769.0 million compared to $707.4 million for the year ended December 31, 1993. All of the Company's operating units recorded net sales increases in 1994 compared to 1993. These sales increases were primarily the result of volume increases for the Company's DR PEPPER, Diet DR PEPPER, 7UP and IBC brands over the comparable period in 1993, as well as price increases on DR PEPPER, 7UP and certain other products.

    Cost of sales for 1994 increased 10.1% to $127.7 million compared to $116.0 million in 1993. This increase was primarily due to the increase in concentrate and syrup sales volume. Gross profit as a percentage of net sales of 83.4% was essentially unchanged from 1993.

    Total operating expenses, which include marketing expense, general and administrative expense and amortization of intangible assets, increased by 7.2% to $437.8 million compared to $408.4 million in 1993. The increase was primarily due to increased marketing expenses in response to improved sales volume. The Company's general and administrative expenses increased 6.7% to $32.9 million primarily as the result of higher employee-related and legal costs. General and administrative expenses as a percentage of net sales decreased to 4.3% from 4.4% in 1993.

    As a result of the above factors, operating profit for the year ended December 31, 1994 increased 11.2% to $203.6 million compared to $183.0 million in 1993. Operating profit as a percentage of net sales increased to 26.5% in 1994 from 25.9% in 1993.

    Interest expense for 1994 decreased 6.0% to $80.5 million compared to $85.6 million in 1993. The decrease was due to the impact of the Company's deleveraging efforts (primarily the retirement of a portion of the Discount Notes).

    The increase in income tax expense as compared to 1993 is principally due to the utilization of net operating loss carryforwards during 1993.

    In connection with the retirement of a portion of the Discount Notes, an extraordinary charge of $11.2 million was recorded in 1994, net of applicable income taxes. The extraordinary charge reflects a write-off of a portion of the unamortized balance of deferred debt issuance costs as well as the premium paid in excess of the accreted value.

    In connection with the Offering, a $14.3 million extraordinary charge was recorded in 1993 which included (i) a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings and the Discount Notes and (ii) the premium related to the redemption of a portion of the Discount Notes. In addition, a $1.9 million extraordinary charge was recorded in 1993 reflecting a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings. The write-off was the result of repayments of the Term Loan Facility in advance of scheduled requirements. These extraordinary items were recorded net of applicable taxes.

    As a result of the above factors, the Company earned $66.5 million of net income in 1994 compared to a $77.9 million of net income earned in 1993.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1993 COMPARED TO
YEAR ENDED DECEMBER 31, 1992

    Net sales for the year ended December 31, 1993 increased 7.4% to $707.4 million compared to $658.7 million for the year ended December 31, 1992. All of the Company's operating units recorded net sales increases in 1993 compared to 1992, except for the International Division which was unchanged. These sales increases were primarily the result of volume increases for the Company's DR PEPPER, Diet DR PEPPER, 7UP and IBC brands over the comparable period in 1992, as well as price increases on DR PEPPER, 7UP and certain other products.

    Costs of sales for 1993 decreased 8.0% to $116.0 million compared to $126.0 million in 1992. This decrease was primarily due to a decrease in sweetener costs somewhat offset by an increase in concentrate and syrup sales volume. Gross profit as a percentage of net sales increased from 80.9% in 1992 to 83.6% in 1993.

    Total operating expenses, which include marketing expense, general and administrative expense and amortization of intangible assets, increased by 9.7% to $408.4 million compared to $372.1 million in 1992. The increase was primarily due to increased marketing expenses in response to improved sales volume. The Company's general and administrative expenses increased 12.8% to $30.8 million primarily as the result of higher legal costs. Excluding this increase, general and administrative expenses as a percentage of net sales would have remained at 4.1%.

    As a result of the above factors, operating profit for the year ended December 31, 1993 increased 14.0% to $183.0 million compared to $160.6 million in 1992. Operating profit as a percentage of net sales increased to 25.9% in 1993 from 24.4% in 1992.

    Interest expense for 1993 decreased 43.1% to $85.6 million compared to $150.2 million in 1992. The decrease was due to the consummation of the 1992 Recapitalization and the Offering which together reduced outstanding borrowings and resulted in lower interest rates on borrowings.

    Other expense for the year ended December 31, 1992 includes $6.0 million in costs associated with the Company's withdrawal of its planned public offering in July 1992.

    Income tax expense of $2.1 million for the year ended December 31, 1993 consists of current Federal tax expense of $1.1 million, current state tax expense of $4.0 million and a deferred Federal tax benefit of $3.0 million.

    In February 1992, the Financial Accounting Standards Board issued Statement 109, "Accounting for Income Taxes" ("Statement 109") which requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The Company adopted Statement 109 in the fourth quarter of 1992 and applied the provisions of Statement 109 retroactively to January 1, 1992. The cumulative effect as of January 1, 1992 of the change in the method of accounting for income taxes is a charge to earnings of $74.8 million and has been reported separately in the 1992 consolidated statement of operations. Financial statements for periods prior to January 1, 1992 have not been restated for Statement 109.

    Income tax benefit of $182,000 for the year ended December 31, 1992 consists of current state tax expense of $424,000 and a deferred Federal income tax benefit of $606,000. The deferred income tax benefit includes a charge in lieu of taxes resulting from initial recognition of acquired tax benefits of $1.1 million.

    In connection with the Offering, a $14.3 million extraordinary charge was recorded in 1993 which included (i) a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings and the Discount Notes and (ii) the premium related to the redemption of a portion of the Discount Notes. In addition, a $1.9 million extraordinary charge was recorded in 1993 reflecting a write-off of a portion of the unamortized balance of deferred debt issuance costs related to the Credit Agreement borrowings. The write-off was the result of repayments of the Term Loan Facility in advance of scheduled requirements. These extraordinary items were recorded net of applicable taxes.

    In connection with the 1992 Recapitalization, the Company recorded an extraordinary charge of $56.9 million consisting of a write-off of the unamortized balance of deferred debt issuance costs related to the debt retirements and premiums and fees in respect of the debt retirements.

    As a result of the above factors, the Company earned $77.9 million of net income in 1993 compared to a $140.1 million net loss incurred in 1992.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operations, together with borrowings under the revolving credit facility under the Credit Agreement (the "Revolving Facility"), have historically been sufficient to fund the Company's working capital requirements, capital expenditures, principal and interest requirements described below.

    The Holding Company conducts its business through DP/7UP and the primary asset of the Holding Company is the common stock of DP/7UP. The Holding Company has no material operations of its own. Accordingly, the Holding Company is dependent on the cash flow of DP/7UP to meet its obligations. The Holding Company has no material obligations other than those under the Discount Notes. Accordingly, the Holding Company is not expected to have any material need for cash until interest on the Discount Notes becomes payable in cash on May 1, 1998. The Holding Company will be required to make sinking fund payments equal to 25% of the then outstanding principal amount of the Discount Notes in each of 2000 and 2001. The Discount Notes will mature in 2002. The Credit Agreement imposed significant restrictions on the payment of dividends and the making of loans by DP/7UP to the Holding Company. The Credit Agreement did, however, allow DP/7UP to pay dividends to the Holding Company in an amount necessary to make cash interest payments on the Discount Notes, provided that such interest payments were permitted to be made at such time in accordance with the subordination provisions relating to the Discount Notes and so long as no payment default or bankruptcy default then existed under the Credit Agreement with respect to the Holding Company or DP/7UP. The indenture governing the Discount Notes also imposes limits on the payment of dividends by the Holding Company.

    The operations of DP/7UP do not require significant outlays for capital expenditures, and its working capital requirements have historically been funded with internally generated funds. Marketing expenditures have historically been, and are expected to remain, the principal recurring use of funds for the foreseeable future. Such expenditures are, to an extent, controllable by management and are generally based on a percentage of unit sales volume. DP/7UP's other principal use of funds in the future will be the payment of dividends to the Holding Company for purposes of making principal and interest payments on the Discount Notes.

    As of December 31, 1994, DP/7UP was required to repay the principal of $440.0 million under the Term Loan Facility as follows: $100.0 million in 1995, $110.0 million in 1996, and $115.0 million in each of 1997 and 1998. The Revolving Facility includes an amount for letters of credit in an aggregate face amount of up to $15.0 million. At December 31, 1994, the outstanding balance of revolving loans and the aggregate face amount of letters of credit issued under the Revolving Facility were $101.0 million and $0.2 million, respectively. As noted below, the Term Loan Facility and Revolving Facility under the Credit Agreement were repaid in full on March 6, 1995 and the Credit Agreement was terminated.

    The Company's former obligations under the Credit Agreement bore interest at floating rates making the Company sensitive to changes in prevailing interest rates. Accordingly, in order to minimize the effect of significant changes in prevailing interest rates, and as permitted by the Credit Agreement, the Company has from time to time entered into interest rate swap and interest rate cap agreements. At December 31, 1994, the Company was a counterparty to a swap expiring December 1, 1995, based on six-month LIBOR with a notional amount of $150 million. Interest rate cap agreements, based on six-month LIBOR capped at 6% with a total notional amount of $250 million, cover all or a portion of the period from February 1, 1995 through February 1, 1996. Premiums for these agreements accrue to interest expense over the life of each agreement. Any interest rate differentials to be received or paid are recognized as adjustments to interest expense. The net effect on interest expense from interest rate instruments was insignificant for the years ended December 31, 1994 and 1993. Market risk relating to financial instruments is evaluated periodically based on quotes from financial institutions.

    The Company had working capital deficits of $57.5 million at December 31, 1994 and $67.2 million at December 31, 1993. The Company generally operates with a working capital deficit due to its low inventory investment and because it has a significant amount of accrued marketing expenses in current liabilities. The deficit at December 31, 1994 was improved from the December 31, 1993 deficit due to the net increase in working capital components as a result of the timing of cash receipts and disbursements and the seasonal nature of the business. As a result of the repayment of the Term Loan Facility and Revolving Facility on March 6, 1995, such deficits have been eliminated.

    Capital expenditures totaled $2.5 million in 1994 and $3.8 million in 1993.

    The Credit Agreement contained numerous financial and operating covenants and prohibitions that imposed limitations on the Company's liquidity, including the satisfaction of certain financial ratios and limitations on the incurrence of additional indebtedness. Through December 31, 1994, the Company had satisfied all required financial ratios. The indenture governing the Discount Notes also contains covenants that impose limitations on the Company's liquidity, including a limitation on the incurrence of additional indebtedness. The ability of the Company to meet its debt service requirements and to comply with the financial covenants in the indenture will be dependent upon future performance, which is subject to financial, economic, competitive and other factors affecting the Holding Company and DP/7UP, many of which are beyond their control.

    As a result of the Merger, Cadbury owns approximately 98.7% of the outstanding Common Stock of the Company and controls the operations of the Company. The Company is thus able to access the resources of Cadbury in addition to cash provided by operations to fund its cash requirements. The outstanding balances of the Term Loan Facility and the Revolving Facility were repaid with cash provided by Cadbury and the Credit Agreement was terminated, effective as of March 6, 1995.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    See Item 14, "Index to Consolidated Financial Statements and Schedules", included herein, for information required under Item 8.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    There have been no disagreements with the registrant's accountants on accounting or financial disclosure.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The information for this item is incorporated herein by reference to the Company's Proxy Statement to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the Holding Company's 1995 Annual Meeting of Shareholders.

ITEM 11. EXECUTIVE COMPENSATION

    The information for this item is incorporated herein by reference to the Company's Proxy Statement to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the Holding Company's 1995 Annual Meeting of Shareholders.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information for this item is incorporated herein by reference to the Company's Proxy Statement to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the Holding Company's 1995 Annual Meeting of Shareholders.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The information for this item is incorporated herein by reference to the Company's Proxy Statement to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the Holding Company's 1995 Annual Meeting of Shareholders.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

    (a) 1. Financial Statements

        See "Index to Financial Statements and Schedules" appearing after the signature pages hereof.

       2. Financial Statement Schedules

        See "Index to Financial Statements and Schedules" appearing after the signature pages hereof.

    (b) Reports on Form 8-K

        No reports on Form 8-K were filed during the last quarter of 1994.

    (c) Exhibits

EXHIBIT
  NO.                                    DESCRIPTION OF EXHIBIT
- --------  --------------------------------------------------------------------------------------
 2.1      --Agreement and Plan of Merger among Cadbury Schweppes plc, DP/SU Acquisition Inc.
            and Dr Pepper/Seven-Up Companies, Inc., dated as of January 25, 1995 (8)
 3.1      --Amended and Restated Certificate of Incorporation of the Registrant, as amended. (5)
 3.2      --Form of Amended and Restated Bylaws of the Registrant. (5)
 3.3      --Rights Agreement between Dr Pepper/Seven-Up Companies, Inc. and Bank One Texas,
            N.A., as Rights Agent, dated September 1, 1993 (the "Rights Agreement"). (9)

EXHIBIT
  NO.                                    DESCRIPTION OF EXHIBIT
- --------  -------------------------------------------------------------------------------------
 3.4      --First Amendment to the Rights Agreement dated January 25, 1995. (10)
10.6      --Common Stock Registration Rights Agreement, dated as of May 19, 1988, by and among
            Hicks & Haas Holdings, Ltd., DLJ Capital Corporation, Shearson Lehman Hutton Inc.,
            Shearson Lehman Brothers Capital Partners I, Prudential-Bache Interfunding Inc.,
            Prudential-Bache Capital Partners I, L.P., Citicorp Capital Investors Ltd., John
            R. Albers, Ira M. Rosenstein, The John L. Kemmerer, Jr. Trust Dated 6/24/57,
            Cadbury Schweppes Inc., Bankers Trust Company and Dr Pepper/Seven-Up Companies,
            Inc. (1)
10.6.1    --Amendment to Common Stock Registration Rights Agreement, amending the Common Stock
            Registration Rights Agreement, dated as of May 19, 1988. (5)
10.6.2    --Form of Second Amendment to Common Stock Registration Rights Agreement, amending the Common Stock Registration Rights Agreement, dated as of May 19, 1988. (5)
10.13     --Commercial Lease, dated as of August 20, 1987, among The Seven-Up Company, Dr
            Pepper Company and Walnut Glen Towers, Ltd. (1)
10.14     --Dr Pepper Company Profit Sharing Plan, as amended, dated as of January 1, 1987. (1)
10.15     --Restated Pension Plan of Dr Pepper/Seven-Up Corporation. (1)
10.16     --Supplemental Pension Plan of Dr Pepper/Seven-Up Corporation. (1)
10.17     --Supplemental Disability Plan of Dr Pepper/Seven-Up Corporation. (2)
10.18     --Supplemental Death Benefit Plan of Dr Pepper/Seven-Up Corporation. (2)
10.21     --Executive Severance Agreement for John R. Albers dated August 27, 1991. (3)
10.21.1   --Amendment to Executive Severance Agreement for John R. Albers dated February 23,
            1995. (11)
10.22     --Executive Severance Agreement for Ira M. Rosenstein dated August 27, 1991. (3)
10.22.1   --Amendment to Executive Severance Agreement for Ira M. Rosenstein dated February
            23, 1995. (11)
10.23     --Letter Agreement dated as of November 9, 1989 for Charles P. Grier. (3)
10.24     --Executive Severance Agreement dated as of August 27, 1991 for True H. Knowles. (3)
10.25     --Executive Severance Agreement dated as of April 8, 1992 for Francis I. Mullin,
            III. (4)
10.31     --Credit Agreement (including exhibits thereto) among The Seven-Up Company and Dr
            Pepper Company (and their successor by merger Dr Pepper/Seven-Up Corporation), Dr
            Pepper/Seven-Up Companies, Inc. and Bankers Trust Company, Barclays Bank PLC,
            Canadian Imperial Bank of Commerce, Atlanta Agency, NationsBank of North Carolina,
            N.A., The Chase Manhattan Bank, N.A., and The First National Bank of Chicago. (4)
10.31.1   --First amendment, dated as of October 26, 1992, among Dr Pepper/Seven-Up
            Corporation, Dr Pepper/Seven-Up Companies, Inc. and certain banks. (6)
10.31.2   --Second amendment, dated as of November 5, 1992, among Dr Pepper/Seven-Up
            Corporation, Dr Pepper/Seven-Up Companies, Inc. and certain banks. (6)
10.31.3   --Third amendment, dated as of February 17, 1993, among Dr Pepper/SevenUp
            Corporation, Dr Pepper/Seven-Up Companies, Inc. and certain banks. (6)
10.31.4   --Fourth amendment, dated as of March 4, 1993, among Dr Pepper/Seven-Up Corporation,
            Dr Pepper/Seven-Up Companies, Inc. and certain banks. (6)
10.31.5   --Fifth amendment, (including exhibits thereto) dated as of December 28, 1993, among
            Dr Pepper/Seven-Up Corporation, Dr Pepper/Seven-Up Companies, Inc. and certain banks. (6)
10.31.6   --Sixth amendment, dated as of June 28, 1994, among Dr Pepper/Seven-Up Corporation,
            Dr Pepper/Seven-Up Companies, Inc. and certain banks. (7)
10.32     --Dr Pepper/Seven-Up Companies, Inc. Amended and Restated 1988 Stock Option Plan. (4)

EXHIBIT
  NO.                                    DESCRIPTION OF EXHIBIT
- --------  ------------------------------------------------------------------------------------
10.33     --Dr Pepper/Seven-Up Companies, Inc. Amended and Restated 1988 Non-Qualified Stock
            Option Plan. (4)
10.34     --Form of Tax Sharing Agreement, dated as of January 1, 1992, between Dr
            Pepper/Seven-Up Companies, Inc. and Dr Pepper/Seven-Up Corporation. (4)
10.35     --Indenture, dated as of October 28, 1992, between Dr Pepper/Seven-Up Companies,
            Inc. and Bank One, Texas N.A., as trustee. (4)
10.36     --Dr Pepper/Seven-Up Companies, Inc. 1993 Stock Ownership Plan. (5)
10.37     --Dr Pepper/Seven-Up Companies, Inc. Employee Stock Purchase Plan. (5)
10.38     --Dr Pepper/Seven-Up Companies, Inc. Deferred Compensation Plan for Non-Employee
            Directors. (5)
10.39     --Form of Dr Pepper/Seven-Up Companies, Inc. 1994 Performance Award Plan. (11)
10.40     --Dr Pepper/Seven-Up Companies, Inc. Non-Qualified Stock Option Plan for Non-
            Employee Directors. (5)
10.41     --Employment Agreement, effective as of January 1, 1993, between Dr Pepper/Seven-Up
            Companies, Inc. and John R. Albers. (6)
10.42     --Employment Agreement, effective as of January 1, 1993, between Dr Pepper/Seven-Up
            Companies, Inc. and Ira M. Rosenstein. (6)
22        --Subsidiaries of Registrant. (11)
24.1      --Consent of KPMG Peat Marwick LLP, independent certified public accountants. (11)
27        --Financial Data Schedule (11)
99        --Portion of Registrant's Solicitation/Recommendation Statement on Schedule 14D-9
            dated February 1, 1995 and amendments thereto setting forth information with respect to certain shareholder litigation.

- ------------

(1) Incorporated herein by reference to Registration Statement No. 33-23174 of the Company.

(2) Incorporated herein by reference to Registration Statement No. 33-9428 of Dr Pepper Company.

(3) Incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991.

(4) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 33-47397).

(5) Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 33-55262).

(6) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

(7) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

(8) Incorporated by reference to the Registrant's Solicitation/Recommendation Statement on Schedule 14D-9 dated February 1, 1995.

(9) Incorporated by reference to the Registrant's Form 8-A dated September 1, 1993.

(10) Incorporated by reference to amendment No. 1 to the Registrant's Solicitation/Recommendation Statement on Schedule 14D-9 dated February 13, 1995.

(11) Filed herewith.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          DR PEPPER/SEVEN-UP COMPANIES, INC.

Date: March 30, 1995

                                          By          /s/ JOHN R. ALBERS
                                             ...................................

                                                       John R. Albers
                                               President and Chief Executive
                                                           Officer

    Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

             SIGNATURE                               TITLE                        DATE
- ------------------------------------  ------------------------------------   ---------------

         /s/ JOHN R. ALBERS           President and Chief Executive          March 30, 1995
....................................    Officer (Principal Executive
           John R. Albers               Officer of the Registrant)

       /s/ IRA M. ROSENSTEIN          Executive Vice President and Chief     March 30, 1995
....................................    Financial Officer (Principal
         Ira M. Rosenstein              Financial Officer of the
                                        Registrant)

       /s/ MICHAEL R. BUITER          Vice President--Finance and            March 30, 1995
....................................    Treasurer (Principal Accounting
         Michael R. Buiter              Officer of the Registrant)

         /s/ JOHN F. BROCK            Director                               March 30, 1995
....................................
           John F. Brock

         /s/ HENRY A. UDOW            Director                               March 30, 1995
....................................
           Henry A. Udow

        /s/ DAVID A. GERICS           Director                               March 30, 1995
....................................
          David A. Gerics

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                                        PAGE
                                                                                        ----

Dr Pepper/Seven-Up Companies, Inc.:

  Independent Auditors' Report.......................................................    F-2

  Consolidated Balance Sheets--December 31, 1994 and 1993............................    F-3

  Consolidated Statements of Operations--Three years ended December 31, 1994.........    F-4

  Consolidated Statements of Stockholders' Deficit--Three years ended December 31,
    1994.............................................................................    F-5

  Consolidated Statements of Cash Flows--Three years ended December 31, 1994.........    F-6

  Notes to Consolidated Financial Statements.........................................    F-7

  Financial Statement Schedules:

    I--Condensed Financial Information...............................................   F-18

    II--Valuation and Qualifying Accounts............................................   F-22

    All other schedules are omitted as the required information is inapplicable or presented in the consolidated financial statements or related notes.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  DR PEPPER/SEVEN-UP COMPANIES, INC.:

    We have audited the accompanying consolidated balance sheets of Dr Pepper/Seven-Up Companies, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dr Pepper/Seven-Up Companies, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

    As discussed in note 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1992.

                                          KPMG Peat Marwick LLP

February 10, 1995
Dallas, Texas

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                                                            1994        1993
                                                                          --------    --------
    ASSETS (note 3)
Current assets:
  Accounts receivable, less allowance for doubtful accounts of $1,668
    in 1994 and $1,737 in 1993.........................................   $ 80,995      70,255
  Inventories..........................................................     16,648      14,550
  Prepaid advertising..................................................     18,720      16,872
  Deferred income taxes (note 4).......................................     23,532      24,175
  Other current assets.................................................      4,172       1,608
                                                                          --------    --------
      Total current assets.............................................    144,067     127,460
                                                                          --------    --------
Property, plant and equipment, net (note 2)............................     18,607      19,012
Intangible assets (note 10):
  Franchises...........................................................    407,069     459,988
  Goodwill, formulas, trademarks and other.............................    131,248     142,872
                                                                          --------    --------
                                                                           538,317     602,860
  Less accumulated amortization........................................    124,538     111,434
                                                                          --------    --------
      Total intangible assets, net.....................................    413,779     491,426
                                                                          --------    --------
Deferred debt issuance costs, less accumulated amortization of $16,582
  in 1994 and $8,711 in 1993...........................................     22,167      31,313
Other assets...........................................................     10,098      10,812
                                                                          --------    --------
      Total assets.....................................................   $608,718     680,023
                                                                          --------    --------
                                                                          --------    --------
    LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.....................................................   $ 19,999      25,060
  Accrued marketing expenses...........................................     60,730      67,026
  Other accrued expenses...............................................     20,724      17,266
  Current portion of long-term debt (note 3)...........................    100,067      85,274
                                                                          --------    --------
      Total current liabilities........................................    201,520     194,626
                                                                          --------    --------
Long-term debt, less current portion (note 3)..........................    693,159     790,540
Deferred credits and other.............................................     15,178      28,805
Deferred income taxes (note 4).........................................     42,971      86,156
Stockholders' deficit (notes 3 and 5):
  Common stock, $.01 par value, authorized 145,000,000 shares, issued
61,771,287 shares in 1994 and 60,796,377 shares in 1993................        617         608
  Additional paid-in capital...........................................    416,203     406,728
  Accumulated deficit..................................................   (761,153)   (827,672)
  Foreign currency translation adjustment..............................        223         232
  Less treasury shares (6,451 in 1994 and 148,152 in 1993), at cost....      --          --
                                                                          --------    --------
      Total stockholders' deficit......................................   (344,110)   (420,104)
Commitments and contingencies (notes 7 and 10)
                                                                          --------    --------
      Total liabilities and stockholders' deficit......................   $608,718     680,023
                                                                          --------    --------
                                                                          --------    --------

          See accompanying notes to consolidated financial statements.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      THREE YEARS ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  1994       1993        1992
                                                                --------    -------    --------
Net sales (note 8)...........................................   $769,015    707,378     658,718
Cost of sales................................................    127,650    115,981     126,002
                                                                --------    -------    --------
      Gross profit...........................................    641,365    591,397     532,716
                                                                --------    -------    --------
Operating expenses:
  Marketing..................................................    391,806    362,484     329,706
  General and administrative.................................     32,889     30,816      27,312
  Amortization of intangible assets..........................     13,104     15,077      15,112
                                                                --------    -------    --------
      Total operating expenses...............................    437,799    408,377     372,130
                                                                --------    -------    --------
      Operating profit.......................................    203,566    183,020     160,586
                                                                --------    -------    --------
Other income (expense):
  Interest expense...........................................    (80,452)   (85,560)   (150,245)
  Preferred stock dividends of subsidiaries..................     (1,308)    (1,744)    (17,538)
  Recapitalization charge (note 9)...........................      --         --         (6,026)
  Other, net.................................................        484        495       4,627
                                                                --------    -------    --------
      Total other income (expense)...........................    (81,276)   (86,809)   (169,182)
                                                                --------    -------    --------
      Income (loss) before income taxes, extraordinary item
        and cumulative effect of accounting change...........    122,290     96,211      (8,596)
Income tax expense (benefit) (note 4)........................     44,591      2,087        (182)
                                                                --------    -------    --------
      Income (loss) before extraordinary item and cumulative
effect of accounting change..................................     77,699     94,124      (8,414)
                                                                --------    -------    --------
Extraordinary item--extinguishment of debt, less applicable
income taxes (notes 3, 4 and 9)..............................     11,180     16,199      56,934
Cumulative effect of accounting change (note 4)..............      --         --         74,800
                                                                --------    -------    --------
      Net income (loss)......................................     66,519     77,925    (140,148)
Preferred stock dividend requirements........................      --         --         12,941
                                                                --------    -------    --------
      Net income (loss) attributable to outstanding common
stock........................................................   $ 66,519     77,925    (153,089)
                                                                --------    -------    --------
                                                                --------    -------    --------
Income (loss) per common share and share equivalent:
  Income (loss) before extraordinary item and cumulative
    effect of accounting change..............................   $   1.13       1.46        (.60)
  Extraordinary item.........................................       (.17)      (.25)      (1.60)
  Cumulative effect of accounting change.....................      --         --          (2.11)
                                                                --------    -------    --------
      Net income (loss)......................................   $   0.96       1.21       (4.31)
                                                                --------    -------    --------
                                                                --------    -------    --------

          See accompanying notes to consolidated financial statements.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                      THREE YEARS ENDED DECEMBER 31, 1994
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                               FOREIGN
                                                  ADDITIONAL                  CURRENCY                    TOTAL
                            NUMBER OF    COMMON    PAID-IN     ACCUMULATED   TRANSLATION   TREASURY   STOCKHOLDERS'
                              SHARES     STOCK     CAPITAL       DEFICIT     ADJUSTMENT     SHARES       DEFICIT
                            ----------   ------   ----------   -----------   -----------   --------   -------------
Balance, December 31,
1991......................  35,461,339    $385       93,638      (750,916)       193         (390)       (657,090)
Stock sold to employees...     112,740    --            292        --          --             390             682
Senior Preferred Stock
dividends.................      --        --         --           (12,941)     --            --           (12,941)
Reclassification of common
stock warrants............      --        --         11,085        --          --            --            11,085
Redemption of subsidiary's
preferred stock...........      --        --        (11,128)       --          --            --           (11,128)
Other.....................         (25)   --          2,125        --              2         --             2,127
Net loss..................      --        --         --          (140,148)     --            --          (140,148)
                            ----------   ------   ----------   -----------       ---       --------   -------------
Balance, December 31,
1992......................  35,574,054     385       96,012      (904,005)       195         --          (807,413)

Issuance of common stock
(note 9)..................  21,578,313     216      305,122        --          --            --           305,338
Exercise of employee stock
  options, including tax
benefits..................     607,638       6        4,944        --          --            --             4,950
Exercise of outstanding
warrants..................   2,807,895    --         --            --          --            --           --
Other.....................      80,325       1          650        (1,592)        37         --              (904)
Net income................      --        --         --            77,925      --            --            77,925
                            ----------   ------   ----------   -----------       ---       --------   -------------
Balance, December 31,
1993......................  60,648,225     608      406,728      (827,672)       232         --          (420,104)
Exercise of employee stock
  options, including tax
benefits..................     974,717       9       10,745        --          --            --            10,754
Exercise of outstanding
warrants..................     141,719    --         --            --          --            --           --
Redemption of subsidiary's
preferred stock...........      --        --         (1,909)       --          --            --            (1,909)
Other.....................         175    --            639        --             (9)        --               630
Net income................      --        --         --            66,519      --            --            66,519
                            ----------   ------   ----------   -----------       ---       --------   -------------

Balance, December 31,
1994......................  61,764,836    $617      416,203      (761,153)       223         --          (344,110)
                            ----------   ------   ----------   -----------       ---       --------   -------------
                            ----------   ------   ----------   -----------       ---       --------   -------------

          See accompanying notes to consolidated financial statements.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      THREE YEARS ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                             1994          1993          1992
                                                           ---------    ----------    ----------
Cash flows from operating activities:
  Net income (loss).....................................   $  66,519        77,925      (140,148)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization of intangibles, debt
discounts and deferred debt issuance costs..............      53,973        59,634        90,289
    Debt restructuring charge...........................       2,039         8,844        24,664
    Cumulative effect of accounting change..............      --            --            74,800
    Preferred stock dividends of subsidiary.............      --            --            11,119
    Deferred income taxes...............................      23,501        (3,059)         (606)
    Other...............................................       7,207         1,621         1,332
    Changes in assets and liabilities:
      Accounts receivable...............................     (10,740)      (12,988)       (6,565)
      Inventories.......................................      (2,098)       (1,865)         (466)
      Prepaid advertising and other assets..............      (3,246)        1,117        (7,068)
      Accounts payable and accrued expenses.............      (8,137)       (7,720)        7,823
                                                           ---------    ----------    ----------
        Net cash provided by operating activities.......     129,018       123,509        55,174
                                                           ---------    ----------    ----------
Cash flows from investing activities:
  Capital expenditures..................................      (2,546)       (3,754)       (1,861)
  Investment in joint venture...........................        (456)       --            --
  Sales of marketable securities with maturity less than
three months, net.......................................      --            --            31,166
  Purchases of marketable securities....................      --            --          (312,108)
  Sales of marketable securities........................      --            --           366,733
  Other.................................................      --            --            (2,000)
                                                           ---------    ----------    ----------
        Net cash provided by (used in) investing
activities..............................................      (3,002)       (3,754)       81,930
                                                           ---------    ----------    ----------
Cash flows from financing activities:
  Proceeds from long-term debt..........................     275,000       831,000     1,266,001
  Payments on long-term debt............................    (387,662)   (1,156,960)   (1,269,407)
  Proceeds from sale of common stock....................      --           305,338        --
  Repurchase of preferred stock.........................     (13,902)      (98,383)     (120,744)
  Payments of refinancing costs.........................        (763)       (4,381)      (53,149)
  Increase (decrease) in cash overdraft.................      (1,262)        2,442         5,181
  Other.................................................       2,573         1,189           469
                                                           ---------    ----------    ----------
        Net cash used in financing activities...........    (126,016)     (119,755)     (171,649)
                                                           ---------    ----------    ----------
Net decrease in cash and cash equivalents...............      --            --           (34,545)
Cash and cash equivalents at beginning of year..........      --            --            34,545
                                                           ---------    ----------    ----------
Cash and cash equivalents at end of year................   $  --            --            --
                                                           ---------    ----------    ----------
                                                           ---------    ----------    ----------

          See accompanying notes to consolidated financial statements.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

    The consolidated financial statements include the accounts of Dr Pepper/Seven-Up Companies, Inc. and subsidiaries ("Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. A summary of inventories at December 31, 1994 and 1993 follows (in thousands):

                                                             1994       1993
                                                            -------    ------
Finished products........................................   $ 6,449     5,362
Raw materials and supplies...............................    10,199     9,188
                                                            -------    ------
                                                            $16,648    14,550
                                                            -------    ------
                                                            -------    ------

(c) Marketing and Advertising Costs

    Marketing costs include costs of advertising, marketing and promotional programs. Prepaid advertising consists of various marketing, media and advertising prepayments, materials in inventory and production costs of future media advertising; these assets are expensed in the year used. Marketing costs, other than prepayments, are expensed in the year incurred.

(d) Property, Plant and Equipment

    Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives ranging from 3 to 10 years. Maintenance and repairs are charged to operations as incurred and expenditures for major renewals and improvements are capitalized.

(e) Intangible Assets

    Franchises, goodwill, formulas, trademarks and other intangible assets are being amortized over 40 years on a straight-line basis. The Company continually reevaluates the recoverability of the carrying amount of these intangible assets based on projected undiscounted operating cash flows.

(f) Deferred Debt Issuance Costs

    Deferred debt issuance costs are amortized using the effective interest method over the life of the debt issue to which they relate.

(g) Derivatives

    Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the terms of the caps. Amounts receivable under cap agreements are accrued as a reduction of interest expense.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
(h) Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Income (Loss) Per Common Share and Share Equivalent

    Income (loss) per common share and share equivalent is based on the weighted average number of common shares and share equivalents outstanding during the year (67,005,000 in 1994, 64,621,000 in 1993 and 35,533,000 in 1992). Income
(loss) per common share and share equivalent was the same for primary and fully diluted per share amounts. Income per common share and share equivalent for 1994 was determined after deducting $1,909,000 for the premium paid by the Company in 1994 to redeem the remaining outstanding preferred stock of a subsidiary.

(j) Statements of Cash Flows

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    During 1994, 1993 and 1992, the Company paid interest of $37,874,000, $43,926,000 and $85,203,000, respectively, and income taxes of $9,636,000,
$3,538,000 and $1,202,000, respectively.

(2) PROPERTY, PLANT AND EQUIPMENT

    A summary of property, plant and equipment and accumulated depreciation at December 31, 1994 and 1993 follows (in thousands):

                                                            1994       1993
                                                          --------    -------
Land...................................................   $  1,106      1,106
Buildings and improvements.............................      9,224      9,151
Machinery, equipment and furniture.....................     41,280     38,903
                                                          --------    -------
                                                            51,610     49,160
Accumulated depreciation...............................    (33,003)   (30,148)
                                                          --------    -------
                                                          $ 18,607     19,012
                                                          --------    -------
                                                          --------    -------

    Depreciation expense was $2,925,000 in 1994, $2,969,000 in 1993 and $2,950,000 in 1992.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(3) LONG-TERM DEBT

    Long-term debt at December 31, 1994 and 1993 consists of the following (in thousands):

                                                            1994       1993
                                                          --------    -------
Credit Agreement.......................................   $541,000    574,000
Discount Notes.........................................    252,101    301,427
Other notes............................................        125        387
                                                          --------    -------
                                                           793,226    875,814
Less current portion of long-term debt.................    100,067     85,274
                                                          --------    -------
                                                          $693,159    790,540
                                                          --------    -------
                                                          --------    -------

(a) Credit Agreement

    The Company's Credit Agreement provides for $525,000,000 of borrowings available under a Term Loan Facility and $150,000,000 of borrowings available under a Revolving Facility from a group of banks. Outstanding borrowings under the Term Loan Facility and the Revolving Facility bear interest at the lead bank's prime rate (8.25% at December 31, 1994) plus 1/4% per annum or the lead banks' average Eurodollar Rate plus 3/4% per annum. The Term Loan Facility requires semiannual principal payments to maturity on December 31, 1998. The Revolving Facility will mature on the earlier to occur of December 31, 1998 or the date on which there are no amounts outstanding under the Term Loan Facility. The Company must pay an annual commitment fee of 3/8% on the unused portion of the Revolving Facility. Borrowings under the Credit Agreement are principally secured by the Company's assets, including franchise contracts relating to bottling arrangements.

    The Credit Agreement contains certain restrictive covenants which require the Company, among other things, to satisfy certain financial ratios and restricts investments in and loans to affiliates, capital expenditures, additional debt and payment of dividends, as defined.

    In 1994, the Company entered into interest rate cap agreements to reduce the potential impact of increases in interest rates on borrowings under the Credit Agreement. As of December 31, 1994, the Company was a party to interest rate cap agreements with a total notional amount of $250,000,000. The terms of the agreements cover all or a portion of the period February 1, 1995 through February 1, 1996 and provide for a LIBOR-based cap rate of 6%.

(b) Discount Notes

    The 11 1/2% Senior Subordinated Discount Notes (the "Discount Notes") had a face amount of $345,055,000 at December 31, 1994, bear interest at a rate of 11.5% per annum and are redeemable at the option of the Company at redemption prices declining annually from 104.3125% on November 1, 1997 to par on or after November 1, 2000. Interest is payable semiannually on the Discount Notes beginning May 1, 1998. A mandatory sinking fund will retire 25% of the original principal amount in each of the years 2000 and 2001, or 50% of the issue prior to maturity.

    The Discount Notes mature on November 1, 2002 and are subordinate to all outstanding borrowings under the Credit Agreement. The indenture governing the Discount Notes contains

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(3) LONG-TERM DEBT--(CONTINUED)
covenants that impose limitations on the Company's liquidity, including a limitation on the incurrence of additional indebtedness.

    During 1994, the Company retired a portion of the Discount Notes through open market purchases. In connection with these transactions, the Company recognized an extraordinary charge of $11,180 resulting from the write-off of deferred debt issuance costs and the payment of premiums on the redemption of the Discount Notes.

    Aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1994 follows: $100,067,000 in 1995; $110,055,000 in 1996;
$115,003,000 in 1997, $216,000,000 in 1998 and none in 1999.

    The following table presents the carrying amounts and estimated fair values of the Company's interest rate cap agreements, Credit Agreement and Discount Notes as of December 31, 1994 and 1993 (in thousands):

                                                               1993                   1994
                                                        -------------------    -------------------
                                                        CARRYING     FAIR      CARRYING     FAIR
                                                         AMOUNT      VALUE      AMOUNT      VALUE
                                                        --------    -------    --------    -------
Assets--other current assets (interest rate cap
agreements)..........................................   $  2,936      3,737       --         --
Liabilities:
  Credit Agreement...................................    541,000    541,000     574,000    574,000
  Discount Notes.....................................    252,101    272,593     301,427    357,651

    The estimated fair values of the interest rate cap agreements are based on dealer quotes. The carrying amount of the Credit Agreement is assumed to approximate the estimated fair value since the borrowings bear interest at current market rates. The estimated fair value of the Discount Notes is based on the quoted market price for the issue.

(4) INCOME TAXES

    Total income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 was allocated as follows (in thousands):

                                                     1994       1993      1992
                                                    -------    ------    ------
Income (loss) before extraordinary item and
cumulative effect of accounting change...........   $44,591     2,087      (182)
Extraordinary item...............................    (6,020)     (731)     --
Goodwill--initial recognition of acquired tax
benefits.........................................     --         --      (1,148)
Additional paid-in capital--compensation expense
recognized for tax purposes......................    (7,430)   (3,789)     (818)
                                                    -------    ------    ------
                                                    $31,141    (2,433)   (2,148)
                                                    -------    ------    ------
                                                    -------    ------    ------

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(4) INCOME TAXES--(CONTINUED)
    Income tax expense (benefit) attributable to income (loss) before income taxes, extraordinary item and cumulative effect of accounting change for the years ended December 31, 1994, 1993 and 1992 consists of (in thousands):

                                                       1994       1993     1992
                                                      -------    ------    ----
Current:
  Federal..........................................   $16,760     1,147     --
  State............................................     4,330     3,999     424
Deferred...........................................    23,501    (3,059)   (606)
                                                      -------    ------    ----
                                                      $44,591     2,087    (182)
                                                      -------    ------    ----
                                                      -------    ------    ----

    Deferred income tax benefit for the year ended December 31, 1993 includes a charge of $2,046,000 for adjustments to deferred tax assets and liabilities for the increase in the U.S. federal income tax rate.

    Income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 differed from the amount computed by applying the U.S. federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 to income (loss) before income taxes, extraordinary item and cumulative effect of accounting change as a result of the following (in thousands):

                                                    1994       1993       1992
                                                   -------    -------    ------
Computed "expected" tax expense (benefit).......   $42,802     33,674    (2,922)
Increase (reduction) in income taxes resulting
  from:
  Benefit of net operating loss carryforwards...     --       (24,253)     --
  Reduction in valuation allowance..............    (3,850)    (8,623)     --
  State income taxes, net of federal income tax
benefit.........................................     2,815      2,599       280
  Other, net....................................     2,824     (1,310)    2,460
                                                   -------    -------    ------
                                                   $44,591      2,087      (182)
                                                   -------    -------    ------
                                                   -------    -------    ------

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(4) INCOME TAXES--(CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below (in thousands):

                                                            1994       1993
                                                           -------    -------
Deferred tax assets:
  Net operating loss carryforwards......................   $64,176     94,426
  Trademarks............................................    10,874      7,276
  Other.................................................     7,190      7,750
                                                           -------    -------
      Total gross deferred tax assets...................    82,240    109,452
  Less valuation allowance..............................   (34,288)   (70,323)
                                                           -------    -------
      Net deferred tax assets...........................    47,952     39,129
                                                           -------    -------
Deferred tax liabilities:
  Franchises and other intangible assets................    63,892     97,212
  Property and equipment................................     2,517      2,704
  Other.................................................       982      1,194
                                                           -------    -------
      Total gross deferred tax liabilities..............    67,391    101,110
                                                           -------    -------
      Net deferred tax liability........................   $19,439     61,981
                                                           -------    -------
                                                           -------    -------

    The valuation allowance for deferred tax assets as of January 1, 1993 was $93,313,000. The net change in the total valuation allowance for the years ended December 31, 1994 and 1993 was a decrease of $36,035,000 and a decrease of $22,990,000, respectively.

    As of December 31, 1994, the Company and its subsidiaries have approximately $183,000,000 of federal income tax loss carryforwards (see note 10) which expire in years 2001 through 2007. The Company is subject to an annual limitation of approximately $60,000,000 for utilizing its federal income tax loss carryforwards.

    If the Company subsequently were to recognize tax benefits related to the December 31, 1994 valuation allowance for deferred tax assets, such benefits would be allocated to intangible assets (approximately $6,264,000), and income tax benefit, which would be reported in the consolidated statement of operations (approximately $28,024,000).

    The Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (Statement 109) in the fourth quarter of 1992 and applied the provisions of Statement 109 retroactively to January 1, 1992. The cumulative effect of the change in accounting for income taxes of $74,800,000 was determined as of January 1, 1992 and is reported separately in the 1992 consolidated statement of operations.

(5) STOCKHOLDERS' DEFICIT

(a) Shareholder Rights Plan

    In September 1993, the Company's Board of Directors adopted a Shareholder Rights Plan pursuant to which purchase rights were issued to holders of its common stock at the rate of one right for each share of common stock. The rights will trade with the Company's common stock until exercisable.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(5) STOCKHOLDERS' DEFICIT--(CONTINUED)
The rights become exercisable only at the time a person or group acquires, or commences a public tender offer for a defined percentage of the Company's common stock. Once a right becomes exercisable, the holders of the rights (other than the acquiring person or group) may purchase the Company's common stock at 50% of its then market price. The rights expire on September 13, 2003, unless earlier redeemed by the Company at a price of $.01 per right.

(b) Employee Incentive Plans

    The Company sponsors certain employee incentive plans under which stock options and stock awards may be granted to key officers and salaried employees of the Company. Options granted under the plans are exercisable at such times and in such amounts as determined by a committee selected by the Board of Directors of the Company. No options granted under the plans are exercisable more than ten years after the date of grant. At December 31, 1994, 2,217,609 shares were available for grant under the plans. Further information relating to options is as follows (in thousands, except per share amounts):

                                                              1994          1993          1992
                                                           ----------    ----------    ----------
Outstanding at January 1................................     7,648         7,078         6,926
  Granted...............................................      522          1,204          229
  Exercised.............................................     (975)         (608)           --
  Cancelled.............................................     (109)          (26)          (77)
Outstanding at December 31..............................     7,086         7,648         7,078
Exercisable at December 31..............................     5,843         4,641         3,034
Option price per share:
Exercised...............................................   $.05-20.75    $.05-10.17        --
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------
Unexercised at December 31..............................   $.05-25.38    $.05-20.75    $.05-10.17
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(6) PENSION BENEFITS

    The Company has defined benefit pension plans covering substantially all of its employees. The benefits are primarily based on years of service and the employees' compensation during the last years of employment. Pension costs are funded in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for federal income tax purposes. The Company also has a nonqualified unfunded defined benefit plan covering certain executive employees. The following table sets forth the plans' funded status and amounts recognized at December 31, 1994 and 1993 (in thousands):

                                                                             1994       1993
                                                                            -------    -------
Actuarial present value of accumulated benefit obligations, including
  vested benefits of $36,544 in 1994 and $35,048 in 1993.................   $40,180     37,902
                                                                            -------    -------
                                                                            -------    -------
Projected benefit obligation for services rendered to date...............    55,589     52,646
Plan assets at fair value, primarily listed stocks and United States
  government securities..................................................    28,973     26,753
                                                                            -------    -------
Projected benefit obligation in excess of plan assets....................    26,616     25,893
Unrecognized net asset at adoption.......................................       575        616
Unrecognized prior service costs.........................................    (3,306)    (3,202)
Unrecognized net loss....................................................   (13,844)   (14,853)
Adjustment required to recognize minimum liability.......................     1,167      2,695
                                                                            -------    -------
      Accrued pension liability..........................................   $11,208     11,149
                                                                            -------    -------
                                                                            -------    -------

    Net pension cost includes the following components (in thousands):

                                                       1994      1993     1992
                                                      ------    ------    -----
Service cost.......................................   $2,760     2,375    1,897
Interest cost......................................    4,277     3,676    3,082
Actual return on assets............................      535    (1,799)    (812)
Net amortization and deferral......................   (1,552)    1,053      101
                                                      ------    ------    -----
      Net pension cost.............................   $6,020     5,305    4,268
                                                      ------    ------    -----
                                                      ------    ------    -----

    The assumptions used in computing the information above were as follows:

                                                         1994    1993     1992
                                                         ----    ----    -------
Weighted average discount rate........................   8.75%   7.9      8.25
Rate of increase in future compensation levels........   5.5     5.5     5.5-8.0
Expected long-term rate of return on assets...........   8.5 %   8.5       8.5
                                                         ----    ----    -------
                                                         ----    ----    -------

(7) LEASE COMMITMENTS

    The Company has operating leases principally for office space, automobiles and computer equipment. Rent expense on operating leases was $6,489,000 in 1994, $6,490,000 in 1993 and $6,479,000 in 1992. The future minimum rentals under noncancellable operating leases in effect as of December 31, 1994 were $7,023,000 in 1995; $5,995,000 in 1996; $5,067,000 in 1997 and $2,661,000 in
1998.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(8) RELATED PARTY AND MAJOR CUSTOMER TRANSACTIONS

    In October 1993, Cadbury Schweppes plc ("Cadbury") increased its ownership in the Company to approximately 26% of the outstanding common stock. The Company currently performs contract manufacturing for an affiliate of Cadbury. For the years 1994, 1993 and 1992, the Company received $2,104,000, $2,025,000 and
$1,724,000, respectively, for such contract manufacturing services.

    A director of the Company also serves as a director of a company engaged in the business of bottling DR PEPPER brand and 7UP brand beverages. For the years 1994, 1993 and 1992, the Company had sales to the bottling company of $62,200,000, $56,300,000 and $52,500,000.

    Sales to PepsiCo, Inc. owned bottling operations accounted for 13.8%, 13.5% and 12.3% of consolidated net sales in 1994, 1993 and 1992, respectively.

(9) RECAPITALIZATION TRANSACTIONS

    During 1993 and 1992, the Company was involved in certain significant recapitalization transactions that are described in more detail as follows:

(a) 1993 Public Offering

    During 1993, the Company completed an initial public offering of 21,578,313 shares of its common stock resulting in net proceeds to the Company of approximately $305,400,000. The net proceeds were used to redeem $115,500,000 of the accreted balance of the Discount Notes, reduce borrowings of $82,500,000 under the Credit Agreement and redeem all of the Redeemable Senior Preferred Stock. In connection with this transaction, the Company recognized an extraordinary charge of $14,300,000 resulting from the write-off of deferred debt issuance costs and the payment of premiums on the redemption of the Discount Notes.

(b) 1992 Recapitalization

    In 1992, the Company completed a recapitalization transaction which included the issuance of $656,509,000 principal amount (gross proceeds of $375,001,000) of the Discount Notes and borrowings of $816,000,000 under the Credit Agreement. The proceeds from the borrowings and approximately $169,900,000 of cash on hand were used to effect the retirement of certain indebtedness and preferred stock.

    In connection with this transaction, the Company recognized an extraordinary charge of $56,934,000 for payment of call premiums and consents to former bondholders and the write-off of the unamortized balance of deferred debt issuance costs.

(c) Other Transactions

    During the second quarter of 1992, the Company pursued a recapitalization plan which included an initial public offering of the Company's common stock. On July 1, 1992, the Company announced that it had withdrawn its offering and a charge of $6,026,000 was recorded in 1992 to reflect the costs associated with this recapitalization effort.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(10) CONTINGENCIES

(a) Former Headquarters

    The Company is a defendant in an action alleging that the Company breached an oral agreement to lease space in a new office building in connection with the Company's move of its corporate headquarters. The plaintiff also alleges that the Company fraudulently misrepresented the existence of asbestos in the Company's former corporate headquarters building. The plaintiff claims to have suffered over $31.5 million in actual damages with punitive damages in excess of $50 million.

    Management of the Company intends to vigorously contest the plaintiff's allegations and believes that the resolution of these matters will not have a material adverse effect on the Company's financial condition or operating results.

(b) Internal Revenue Service Matter

    The Internal Revenue Service has completed its examination of federal income tax returns of Dr Pepper Company ("Dr Pepper") and The Seven-Up Company ("Seven-Up"), predecessors in interest to DP/7UP, for the periods ended December 31, 1986, December 31, 1987 and May 19, 1988, and of the Company for the period ended December 31, 1988. The Company was notified of proposed IRS adjustments disallowing certain deductions, including substantially all amortization of intangible assets related to the 1986 acquisitions of Dr Pepper and Seven-Up. During the second quarter of 1994, the Company accepted a global tax settlement from the IRS with respect to certain of the proposed adjustments relating to the deductibility of a portion of intangible assets. As a result of the settlement, the Company reduced its recorded deferred tax liabilities by approximately $65.0 million. The corresponding effect of this adjustment to deferred tax liabilities was applied as a reduction of intangible assets for financial reporting purposes. If the remaining proposed IRS adjustments are sustained, in whole or in part, the Company's net operating loss carryforwards for federal income tax purposes would be significantly reduced. The Company is vigorously contesting the remaining proposed adjustments. Management of the Company believes the ultimate resolution of the remaining proposed adjustments will not have a material adverse effect on the Company's financial condition or operating results.

(c) Other Litigation

    The Company and its operating subsidiary, Dr Pepper/Seven-Up Corporation, is a defendant in various other lawsuits arising out of the ordinary conduct of their business. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect upon the Company's consolidated financial condition or operating results.

(11) SUBSEQUENT EVENT

    On January 25, 1995, Cadbury and the Company entered into a merger agreement pursuant to which Cadbury, through a wholly-owned subsidiary, will make a cash tender offer of $33 a share for the remaining outstanding shares and share equivalents of the Company not already owned by Cadbury. The board of directors of the Company has approved the offer as a Permitted Offer (as defined) under the Company's Shareholder Rights Plan (see note 5(a)) so that purchase rights do not become

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994

(11) SUBSEQUENT EVENT--(CONTINUED)
exercisable under the Shareholder Rights Plan. Consummation of the transaction is subject to the satisfaction of certain conditions, including approval by Cadbury shareholders and antitrust approvals.

(12) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         QUARTER
                                                        -----------------------------------------
                                                         FIRST      SECOND      THIRD     FOURTH
                                                        --------    -------    -------    -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1994:
  Net sales..........................................   $185,741    197,389    201,928    183,957
  Gross profit.......................................    153,984    164,513    167,806    155,062
  Operating profit...................................     47,695     55,265     52,839     47,767
  Income before extraordinary item...................     17,696     23,814     21,976     14,213
  Net income.........................................      9,584     23,814     20,747     12,374
  Income per common share:
    Before extraordinary item........................        .26        .36        .30        .21
    Net income.......................................       $.14        .36        .28        .18
                                                        --------    -------    -------    -------
                                                        --------    -------    -------    -------

                                                                         QUARTER
                                                        -----------------------------------------
                                                         FIRST      SECOND      THIRD     FOURTH
                                                        --------    -------    -------    -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1993:
  Net sales..........................................   $170,782    182,523    186,921    167,152
  Gross profit.......................................    144,566    151,055    155,346    140,430
  Operating profit...................................     43,245     51,854     49,485     38,436
  Income before extraordinary item...................     18,012     30,271     24,294     21,547
  Net income.........................................      3,111     30,271     23,215     21,328
  Income per common share:
    Before extraordinary item........................        .31        .46        .37        .32
    Net income.......................................       $.05        .46        .35        .32
                                                        --------    -------    -------    -------
                                                        --------    -------    -------    -------

                                                                      SCHEDULE I

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                                           1994         1993
                                                                         ---------    --------
                                                                            (IN THOUSANDS)
   ASSETS
Other assets, principally deferred debt issuance costs, less
  accumulated amortization of $1,544 in 1994 and $899 in 1993.........   $   5,611       8,294
                                                                         ---------    --------
                                                                         ---------    --------

    LIABILITIES AND STOCKHOLDERS' DEFICIT
Deficit investment in Dr Pepper/Seven-Up Corporation, at equity.......   $  97,843     127,203
Long-term debt........................................................     252,101     301,427
Stockholders' deficit:
  Common stock........................................................         617         608
  Additional paid-in capital..........................................     416,203     406,728
  Accumulated deficit.................................................    (761,153)   (827,672)
                                                                         ---------    --------
                                                                          (344,333)   (420,336)
  Less treasury shares, at cost.......................................      --           --
    Total stockholders' deficit.......................................    (344,333)   (420,336)
                                                                         ---------    --------
    Total liabilities and stockholders' deficit.......................   $   5,611       8,294
                                                                         ---------    --------
                                                                         ---------    --------

           See accompanying notes to condensed financial statements.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                       CONDENSED STATEMENTS OF OPERATIONS
                      THREE YEARS ENDED DECEMBER 31, 1994

                                                                 1994        1993         1992
                                                               --------     -------     --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                             DATA)
Equity in earnings of Dr Pepper/Seven-Up Corporation........   $ 94,246      78,245       33,012
Other income (expense):
  Interest expense..........................................    (30,718)    (35,126)     (71,513)
  Other, net................................................      --           (351)         343
                                                               --------     -------     --------
      Total other income (expense)..........................    (30,718)    (35,477)     (71,170)
                                                               --------     -------     --------
      Income (loss) before income taxes extraordinary item
        and cumulative effect of accounting change..........     63,528      42,768      (38,158)
Income tax benefit..........................................    (14,171)    (51,356)     (29,744)
                                                               --------     -------     --------
  Income (loss) before extraordinary item and cumulative
    effect of accounting change.............................     77,699      94,124       (8,414)
Extraordinary item--extinguishment of debt, less applicable
income taxes................................................     11,180      16,199       56,934
Cumulative effect of accounting change......................      --          --          74,800
      Net income (loss).....................................     66,519      77,925     (140,148)
Preferred stock dividend requirements.......................      --          --          12,941
                                                               --------     -------     --------
      Net income (loss) attributable to outstanding common
stock.......................................................   $ 66,519      77,925     (153,089)
                                                               --------     -------     --------
                                                               --------     -------     --------
Income (loss) per common share:
  Income (loss) before extraordinary item and cumulative
    effect of accounting change.............................   $   1.13        1.46         (.60)
  Extraordinary item........................................       (.17)       (.25)       (1.60)
  Cumulative effect of accounting change....................      --          --           (2.11)
                                                               --------     -------     --------
      Net income (loss).....................................   $   0.96        1.21        (4.31)
                                                               --------     -------     --------
                                                               --------     -------     --------

           See accompanying notes to condensed financial statements.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                       CONDENSED STATEMENTS OF CASH FLOWS
                      THREE YEARS ENDED DECEMBER 31, 1994

                                                                  1994        1993        1992
                                                                --------    --------    --------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)..........................................   $ 66,519      77,925    (140,148)
  Amortization of debt discounts and deferred debt issuance
costs........................................................     30,718      35,126      65,302
  Debt restructuring charge..................................      2,039       3,790       6,104
  Income taxes...............................................    (14,171)    (51,356)    (31,411)
  Equity in undistributed (earnings) losses of Dr Pepper/
    Seven-Up Corporation.....................................    (94,246)    (73,125)     91,102
                                                                --------    --------    --------
      Net cash used in operating activities..................     (9,141)     (7,640)     (9,051)
                                                                --------    --------    --------
Cash flows from investing activities:
  Sales of marketable securities with maturities less than
    three months, net........................................      --          --         31,166
  Purchases of marketable securities.........................      --          --       (312,108)
  Sales of marketable securities.............................      --          --        366,733
  Decrease in long-term note receivable from Dr Pepper/
    Seven-Up Corporation.....................................      --          --          6,501
                                                                --------    --------    --------
      Net cash provided by investing activities..............      --          --         92,292
                                                                --------    --------    --------
Cash flows from financing activities:
  Proceeds from long-term debt...............................      --          --        375,001
  Payments on long-term debt.................................    (79,400)   (115,512)   (543,738)
  Payment of refinancing costs...............................      --          --        (12,725)
  Proceeds from sale of common stock.........................      --        305,366       --
  Advances (to) from Dr Pepper/Seven Up Corporation..........     91,340     (84,622)     97,633
  Repurchase of preferred stock..............................     (1,909)    (98,383)      --
  Other......................................................       (890)        791         588
                                                                --------    --------    --------
      Net cash provided by (used in) financing activities....      9,141       7,640     (83,241)
                                                                --------    --------    --------
Net change in cash and cash equivalents......................      --          --          --
Cash and cash equivalents at beginning of year...............      --          --          --
                                                                --------    --------    --------
Cash and cash equivalents at end of year.....................   $  --          --          --
                                                                --------    --------    --------
                                                                --------    --------    --------

           See accompanying notes to condensed financial statements.

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

(1) GENERAL

    The accompanying condensed financial statements of Dr Pepper/Seven-Up Companies, Inc. (Company) should be read in conjunction with the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

(2) INVESTMENTS

    The Company's investments in Dr Pepper/Seven-Up Corporation (DP/7UP) includes cumulative advances from DP/7UP of $104,821,000 at December 31, 1994.

(3) OBLIGATIONS, GUARANTEES AND COMMITMENTS

    As of December 31, 1994, the Company had long-term debt of $252,101,000 in the form of 11 1/2% Senior Subordinated Discount Notes due 2002. In addition, the Company has guaranteed the obligations under DP/7UP Credit Agreement. See note 3 to the consolidated financial statements regarding these obligations.

    Also see notes 6, 7 and 10 to the consolidated financial statements of the Company.

                                                                     SCHEDULE II

              DR PEPPER/SEVEN-UP COMPANIES, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                            BALANCE AT     CHARGED TO    CHARGED TO                  BALANCE
                                           BEGINNING OF    COSTS AND       OTHER                     AT END
    DESCRIPTION                               PERIOD        EXPENSES      ACCOUNTS     DEDUCTION    OF PERIOD
- ----------------------------------------   ------------    ----------    ----------    ---------    ---------
Year ended December 31, 1994:
  Allowance for doubtful accounts.......     $  1,737           106         --              175         1,668
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
  Accumulated amortization of intangible
assets..................................     $111,434        13,104         --            --          124,538
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
  Accumulated amortization of deferred
debt issuance costs.....................     $  8,711         7,871         --            --           16,582
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
Year ended December 31, 1993:
  Allowance for doubtful accounts.......     $  1,573           274         --              110         1,737
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
  Accumulated amortization of intangible
assets..................................     $ 96,357        15,077         --            --          111,434
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
  Accumulated amortization of deferred
debt issuance costs.....................     $  1,508         7,203         --            --            8,711
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
Year ended December 31, 1992:
  Allowance for doubtful accounts.......     $  1,466           399         --              292         1,573
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
  Accumulated amortization of intangible
assets..................................     $ 81,245        15,112         --            --           96,357
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------
  Accumulated amortization of deferred
debt issuance costs.....................     $ 31,317         8,484         --           38,293(1)      1,508
                                           ------------    ----------    ----------    ---------    ---------
                                           ------------    ----------    ----------    ---------    ---------

- ------------

(1) Represents write-off of the accumulated amortization of deferred debt issuance costs in connection with extinguishments of debt.